Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

CBS CORPORATION

and

VIACOM INC.

Dated as of August 13, 2019

i

ii

iii

This AGREEMENT AND PLAN OF MERGER, dated as of August 13, 2019 (this “Agreement”), is by and between CBS Corporation, a Delaware corporation (“Comet”), and Viacom Inc., a Delaware corporation (“Venus”).

W I T N E S S E T H:

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Venus be merged with and into Comet (the “Merger”), with Comet as the surviving entity in the Merger, in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of Venus has established a special transaction committee thereof consisting only of independent and disinterested directors (the “Venus Transaction Committee”) to, among other things, review, evaluate and negotiate this Agreement and the transactions contemplated hereby;

WHEREAS, the Venus Transaction Committee has unanimously (i) determined that it is in the best interests of Venus and Venus’s stockholders, and declared it advisable, that Venus enter into this Agreement and consummate the transactions contemplated hereby and (ii) adopted resolutions recommending that the Board of Directors of Venus approve and declare the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and that the stockholders of Venus entitled to vote adopt this Agreement (this clause (ii), the “Venus Transaction Committee Recommendation”);

WHEREAS, the Board of Directors of Venus, upon the unanimous recommendation of the Venus Transaction Committee, has unanimously (i) determined that it is in the best interests of Venus and Venus’s stockholders, and declared it advisable, that Venus enter into this Agreement and consummate the transactions contemplated hereby, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) adopted resolutions recommending that the stockholders of Venus entitled to vote adopt this Agreement (this clause (iii), the “Venus Recommendation”) and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of Venus entitled to vote for adoption;

WHEREAS, the Board of Directors of Comet has established a special transaction committee thereof consisting only of independent and disinterested directors (the “Comet Transaction Committee”) to, among other things, review, evaluate and deliberate with respect to, and, if the Comet Transaction Committee deemed appropriate, negotiate the transactions contemplated by this Agreement;

WHEREAS, the Comet Transaction Committee has unanimously (i) determined that it is in the best interests of Comet and Comet’s stockholders, and declared it advisable, that Comet enter into this Agreement and consummate the transactions contemplated hereby and (ii) adopted resolutions recommending that the Board of Directors of Comet approve and declare the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of Comet Common Stock to holders of Venus Common Stock contemplated by this Agreement (the “Share Issuance”), and that the stockholders of Comet entitled to vote adopt this Agreement (this clause (ii), the “Comet Transaction Committee Recommendation”);

WHEREAS, the Board of Directors of Comet, upon the unanimous recommendation of the Comet Transaction Committee, has unanimously (i) determined that it is in the best interests of Comet and Comet’s stockholders, and declared it advisable, that Comet enter into this Agreement and consummate the transactions contemplated hereby, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) adopted resolutions recommending that the stockholders of Comet entitled to vote adopt this Agreement and approve the Share Issuance (this clause (iii), the “Comet Recommendation”) and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of Comet entitled to vote for adoption;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the parties’ willingness to enter into this Agreement, National Amusements, Inc., a Maryland corporation (“Neptune”), and NAI Entertainment Holdings LLC, a Delaware limited liability company (together with Neptune, the “Neptune Parties”), are entering into a support agreement in the form attached hereto as Exhibit A (the “Neptune Support Agreement”) with Comet and Venus, pursuant to which the Neptune Parties have agreed to (i) deliver written consents with respect to at least a majority of the issued and outstanding shares of Comet Class A Common Stock adopting this Agreement and (ii) deliver written consents with respect to at least a majority of the issued and outstanding shares of Venus Class A Common Stock adopting this Agreement, in each case on the terms and conditions set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the parties’ willingness to enter into this Agreement, (i) Comet, Venus, Neptune and certain other Persons are entering into a Governance Agreement (the “Governance Agreement”) and (ii) Comet, Neptune and certain other Persons are entering into an amendment to the Settlement and Release Agreement, dated September 9, 2018, among Comet, Neptune and certain other Persons;

WHEREAS, for U.S. federal income Tax purposes, the parties intend that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder, (ii) Comet and Venus will each be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) this Agreement will constitute a “plan of reorganization” within the meaning of the Code (clauses (i)-(iii) collectively, the “Intended Tax Treatment”); and

WHEREAS, Venus and Comet desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Venus will merge with and into Comet, the separate corporate existence of Venus shall cease and Comet shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. (New York City time) on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions), or at such other time and date as agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties shall file a certificate of merger relating to the Merger as contemplated by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”), in such form as required by, and executed in accordance with, the DGCL. The Merger shall become effective either upon the filing of the Certificate of Merger or at such later effective time as may be stated in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

SECTION 1.04. Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, rights, privileges, powers and franchises of Comet and Venus shall vest in the Surviving Corporation, and all debts, liabilities and duties of Comet and Venus shall become the debts, liabilities and duties of the Surviving Corporation, and the separate legal existence of Venus shall cease, all as provided under the DGCL.

SECTION 1.05. Constituent Documents. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on Exhibit B. The name of the Surviving Corporation immediately after the Effective Time shall be “ViacomCBS Inc.” The parties hereto shall take all actions necessary such that, at the Effective Time, the by-laws of the Surviving Corporation shall be amended and restated to read in their entirety as set forth on Exhibit C (the “A&R Bylaws”).

SECTION 1.06. Certain Governance Matters.

(a) Directors. The parties hereto shall take all actions necessary such that, as of the Effective Time, the Board of Directors of the Surviving Corporation shall be comprised of 13 directors, consisting of:

(i) six directors of Comet determined in accordance with Schedule 1.06(a)(i) of the Comet Disclosure Letter;

(ii) four directors of Venus determined in accordance with Schedule 1.06(a)(ii) of the Venus Disclosure Letter;

(iii) two directors designated by Neptune prior to the Effective Time, one of whom shall be Shari E. Redstone and one of whom shall be Robert N. Klieger; and

(iv) the Chief Executive Officer of the Surviving Corporation as of the Effective Time as determined in accordance with Section 1.06(c).

Each such director shall hold office until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of the Surviving Corporation and applicable Law.

(b) Chair. The parties hereto shall take all actions necessary such that, as of the Effective Time, Shari E. Redstone shall serve as the non-executive Chair of the Surviving Corporation until her respective successor is duly elected or appointed and qualified or until her earlier death, resignation or removal in accordance with the governing documents of the Surviving Corporation and applicable Law.

(c) Officers. The parties hereto shall take all actions necessary such that, as of the Effective Time, each of the executives set forth on Section 1.06(c) of the Comet Disclosure Letter shall serve in the capacities designated thereon, in each case, until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of the Surviving Corporation and applicable Law.

(d) Committees. The standing committees of the Board of Directors of the Surviving Corporation shall consist of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The parties hereto shall take all actions necessary such that, as of the Effective Time, the persons set forth on (i) Schedule 1.06(d)(i) of the Comet Disclosure Letter shall serve as chair of the Audit Committee and Compensation Committee, as applicable, and (ii) Schedule 1.06(d)(ii) of the Venus Disclosure Letter shall serve as chair of the Nominating and Governance Committee, in each case, until his or her respective successor is fully elected or appointed and qualified or until his or her earlier death, resignation, or removal in accordance with the governing documents of the Surviving Corporation and applicable Law.

(e) Fiscal Year. The fiscal year of the Surviving Corporation shall be the 12-month period ending on December 31 of each year.

SECTION 1.07. Capital Stock. (a) At and after the Effective Time, each share of Class A common stock, par value $0.001 per share, of Comet (“Comet Class A Common Stock”) and each share of Class B common stock, par value $0.001 per share, of Comet (“Comet Class B Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Venus, Comet or the holder of any capital stock of Venus or Comet:

(i) Each share of Class A common stock, par value $0.001 per share, of Venus (“Venus Class A Common Stock”) issued and outstanding immediately prior to the Effective Time (including any Venus Class A Common Stock held by any Subsidiary of Venus but excluding any Venus Cancelled Shares) shall be converted automatically into a number of fully paid, validly issued and nonassessable shares of Comet Class A Common Stock equal to the Venus Exchange Ratio, subject to Section 2.05 with respect to fractional shares (the “Class A Merger Consideration”).

(ii) Each share of Class B common stock, par value $0.001 per share, of Venus (“Venus Class B Common Stock”) issued and outstanding immediately prior to the Effective Time (including any Venus Class B Common Stock held by any Subsidiary of Venus but excluding any Venus Cancelled Shares) shall be converted automatically into 0.59625 (the “Venus Exchange Ratio”) fully paid, validly issued and nonassessable shares of Comet Class B Common Stock, subject to Section 2.05 with respect to fractional shares (the “Class B Merger Consideration” and, together with the Class A Merger Consideration, the “Merger Consideration”).

(iii) All shares of Venus Class A Common Stock converted into Comet Class A Common Stock pursuant to Section 1.07(b)(i), upon such conversion, shall cease to be outstanding and shall be automatically cancelled and shall cease to exist, and each (A) valid certificate or certificates which immediately prior to the Effective Time represented any such shares of Venus Class A Common Stock (each, a “Venus Class A Certificate”) or (B) non-certificated share of Venus Class A Common Stock held by book entry (a “Venus Class A Book-Entry Share”) shall, upon the Effective Time, represent the Class A Merger Consideration and the right to receive cash in lieu of fractional shares of Comet Common Stock under Section 2.05 and any dividends or other distributions to which holders become entitled, all in accordance with Section 2.03, in each case without interest.

(iv) All shares of Venus Class B Common Stock converted into Comet Class B Common Stock pursuant to Section 1.07(b)(ii), upon such conversion, shall cease to be outstanding and shall be automatically cancelled and shall cease to exist, and each (A) valid certificate or certificates which immediately prior to the Effective Time represented any such shares of Venus Class B Common Stock (each, a “Venus Class B Certificate”) or (B) non-certificated shares of Venus Class B Common Stock held by book entry (a “Venus Class B Book-Entry Share”) shall, upon the Effective Time, represent the Class B Merger Consideration and the right to receive cash in lieu of fractional shares of Comet Common Stock under Section 2.05 and any dividends or other distributions to which holders become entitled, all in accordance with Section 2.03, in each case without interest.

(v) All shares of Venus Common Stock held by Venus as treasury shares (but, for the avoidance of doubt, excluding any Venus Common Stock held by any Subsidiary of Venus) or by Comet immediately prior to the Effective Time (the “Venus Cancelled Shares”) shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Comet Common Stock or Venus Common Stock in connection with the Merger.

(d) If prior to the Effective Time, Comet or Venus, as the case may be, should split, subdivide, consolidate, combine or otherwise reclassify the Comet Class A Common Stock, the Comet Class B Common Stock, the Venus Class A Common Stock or the Venus Class B Common Stock, or pay a stock dividend or other stock distribution in Comet Class A Common Stock, Comet Class B Common Stock, Venus Class A Common Stock or Venus Class B Common Stock, as applicable, or otherwise change the Comet Class A Common Stock, the Comet Class B Common Stock, the Venus Class A Common Stock or the Venus Class B Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Comet or Venus in respect of the Comet Class A Common Stock, the Comet Class B Common Stock, the Venus Class A Common Stock or the Venus Class B Common Stock, respectively, then any number or amount contained herein which is based upon the price or the number or fraction of shares of Comet Class A Common Stock, Comet Class B Common Stock, Venus Class A Common Stock or Venus Class B Common Stock, as the case may be, will be appropriately adjusted to proportionately reflect such split, combination, dividend or other distribution or change; provided that nothing in this Section 1.07(d) shall be construed to permit Comet or Venus to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 1.08. Treatment of Venus Equity Awards. (a) Venus Stock Options. At the Effective Time, each option to acquire shares of Venus Class B Common Stock (a “Venus Stock Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be converted into an option to acquire shares of Comet Class B Common Stock, on the same terms and conditions as were applicable to such Venus Stock Option immediately prior to the Effective Time (including with respect to vesting), (i) with respect to a number of shares of Comet Class B Common Stock determined by multiplying (A) the number of shares of Venus Class B Common Stock subject to such Venus Stock Option immediately prior to the Effective Time by (B) the Venus Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Comet Class B Common Stock and (ii) with an exercise price per share of Comet Class B Common Stock equal to the number obtained by dividing (A) the exercise price per share of Venus Class B Common Stock subject to such Venus Stock Option immediately prior to the Effective Time by (B) the Venus Exchange Ratio, and rounding the resulting number up to the nearest whole hundredths of a cent. The foregoing adjustments shall be made in a manner consistent with the requirements of Section 409A of the Code and, if applicable, Section 424 of the Code.

(b) Venus RSU Awards.

(i) At the Effective Time, each restricted stock unit award with respect to shares of Venus Class B Common Stock that is not a Venus Performance Share Unit Award or a Venus Notional Unit (a “Venus RSU Award”) and is outstanding immediately prior to the Effective Time, other than any such Venus RSU Award covered by Section 1.08(b)(ii), shall, automatically and without any action on the part of the holder thereof, be converted into a restricted stock unit award on the same terms and conditions as were applicable to such Venus RSU Award immediately prior to the Effective Time (including with respect to vesting and timing of payment), with respect to a number of shares of Comet Class B Common Stock determined by multiplying (A) the number of shares of Venus Class B Common Stock subject to such Venus RSU Award immediately prior to the Effective Time by (B) the Venus Exchange Ratio, and rounding the resulting number to the nearest whole number of shares of Comet Class B Common Stock.

(ii) Immediately prior to the Effective Time, each Venus RSU Award that is outstanding as of immediately prior to the Effective Time and is held by a non-employee director of Venus who does not serve as a non-employee director of the Surviving Corporation immediately following the Effective Time shall vest in full, and the holder thereof shall be entitled to receive the Class B Merger Consideration with respect to each share of Venus Class B Common Stock subject to such Venus RSU Award as soon as reasonably practicable following the Effective Time; provided that, notwithstanding the foregoing, any such amounts in respect of a Venus RSU Award for which a valid deferral election has been made or that is otherwise subject to Section 409A of the Code shall not be paid earlier than the earliest time permitted under Section 409A of the Code.

(iii) At the Effective Time, any dividend equivalents accrued with respect to a Venus RSU Award as of immediately prior to the Effective Time that are denominated in cash but payable in shares of Venus Class B Common Stock shall instead be payable in shares of Comet Class B Common Stock, with the number of shares of Comet Class B Common Stock determined in accordance with the terms of the applicable award agreement and plan (substituting references to Venus Class B Common Stock with Comet Class B Common Stock). For the avoidance of doubt, any dividend equivalents accrued with respect to a Venus RSU Award as of immediately prior to the Effective Time that are denominated in cash and payable in cash shall remain payable in cash following the Effective Time.

(iv) Any cash amount in a stock unit account under the Venus Director DC Plan as of immediately prior to the Effective Time shall convert into a restricted stock unit award with respect to a number of shares of Comet Class B Common Stock determined by dividing (A) the value of such cash amount as of the first day of the first calendar quarter following the Effective Time (or earlier if provided for under the terms of the Venus Director DC Plan) by (B) the value of a share of Comet Class B Common Stock, determined in accordance with the terms of the Venus Director DC Plan (substituting references to Venus Class B Common Stock with Comet Class B Common Stock).

(c) Venus Performance Shares. At the Effective Time, each restricted stock unit award with respect to shares of Venus Class B Common Stock that was granted subject to performance-based vesting conditions (a “Venus Performance Share Unit Award”) and is outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into a restricted stock unit award on the same terms and conditions as were applicable to such Venus Performance Share Unit Award immediately prior to the Effective Time (except that such restricted stock unit award shall no longer be subject to performance-based vesting conditions), with respect to a number of shares of Comet Class B Common Stock determined by multiplying (i) the number of shares of Venus Class B Common Stock subject to such Venus Performance Share Unit Award based on the level of performance achievement as set forth on Section 1.08(c) of the Venus Disclosure Letter by (ii) the Venus Exchange Ratio, and rounding the resulting number to the nearest whole number of shares of Comet Class B Common Stock.

(d) Venus Notional Units. At the Effective Time, each unit with respect to shares of Venus Class B Common Stock subject to a Venus Employee DC Plan (each such unit, a “Venus Notional Unit”) and that is outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into a number of units with respect to shares of Comet Class B Common Stock determined by multiplying (i) the number of shares of Venus Class B Common Stock subject to such Venus Notional Unit immediately prior to the Effective Time by (ii) the Venus Exchange Ratio, with any fractional units treated in accordance with the terms of the applicable plan, with such units subject to the same terms and conditions as were applicable to such Venus Notional Unit immediately prior to the Effective Time (including with respect to timing and form of payment).

(e) Venus Residual Shares. At the Effective Time, any shares of Venus Class B Common Stock that remain available for issuance pursuant to any Venus Stock Plan as of the Effective Time (the “Venus Residual Shares”) shall, in accordance with such Venus Stock Plan, be converted at the Effective Time into the number of shares of Comet Class B Common Stock equal to the product of the number of such Venus Residual Shares and the Venus Exchange Ratio (such shares of Venus Common Stock, the “Venus Assumed Shares”).

(f) Venus Actions. At or prior to the Effective Time, Venus shall take all actions necessary (including adopting such appropriate resolutions of the Board of Directors of Venus or any committee of the Board of Directors of Venus) to effectuate the treatment of Venus Equity Awards and Venus Residual Shares contemplated by this Section 1.08.

SECTION 1.09. Treatment of Comet Equity Awards. (a) Except as provided below, at and after the Effective Time, each option to acquire shares of Comet Class B Common Stock (a “Comet Stock Option”), each unit with respect to shares of Comet Common Stock subject to a Comet DC Plan (each such unit, a “Comet Notional Unit”) and each restricted stock unit award with respect to shares of Comet Class B Common Stock that is not a Comet Performance Share Unit Award or a Comet Notional Unit (a “Comet RSU Award”), in each case, that is issued and outstanding immediately prior to the Effective Time, shall remain a Comet Stock Option, Comet Notional Unit or Comet RSU Award, as applicable, and, except as provided below, shall not be affected by the Merger. Any dividend equivalents accrued with respect to a Comet RSU Award as of immediately prior to the Effective Time shall not be affected by the Merger.

(b) Certain Comet RSU Awards. Immediately prior to the Effective Time, each Comet RSU Award that is outstanding as of immediately prior to the Effective Time and is held by a non-employee director of Comet who does not serve as a non-employee director of the Surviving Corporation immediately following the Effective Time shall vest in full, and the holder thereof shall be entitled to receive the shares of Comet Class B Common Stock subject to such Comet RSU Award as soon as reasonably practicable following the Effective Time; provided that, notwithstanding the foregoing, any such amounts in respect of a Comet RSU Award for which a valid deferral election has been made or that is otherwise subject to Section 409A of the Code shall not be paid earlier than the earliest time permitted under Section 409A of the Code.

(c) Comet Performance Shares. At the Effective Time, the performance goals applicable to each restricted stock unit award with respect to shares of Comet Class B Common Stock that remains subject to performance-based vesting conditions as of immediately prior to the Effective Time (a “Comet Performance Share Unit Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be deemed satisfied at the level of performance set forth on Section 1.09(c) of the Comet Disclosure Letter, and shall otherwise remain subject to the same terms and conditions as were applicable to such Comet Performance Share Unit Award immediately prior to the Effective Time.

(d) Comet and Surviving Corporation Actions. At the Effective Time, the Surviving Corporation shall take all actions as are necessary to assume the Venus Stock Plans, with the result that the Surviving Corporation may issue the Venus Assumed Shares after the Effective Time pursuant to the exercise of options or settlement of other equity awards granted under the Venus Stock Plans. As soon as practicable after the Effective Time, the Surviving Corporation shall file with the SEC a registration statement on Form S-3 or Form S-8, as the case may be (or any successor form), to register a sufficient number of shares of Comet Common Stock for issuance with respect to the awards converted pursuant to Section 1.08, and, thereafter, Comet shall maintain the effectiveness of such registration statement for so long as such converted or new awards remain outstanding. At or prior to the Effective Time, Comet shall take all actions necessary (including adopting such appropriate resolutions of the Board of Directors of Comet or any committee of the Board of Directors of Comet) to effectuate the treatment of Comet Equity Awards contemplated by this Section 1.09.

ARTICLE II

Exchange of Certificates

SECTION 2.01. Exchange Fund. Immediately prior to or substantially concurrently with the Effective Time, Comet shall deposit with a nationally recognized bank or trust company (the “Exchange Agent”) designated by Comet, which bank or trust company shall be reasonably satisfactory to Venus, uncertificated, book-entry shares representing the number of shares of Comet Class A Common Stock and Comet Class B Common Stock sufficient to deliver the aggregate Merger Consideration. Comet agrees to and shall make available to the Exchange Agent, immediately prior to the Effective Time and from time to time thereafter as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.03 and cash in lieu of any fraction of a share of Comet Common Stock to which any holder of shares of Venus Common Stock converted pursuant to Section 1.07 or Venus RSU Awards converted pursuant to Section 1.08(b)(ii) is entitled pursuant to Section 2.05. Any cash and uncertificated, book-entry shares of Comet Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” No interest will be paid or will accrue on any cash payable pursuant to Section 2.03 or Section 2.05.

SECTION 2.02. Exchange Procedures. (a) As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to send to each holder of record of shares of Venus Common Stock whose shares of Venus Common Stock were converted pursuant to Section 1.07 (i) a letter of transmittal (which shall specify that risk of loss and title to any shares evidenced by Certificates or any Book-Entry Shares shall pass, only upon (A) with respect to shares evidenced by Certificates, delivery of the Certificates (or affidavits of loss in lieu thereof) and (B) with respect to Book-Entry Shares, upon proper delivery of any “agent’s message” regarding the book-entry transfer of such Book-Entry Shares (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request), as applicable, to the Exchange Agent and shall be in a form and have such other provisions as Comet and Venus may reasonably specify) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares.

(b) Upon surrender of a Certificate or Book-Entry Shares to the Exchange Agent together with a Letter of Transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the Surviving Corporation shall cause the Exchange Agent to, as promptly as practicable, (i) credit to the surrendering holder of such Certificate or Book-Entry Shares in the stock ledger and other appropriate books and records of the Surviving Corporation the number of shares of Comet Common Stock into which the shares represented by such Certificate or such Book-Entry Shares have been converted pursuant to this Agreement, and (ii) pay and deliver by wire transfer or check the amount of any dividends or other distributions to which such Certificate or Book-Entry Shares become entitled in accordance with Section 2.03.

(c) In the event of a transfer of ownership of Venus Common Stock which is not registered in the transfer records of Venus, the Surviving Corporation may cause the Exchange Agent to credit any shares of Comet Common Stock to be credited upon, and pay any cash to be paid upon, due surrender of a Certificate or Book-Entry Shares to such a transferee only if such Certificate or Book-Entry Shares are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the satisfaction of the Exchange Agent that any applicable stock transfer or similar Taxes have been paid or are not applicable.

(d) Until surrendered as contemplated by this Section 2.02, each Certificate and Book-Entry Share shall at any time after the Effective Time represent, upon such surrender, the applicable Merger Consideration into which the shares represented by such Certificate or Book-Entry Share have been converted pursuant to this Agreement and the right to receive cash in lieu of fractional shares of Comet Common Stock under Section 2.05 and any dividends or other distributions to which the holder of such Certificate or Book-Entry Share becomes entitled in accordance with Section 2.03.

SECTION 2.03. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Comet Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares until such holder shall surrender such Certificate or Book-Entry Shares in accordance with Section 2.02. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate or Book-Entry Shares, such holder thereof shall be paid (a) promptly after such surrender, any such dividends or distributions, without interest, with a record date after the Effective Time theretofore payable with respect to the Comet Common Stock into which the shares represented by such Certificate or such Book-Entry Shares have been converted pursuant to this Agreement and (b) at the appropriate payment date, the amount of any dividends or distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to the Comet Common Stock into which the shares represented by such Certificate or such Book-Entry Shares have been converted pursuant to this Agreement. Such holder shall be entitled to vote after the Effective Time at any meeting of Comet stockholders with a record date at or after the Effective Time the number of whole shares of Comet Common Stock into which the shares represented by such Certificate or such Book-Entry Shares have been converted pursuant to this Agreement, regardless of whether such holder has exchanged their Certificate or Book-Entry Shares.

SECTION 2.04. No Further Ownership Rights. The shares of Comet Common Stock issued and cash paid upon conversion of shares of Venus Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.03) shall be deemed to have been delivered or paid in full satisfaction of all rights pertaining to the shares of Venus Common Stock, as applicable. From and after the Effective Time, (a) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of Venus, other than the right to receive the applicable Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, cash in lieu of fractional shares of Comet Common Stock under Section 2.05 and any dividends or other distributions to which the holders of such Certificates or Book-Entry Shares become entitled in accordance with Section 2.03, in each case without interest, and (b) the stock transfer books of Venus shall be closed with respect to all shares of Venus Common Stock outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of Venus of shares of Venus Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Venus Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, such Certificates, or Book-Entry Shares (as applicable) shall be cancelled and their holders shall be credited shares of Comet Common Stock as provided in this Article II.

SECTION 2.05. No Fractional Shares of Comet Common Stock. No fractional shares of Comet Common Stock shall be issued upon the conversion of shares of Venus Common Stock pursuant to Section 1.07, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Comet. Notwithstanding any other provision of this Agreement, each holder of Venus Common Stock converted pursuant to Section 1.07 that would otherwise have been entitled to receive a fraction of a share of Comet Common Stock (after taking into account all shares of Venus Common Stock evidenced by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the volume weighted averages of the trading prices of Comet Class A Common Stock on the NYSE (as reported by Bloomberg or, if not reported thereby, in another authoritative source mutually selected by Comet and Venus) on the five (5) consecutive Trading Days ending on (and including) the Trading Day that is two (2) Trading Days prior to the date of the Effective Time, rounded down to the nearest penny.

SECTION 2.06. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of shares of Venus Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Certificates or Book-Entry Shares that have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof for the applicable Merger Consideration with respect to the shares of Venus Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.07, any cash in lieu of fractional shares of Comet Common Stock under Section 2.05 and any dividends or distributions with respect to shares of Comet Common Stock to which such holders are entitled pursuant to Section 2.03.

SECTION 2.07. No Liability. None of Comet, Venus, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares as of the second (2nd) anniversary of the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity) shall, to the extent permissible by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

SECTION 2.08. Investment of the Exchange Fund. Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Comet. Any interest and other income resulting from such investments shall promptly be paid to Comet. Any loss of any of the funds included in the Exchange Fund shall be for the account of Comet and shall not alter Comet’s obligation to cause to be paid any amounts owed to holders of Venus Common Stock pursuant to Article I and this Article II.

SECTION 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by the Surviving Corporation, the Exchange Agent (or, after dissolution of the Exchange Fund, the Surviving Corporation) will take the actions required by this Article II with respect to such lost, stolen or destroyed Certificate with respect to the shares of Venus Common Stock formerly represented thereby, and any unpaid dividends and distributions on shares of Comet Common Stock deliverable in respect thereof, pursuant to this Agreement.

SECTION 2.10. Withholding Rights. Each of Comet, Venus, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law. To the extent that amounts are so deducted or withheld and, if required, paid over to the relevant Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

SECTION 2.11. Further Assurances. From and after the Effective Time, the officers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Comet or Venus, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Comet or Venus, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

Representations and Warranties of Venus

Except as expressly disclosed in the Venus SEC Documents filed with or furnished to the SEC and publicly available after January 1, 2017 and prior to the date of this Agreement (other than (a) any information that is contained solely in the “Risk Factors” section of such Venus SEC Documents that are not statements of historical fact and (b) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Venus SEC Documents), or in the Venus Disclosure Letter, Venus hereby represents and warrants to Comet as follows:

SECTION 3.01. Organization; Standing. (a) Venus is a corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing with the Secretary of State and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to Venus’s due incorporation and valid existence) as would not have a Venus Material Adverse Effect. Venus is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Venus Material Adverse Effect. True and complete copies of the Venus Organizational Documents are included in the Venus SEC Documents.

(b) Each of Venus’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite power and authority necessary to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not have a Venus Material Adverse Effect.

SECTION 3.02. Capitalization. (a) The authorized capital stock of Venus consists of 375,000,000 shares of Venus Class A Common Stock, 5,000,000,000 shares of Venus Class B Common Stock and 25,000,000 shares of preferred stock, par value $0.001 per share (the “Venus Preferred Stock”). At the close of business on August 7, 2019 (the “Venus Capitalization Date”), (i) 49,430,524 shares of Venus Class A Common Stock were issued and outstanding, (ii) 33,116 shares of Venus Class A Common Stock were issued and held in Venus treasury, (iii) 353,964,838 shares of Venus Class B Common Stock were issued and outstanding, (iv) 392,502,630 shares of Venus Class B Common Stock were issued and held in Venus treasury, (v) no shares of Venus Preferred Stock were issued or outstanding and (vi) (A) 22,256,223 shares of Venus Class B Common Stock were reserved and available for issuance under Venus’s 2016 Long-Term Management Incentive Plan, 2006 Long-Term Management Incentive Plan and 2011 RSU Plan for Outside Directors, in each case including any amendments and restatements (collectively, the “Venus Stock Plans”), (B) 15,826,282 shares of Venus Class B Common Stock were issuable upon the exercise of outstanding Venus Stock Options, (C) 3,159,170 shares of Venus Class B Common Stock were subject to outstanding Venus RSU Awards and (D) 906,277 and 1,664,138 shares of Venus Class B Common Stock were subject to outstanding Venus Performance Share Unit Awards, assuming achievement of the applicable performance goals at the target and the maximum levels (except, in each case, reflecting actual performance for the performance period that has already completed), respectively.

(b) Except as set forth in this Section 3.02, as of the Venus Capitalization Date, no shares of capital stock of Venus are issued and outstanding and Venus does not have outstanding, and there are not, any securities convertible into or exchangeable for any shares of capital stock of Venus, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any warrants, calls, commitments or known claims of any other character relating to the issuance of, any capital stock of Venus, or any stock or securities convertible into or exchangeable for any capital stock of Venus; and Venus is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock of Venus. Venus does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Venus on any matter. Except as set forth in this Section 3.02, as of the Venus Capitalization Date, there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units or other compensatory rights or awards (in each case, issued by Venus or any of its Subsidiaries), that are convertible into or exercisable for a share of Venus Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Venus Common Stock. All Venus Equity Awards are evidenced by award agreements in substantially the forms previously made available to Comet or disclosed in the Venus SEC Documents.

(c) Each outstanding share of capital stock of, or other equity or voting interests in, each Subsidiary of Venus that is material to Venus on a consolidated basis, which is held, directly or indirectly, by Venus (except for directors’ qualifying shares or the like), are owned directly or indirectly, beneficially and of record, by Venus free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each such Subsidiary of Venus, which is held, directly or indirectly, by Venus, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any such Subsidiary of Venus, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal, registration rights, call rights, put rights, buy-sell rights or similar rights with respect to any securities of any such Subsidiary.

(d) Section 3.02(d) of the Venus Disclosure Letter sets forth, as of the date of this Agreement, any Person (other than a Subsidiary of Venus) in which Venus or any of its Subsidiaries holds capital stock or other equity interests (x) representing at least 20% of the outstanding equity of such Person and (y) the book value of which, as of the Balance Sheet Date, exceeds $50,000,000 (each such Person, a “Venus Material Joint Venture”).

(e) From the Venus Capitalization Date to the date of this Agreement, Venus has not issued any shares of capital stock of Venus except pursuant to the settlement or exercise, as applicable, of Venus Equity Awards outstanding as of the Venus Capitalization Date in accordance with their terms.

SECTION 3.03. Authority; Noncontravention; Voting Requirements. (a) Venus has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the receipt of the Venus Stockholder Approval, to consummate the Merger. The execution, delivery and performance by Venus of this Agreement, and the consummation by it of the Merger, have been duly authorized by its Board of Directors and, except for obtaining the Venus Stockholder Approval and filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other corporate action on the part of Venus is necessary to authorize the execution, delivery and performance by Venus of this Agreement and the consummation by it of the Merger. This Agreement has been duly executed and delivered by Venus and, assuming due authorization, execution and delivery hereof by the other party hereto, constitutes a legal, valid and binding obligation of Venus, enforceable against Venus in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Venus Transaction Committee, at a meeting duly called and held, unanimously (i) determined that it is in the best interest of Venus and Venus’s stockholders, and declared it advisable, that Venus enter into this Agreement and consummate the transactions contemplated hereby and (ii) adopted resolutions making the Venus Transaction Committee Recommendation, which resolutions have not, except after the date hereof as permitted by Section 7.04, been subsequently withdrawn or modified in a manner adverse to Comet.

(c) The Board of Directors of Venus, at a meeting duly called and held, upon the unanimous recommendation of the Venus Transaction Committee, unanimously (i) determined that it is in the best interests of Venus and Venus’s stockholders, and declared it advisable, that Venus enter into this Agreement and consummate the transactions contemplated hereby, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) adopted resolutions making the Venus Recommendation, which resolutions have not, except after the date hereof as permitted by Section 7.04, been subsequently withdrawn or modified in a manner adverse to Comet, and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of Venus entitled to vote for adoption.

(d) The only approval of holders of any class or series of capital stock of Venus necessary to adopt this Agreement and approve the Merger is the affirmative vote (in person, by proxy or by written consent) of the holders of a majority of the outstanding shares of Venus Class A Common Stock (the “Venus Stockholder Approval”).

(e) Neither the execution and delivery of this Agreement by Venus, nor the consummation by Venus of the Merger, nor performance or compliance by Venus with any of the terms or provisions hereof, will (i) subject to the receipt of the Venus Stockholder Approval, conflict with or violate any provision (A) of the Venus Organizational Documents or (B) of the similar organizational documents of any of Venus’s Subsidiaries or (ii) assuming the authorizations, consents and approvals referred to in Section 3.04 and the Venus Stockholder Approval are obtained prior to the Effective Time and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Order applicable to Venus or any of its Subsidiaries, (y) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit pursuant to, any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which Venus or any of its Subsidiaries is a party or accelerate Venus’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract or (z) result in the creation of any Lien (other than a Permitted Lien) on any properties or assets of Venus or any of its Subsidiaries, except, in the case of clause (i)(B) and clause (ii), as would not have a Venus Material Adverse Effect.

SECTION 3.04. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (b) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the SEC of the Consent Solicitation Statement, (c) compliance with the rules and regulations of the Nasdaq Global Select Market, (d) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which Venus or any of its Subsidiaries are qualified to do business, (e) compliance with any applicable state securities or blue sky laws, (f) filings required under, and compliance with other applicable requirements of, foreign competition laws and (g) compliance with the applicable requirements of the Communications Act of 1934, as amended (the “Communications Act”), and any foreign or transnational Laws regarding the provision of broadcasting or audio-visual media services, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Venus, the performance by Venus of its obligations hereunder and the consummation by Venus of the Merger, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not have a Venus Material Adverse Effect.

SECTION 3.05. Venus SEC Documents; Undisclosed Liabilities. (a) Venus has filed or furnished, as applicable, on a timely basis with or to the SEC all material reports, schedules, forms, statements and other documents required to be filed or furnished by Venus with or to the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2017 (collectively, the “Venus SEC Documents”). As of their respective effective dates (in the case of Venus SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing or furnished dates or, if amended prior to the date hereof, the date of the filing or furnishing of such amendment, with respect to the portions that are amended (in the case of all other Venus SEC Documents), the Venus SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Venus SEC Documents, and none of the Venus SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Venus SEC Documents and, to the Knowledge of Venus, none of the Venus SEC Documents is the subject of any pending SEC comment or investigation.

(b) Venus is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market.

(c) The consolidated financial statements of Venus (including all related notes and schedules) included or incorporated by reference in the Venus SEC Documents, as of their respective dates of filing with the SEC (or, if such Venus SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of Venus and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not reasonably expected to be material and to any other adjustments described therein, including the notes thereto).

(d) Neither Venus nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of Venus as of June 30, 2019 (the “Balance Sheet Date”) included in the Venus SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Merger and which do not arise out of a breach by Venus or any of its Subsidiaries of any representations or warranties made under this Agreement or (iv) as would not have a Venus Material Adverse Effect.

(e) Venus has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and that are sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Venus’s properties or assets. Since January 1, 2017, neither Venus, the Board of Directors of Venus nor its audit committee nor, to Venus’s Knowledge, Venus’s independent registered public accounting firm, has identified or been made aware of (x) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Venus’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect Venus’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated, or (y) fraud, whether or not material, that involves management or other employees of Venus who have a significant role in the internal controls over financial reporting of Venus. The disclosure controls and procedures utilized by Venus are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Venus in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Venus, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Venus to make the certifications required under the Exchange Act with respect to such reports.

(f) Each document required to be filed by Venus with the SEC or required to be distributed to Venus’s stockholders in connection with the Merger, including the Consent Solicitation Statement (and including any amendments or supplements thereto), at the time first sent or given to the stockholders of Venus, in the case of the Consent Solicitation Statement, and at the time filed with the SEC and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, in the case of any such other document, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Venus makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Comet or any of its Affiliates for inclusion or incorporation by reference in the Consent Solicitation Statement or any other documents to be filed with the SEC.

SECTION 3.06. Absence of Certain Changes. (a) Since the Balance Sheet Date through the date of this Agreement (i) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of Venus and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business and (ii) there has not been any action taken by Venus or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Comet’s consent, would constitute a breach of Section 5.01.

(b) Since the Balance Sheet Date, there has not been any Venus Material Adverse Effect.

SECTION 3.07. Legal Proceedings. Except as would not have a Venus Material Adverse Effect, there is no (a) pending or, to the Knowledge of Venus, threatened legal or administrative proceeding, suit, claim, investigation, arbitration or action (a “Proceeding”) against Venus or any of its Subsidiaries (other than any Venus Transaction Litigation), or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Entity (an “Order”) imposed upon Venus or any of its Subsidiaries, in each case, by or before any Governmental Entity.

SECTION 3.08. Compliance with Laws; Permits. (a) Venus and each of its Subsidiaries are, and have been since January 1, 2017, in compliance with all Laws and Orders applicable to Venus or any of its Subsidiaries, except as would not have a Venus Material Adverse Effect. The licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities held by Venus or any of its Subsidiaries (each, a “Venus Permit”) constitute all licenses, franchises, permits, certificates, approvals and authorizations that are necessary for Venus and its Subsidiaries to lawfully conduct their respective businesses and all such Venus Permits are valid and in full force and effect, except where the failure to hold the same or to be in full force and effect would not have a Venus Material Adverse Effect. Except as would not have a Venus Material Adverse Effect, Venus, each of its Subsidiaries and, to the Knowledge of Venus, each of its and their directors, officers and employees acting in such capacity and each of its and their other agents and representatives acting on its or their behalf is and has been, since January 1, 2017, in compliance with (A) the U.S. Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder (“FCPA”) to the extent applicable to Venus, its Subsidiaries and such directors, officers, employees, agents and representatives, and (B) the provisions of applicable anti-bribery, anti-corruption, anti-money laundering and sanctions Laws of each jurisdiction in which Venus and its Subsidiaries operate or have operated. Since January 1, 2017, to the Knowledge of Venus, Venus, its Subsidiaries and its or any of their respective officers, directors, employees, agents and representatives, have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person, or to secure any other improper benefit or advantage, in each case in violation of the FCPA or any Laws described in clause (B) of the preceding sentence. Venus and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption, anti-money laundering and sanctions Laws in each jurisdiction in which Venus and its Subsidiaries operate. None of Venus or any of its Subsidiaries or, to the Knowledge of Venus, any of their respective directors, officers, employees, agents or representatives acting on their behalf, has been or is designated on the list of Specifically Designated Nationals and Blocked Persons maintained by the United States Department of Treasury Office of Foreign Assets Control (“OFAC”). Neither Venus nor any of its Subsidiaries are subject to any actual pending civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or have made any voluntary disclosures to any Governmental Entity, in each case involving Venus or any of its Subsidiaries relating to the FCPA or any other anti-bribery, anti-corruption, anti-money laundering or sanctions Laws.

(b) Each of Venus and its Subsidiaries is in compliance with (A) each Venus Permit that is issued or granted by the Federal Communications Commission (“FCC”) that is material to the business of Venus and its Subsidiaries as it is conducted as of the date of this Agreement, (B) each other Venus Permit that is issued or granted by any other Governmental Entity and that is material to the business of Venus and its Subsidiaries as it is conducted as of the date of this Agreement, in the case of (A) or (B) authorizing Venus or any of its Subsidiaries to provide broadcasting and/or audio-visual media services, and/or own, operate or install broadcasting and/or audio-visual media networks and facilities, including satellites, or to use radio frequencies (collectively, the “Venus Communications Licenses”), and (C) the rules and regulations of the Governmental Entities issuing such Venus Communications Licenses, except for failures to comply that would not have a Venus Material Adverse Effect. There is not pending or, to the Knowledge of Venus, threatened before the FCC or any other Governmental Entity, any material Proceeding (i) against Venus or any of its Subsidiaries, (ii) relating to any of the Venus Communications Licenses, including any such Proceeding reasonably likely to result in the revocation, suspension, cancellation, rescission or modification of any material Venus Communications License or other impairment in any material respect of the operation of the business of Venus and its Subsidiaries as it is conducted as of the date of this Agreement, except (x) Proceedings to amend the Communications Act, or applicable rules and regulations promulgated thereunder, not directed at Venus or its Subsidiaries or (y) Proceedings of general applicability to the broadcasting and/or audio-visual media services industries or (iii) that would have a Venus Material Adverse Effect. Except for restrictions or conditions that appear on the face of the Venus Communications Licenses, and except for restrictions or conditions that pertain to the Venus Communications Licenses issued by the FCC under generally applicable rules of the FCC, to the Knowledge of Venus, no Venus Communications License held by Venus or any Subsidiary of Venus is subject to any restriction or condition which would limit the operation of the business of Venus and its Subsidiaries as it is conducted as of the date of this Agreement, except for restrictions or conditions that would not have a Venus Material Adverse Effect.

SECTION 3.09. Tax Matters. (a) Except as has not had and would not have a Venus Material Adverse Effect:

(i) Venus and each of its Subsidiaries has filed with the appropriate taxing authority when due (taking into account any applicable extension of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all respects;

(ii) Venus and each of its Subsidiaries has paid all Taxes required to be paid by it, except for Taxes that are not yet due;

(iii) Venus and each of its Subsidiaries has complied with all applicable Laws relating to the deduction, withholding, collection and remittance of Taxes (including information reporting requirements);

(iv) there is no Proceeding or audit now pending or that has been proposed in writing with respect to Venus or any of its Subsidiaries in respect of any Tax or any Tax Return;

(v) neither Venus nor any of its Subsidiaries has filed with any Governmental Entity any agreement extending or waiving the application of any statute of limitations applicable to any claim for, or the period for assessment and collection of, any Taxes;

(vi) neither Venus nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(vii) there are no Liens for Taxes on any of the assets of Venus or any of its Subsidiaries, other than Permitted Liens;

(viii) neither Venus nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than (i) any such group the common parent of which is Venus or any of its Subsidiaries or (ii) for Tax years ending before January 1, 2006, the Former Comet Group) or (B) is liable for the Taxes of any Person (other than (i) any of Venus and its Subsidiaries or (ii) for Tax years ending before January 1, 2006, any member of the Former Comet Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise (in each case other than pursuant to any contract entered into in the ordinary course of business, the primary purpose of which is not the allocation or payment of Taxes);

(ix) within the last two years, neither Venus nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Section 355(a) of the Code; and

(x) no Governmental Entity has notified Venus or any of its Subsidiaries in writing that it is or may be subject to taxation by a jurisdiction in which it does not presently file Tax Returns.

(b) After reasonable diligence and in consultation with Cravath, Swaine & Moore LLP (“Cravath”), neither Venus nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that could reasonably be expected to impede or prevent the Merger from qualifying for the Intended Tax Treatment.

SECTION 3.10. Employee Plans. (a) Section 3.10(a) of the Venus Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of each material Venus Benefit Plan. Notwithstanding anything to the contrary in this Agreement, disclosures made in the Venus SEC Documents prior to the date of this Agreement shall not constitute exceptions to the representations in this Section 3.10.

(b) Venus has made available to Comet with respect to each material Venus Benefit Plan a true and complete copy (to the extent applicable) of (i) all plan documents, if any, including related trust agreements, funding arrangements and insurance contracts, and all amendments thereto, or written summaries of the material terms thereof, (ii) the most recent summary plan description for each material Venus Benefit Plan for which such summary plan description is required by applicable Law and (iii) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto, audited financial statements and actuarial valuation reports, if any.

(c) None of Venus or any of its ERISA Affiliates maintains or contributes to, or is obligated to maintain or contribute to (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. With respect to any Multiemployer Plan, (A) neither Venus nor any of its ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or (B) to the Knowledge of Venus, as of the date hereof, no fact exists that would reasonably be expected to give rise to a partial withdrawal by Venus or any of its Subsidiaries from any Multiemployer Plan, in each case, except as would not have a Venus Material Adverse Effect.

(d) With respect to each Venus Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan has received a favorable determination letter as to its qualification and that its related trust is exempt from Tax under Section 501(a) of the Code, and, to the Knowledge of Venus, nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(e) There are no pending or, to the Knowledge of Venus, threatened actions, claims or lawsuits against or relating to any Venus Benefit Plan or trusts related thereto with respect to the operation of such plan (other than routine benefits claims), except where such claims would not have a Venus Material Adverse Effect.

(f) Each Venus Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, all contributions required to have been made under any Venus Benefit Plan to any funds or trusts established thereunder or in connection therewith have been made or have been accrued and reported on Venus’s financial statements and there are no actions, liens, lawsuits, claims or complaints (other than routine claims for benefits) pending or, to the Knowledge of Venus, threatened against any Venus Benefit Plan, in each case, except as would not have a Venus Material Adverse Effect.

(g) None of the Venus Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law or at the expense of the participant or the participant’s beneficiary. Any plan disclosed on Section 3.10(g) of the Venus Disclosure Letter may be amended in any manner or terminated without liability to Venus or any of its Subsidiaries.

(h) Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) (i) result in any payment becoming due to any current or former director, employee or consultant of Venus or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, or materially increase the amount payable or result in any other material obligation pursuant to, any of the Venus Benefit Plans or (iii) limit or restrict the right of Venus or, after the consummation of the transactions contemplated hereby, the Surviving Corporation to merge, amend or terminate any Venus Benefit Plan.

(i) No material Venus Benefit Plan provides for the gross-up or reimbursement of Taxes, including under Section 409A or 4999 of the Code or other similar Laws.

(j) Except as would not have a Venus Material Adverse Effect, all Venus Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) that are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (iii) that are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) Except as would not have a Venus Material Adverse Effect, no condition exists that is reasonably likely to subject Venus or any of its Subsidiaries to any liability under Title IV of ERISA or to a civil penalty under Section 502(i) or 502(l) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, 4980B, 4980D or 4980H of the Code.

SECTION 3.11. Labor Matters. Except as would not have a Venus Material Adverse Effect, (a) neither Venus nor any of its Subsidiaries is the subject of any Proceeding asserting that Venus or any of its Subsidiaries has committed any unfair labor practice or is seeking to compel Venus to bargain with any labor union or labor organization, (b) there is no pending or, to the Knowledge of Venus, threatened in writing, nor has there been since January 1, 2017 any, labor strike, walkout, work stoppage, slow-down or lockout affecting any employees of Venus or any of its Subsidiaries and (c) each of Venus and its Subsidiaries is, and has been since January 1, 2017, in compliance in all respects with all applicable Collective Bargaining Agreements and all federal, state, local and foreign Laws regarding labor, employment and employment practices. Section 3.11 of the Venus Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of each material Collective Bargaining Agreement to which Venus or any of its Subsidiaries is a party.

SECTION 3.12. Environmental Matters. Except as would not have a Venus Material Adverse Effect, (a) Venus and each of its Subsidiaries is, and has been since January 1, 2017, in compliance with all applicable Environmental Laws, and Venus has not received any written notice, demand, claim or request for information since January 1, 2017 or that otherwise remains unresolved alleging that Venus or any of its Subsidiaries is in violation of or has any liability under any Environmental Law, (b) Venus and its Subsidiaries possess and are in compliance with all Venus Permits required under Environmental Laws for the operation of their respective businesses (“Venus Environmental Permits”), (c) there is no Proceeding under or pursuant to any Environmental Law or Venus Environmental Permit that is pending or, to the Knowledge of Venus, threatened in writing against Venus or any of its Subsidiaries, (d) neither Venus nor any of its Subsidiaries have become subject to any Order or other legally-binding arrangement imposed by any Governmental Entity under which there are uncompleted, outstanding or unresolved obligations on the part of Venus or its Subsidiaries arising under Environmental Laws, (e) there has been no disposal, discharge, spill, handling or release of any Hazardous Material on or at any real property currently or formerly owned, leased or operated, or any third-party real property used for disposal or recycling, by Venus or any of its Subsidiaries (including with respect to any related soils, groundwater, surface water, buildings or other structures), nor has there been any exposure to any Hazardous Materials (including any products and building materials containing Hazardous Materials), in each case, that would reasonably be expected to result in a Proceeding or Order pursuant to Environmental Law against Venus or any of its Subsidiaries, and (f) neither Venus nor any of its Subsidiaries has provided an indemnity for, or otherwise retained or assumed by contract or by operation of Law, any liabilities, nor are there any other circumstances or conditions involving Venus or any of its Subsidiaries, in each case, that would reasonably be expected to form the basis of any Proceeding or Order against, or restriction on the use or transfer of any property of, Venus or any of its Subsidiaries pursuant to any Environmental Law.

SECTION 3.13. Intellectual Property. (a) All material Intellectual Property of Venus and its Subsidiaries is subsisting, and except as would not have a Venus Material Adverse Effect in the jurisdiction(s) where such material Intellectual Property is issued or registered, is, to the Knowledge of Venus, valid and enforceable.

(b) Except as would not have a Venus Material Adverse Effect, Venus and its Subsidiaries own, or have a valid and enforceable license or otherwise sufficient rights to use, all Intellectual Property used in or necessary for Venus’s business, free and clear of all Liens, other than Permitted Liens. Except as would not have a Venus Material Adverse Effect, (i) there are no pending, and since January 1, 2017, to the Knowledge of Venus, threatened in writing, Proceedings against Venus or any of its Subsidiaries raising the invalidity or unenforceability of any material Intellectual Property owned or purported to be owned by Venus or any of its Subsidiaries and (ii) since January 1, 2017, no Intellectual Property owned or purported to be owned by Venus or any of its Subsidiaries has expired except in the ordinary course.

(c) To the Knowledge of Venus, Venus and its Subsidiaries have not, and none of the current activities, products or services of Venus or any of its Subsidiaries has, since January 1, 2017, infringed, misappropriated or otherwise violated the Intellectual Property rights of, or defamed, any third party (except as would not have a Venus Material Adverse Effect). Except as would not have a Venus Material Adverse Effect, there are no pending or, since January 1, 2017, threatened in writing, Proceedings by Venus or its Subsidiaries against any third party nor has Venus or its Subsidiaries sent any written notice to any third party regarding any actual or potential infringement, misappropriation or other unauthorized use of any Intellectual Property owned or exclusively licensed by Venus or any of its Subsidiaries.

(d) Except as would not have a Venus Material Adverse Effect, as of the date of this Agreement, (i) to the Knowledge of Venus, no third party is infringing, misappropriating or otherwise violating any Intellectual Property owned or licensed by Venus or any of its Subsidiaries and (ii) there are no pending or, to the Knowledge of Venus, threatened in writing, Proceedings against Venus or any of its Subsidiaries alleging that the operation of the business of Venus or any of its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person, alleging that Venus or any of its Subsidiaries has defamed any Person or terminating or purporting to terminate copyright assignments pursuant to 17 U.S.C. §203 or §304 or their foreign equivalents relating to any current activities, products or services of Venus or any of its Subsidiaries.

(e) Except as would not have a Venus Material Adverse Effect, Venus and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect (i) their respective interests in material Intellectual Property and (ii) the confidentiality of the Trade Secrets owned or used by Venus and its Subsidiaries.

(f) Except as would not have a Venus Material Adverse Effect, each employee and consultant of Venus or any of its Subsidiaries who contributes to the production or development of any material Intellectual Property owned or purported to be owned by Venus or any of its Subsidiaries, agrees that his or her contribution is a work-made-for-hire pursuant to a valid written agreement and/or has otherwise assigned such Intellectual Property rights to Venus or any of its Subsidiaries by operation of law.

(g) Except as would not have a Venus Material Adverse Effect: (i) the Information Technology used by Venus and its Subsidiaries, whether owned or controlled by Venus and its Subsidiaries, operates and performs in all respects as required to permit Venus and its Subsidiaries to conduct their business as currently conducted, (ii) to the Knowledge of Venus, since January 1, 2017, no Person has gained unauthorized access to the Information Technology of Venus or any of its Subsidiaries and (iii) since January 1, 2017, there have been no failures, crashes, security breaches or other adverse events affecting the Information Technology which have caused disruption to Venus or its Subsidiaries’ business. Except as would not have a Venus Material Adverse Effect, (i) Venus and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology and procedures in each applicable jurisdiction in which Venus and its Subsidiaries do business and (ii) Venus and its Subsidiaries have taken commercially reasonable actions to protect the integrity and security of the Information Technology and the information stored therein from unauthorized use, access or modification by third parties.

(h) Except as would not have a Venus Material Adverse Effect, (i) Venus and its Subsidiaries take reasonable measures to comply with applicable Laws and Orders regarding privacy, Personal Data protection and collection, retention, use and disclosure of personal information, (ii) Venus and its Subsidiaries are compliant with their respective published privacy policies and (iii) to the Knowledge of Venus, as of the date hereof, there have not been any incidents of, or third party claims related to, any loss, theft, unauthorized access to, unauthorized use of, or unauthorized acquisition, modification, disclosure, corruption, or other misuse of any Personal Data in Venus’s or any of its Subsidiaries’ possession. Since January 1, 2017, (i) neither Venus nor any of its Subsidiaries has been legally required to provide any notices to Governmental Entities, data owners or individuals in connection with a material loss or material disclosure of, or material unauthorized access to, Personal Data and (ii) neither Venus nor any of its Subsidiaries has provided any such notice, or paid or offered any related compensation, whether or not legally required. Except as would not have a Venus Material Adverse Effect, since January 1, 2017, neither Venus nor any of its Subsidiaries has received, as of the date of this Agreement, any written notice of any claims, investigations (including investigations by any Governmental Entity), or alleged violations of any Laws and Orders with respect to Personal Data possessed by Venus or any of its Subsidiaries.

SECTION 3.14. No Rights Agreement; Anti-Takeover Provisions. (a) Neither Venus nor any of its Subsidiaries is a party to, subject to or otherwise bound by a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) No “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to Venus by reason of this Agreement, the Merger or the transactions contemplated hereby (including the Neptune Support Agreement).

SECTION 3.15. Property. Except as would not have a Venus Material Adverse Effect, (a) Venus or one of its Subsidiaries has good and marketable title to the real property owned by Venus or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens), (b) each lease, sublease, sub-sublease, license and other agreement under which Venus or any of its Subsidiaries leases, subleases, licenses, uses or occupies, or has the right to use or occupy, now or in the future, any real property is a valid and legally binding obligation of Venus or one of its Subsidiaries that is a party thereto, and, to the Knowledge of Venus, the other party thereto, and is in full force and effect in accordance with its terms except insofar as such enforceability may be limited by the Bankruptcy and Equity Exception, and (c) neither Venus nor any of its Subsidiaries has received a notice of any pending or threatened condemnation of any such owned or leased real property by any Governmental Entity.

SECTION 3.16. Contracts. (a) Section 3.16 of the Venus Disclosure Letter sets forth a list as of the date of this Agreement of each Venus Material Contract. For purposes of this Agreement, “Venus Material Contract” means any Contract to which either Venus or any of its Subsidiaries is a party or is otherwise bound, other than any Venus Benefit Plan, which:

(i) provides that any of them will not compete with any other Person in a manner that is material to Venus and its Subsidiaries, taken as a whole;

(ii) purports to limit in any respect that is material to Venus and its Subsidiaries, taken as a whole, either the type of business in which Venus or its Subsidiaries may engage or the manner or locations in which any of them may so engage;

(iii) requires Venus or any of its Subsidiaries to deal exclusively with any Person or group of related Persons, which Contract is material to Venus and its Subsidiaries, taken as a whole;

(iv) that is a Carriage Agreement with Venus and its Subsidiaries’ top nine MVPDs based on the number of total subscribers (including any such Contract with an MVPD that has expired or otherwise terminated but Venus (or applicable Subsidiary) and the applicable MVPD continue to perform under and treat such expired or terminated Contract as in effect);

(v) that provides for the distribution of programming services or content (or portion thereof) of Venus or any of its Subsidiaries with the material Streaming Services listed on Section 3.16(a)(v) of the Venus Disclosure Letter;

(vi) relates to the operation, management or control of any Venus Material Joint Venture;

(vii) is a Contract for the lease of real property providing for annual payments of $10,000,000 or more;

(viii) is required to be filed by Venus as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ix) contains a put, call or similar right pursuant to which Venus or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets (excluding Intellectual Property) at a purchase price which would reasonably be expected to exceed, or the fair market value of the equity interests or assets (excluding Intellectual Property) of which would be reasonably likely to exceed, $25,000,000;

(x) is a Contract pursuant to which Venus or any of its Subsidiaries has potential material indemnification obligations to any Person, or material outstanding liabilities or obligations (excluding confidentiality obligations and indemnification obligations in respect of representations and warranties), whether or not contingent, in connection with any acquisitions or dispositions (in each case, whether completed by merger, sale or purchase of stock, sale or purchase of assets or otherwise) completed since January 1, 2017;

(xi) relates to indebtedness for borrowed money owed to a Person other than Venus or any of its Subsidiaries in excess of $100,000,000 or any guarantee thereof; or

(xii) is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through (xi) and that has or would reasonably be expected to, either pursuant to its own terms or the terms of any related Contracts, involve net payments or receipts in excess of $250,000,000 in any year.

(b) A true and complete copy (or, as applicable, a true and complete summary of the material terms) of each Venus Material Contract, as amended as of the date of this Agreement, has been made available to Comet prior to the date of this Agreement (other than omissions of immaterial information or economically sensitive terms). Each of the Venus Material Contracts, and each Contract entered into after the date hereof that would have been a Venus Material Contract if entered into prior to the date hereof (each a “Venus Additional Contract”) is (or if entered into after the date hereof, will be) valid and binding on Venus or its Subsidiaries, as the case may be and, to the Knowledge of Venus, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not have a Venus Material Adverse Effect. Neither Venus nor any of its Subsidiaries nor, to the Knowledge of Venus, any other party is in breach of or in default under any Venus Material Contract or Venus Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by Venus or any of its Subsidiaries, in each case, except for such breaches and defaults as would not have a Venus Material Adverse Effect. As of the date of this Agreement, neither Venus nor any of its Subsidiaries has received written notice alleging a breach of or default under any Venus Material Contract.

SECTION 3.17. Insurance. Except as would not reasonably be expected to have a Venus Material Adverse Effect, (i) Venus and its Subsidiaries are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date, and (ii) as of the date of this Agreement, none of Venus or any of its Subsidiaries has received any written notice of default or cancellation of any such policy. All material all-risk property and casualty, general liability, business interruption and product liability insurance policies (“Insurance Policies”) maintained by or on behalf of Venus or any of its Subsidiaries provide adequate coverage for all normal risks incident to the business of Venus and its Subsidiaries and their respective properties and assets, except for any such failures to maintain Insurance Policies as would not have a Venus Material Adverse Effect. Except as would not reasonably be expected to have a Venus Material Adverse Effect, there are no pending Proceedings under the Insurance Policies with respect to Venus or any of its Subsidiaries as to which the insurers have denied or disputed (in writing) coverage or cancelled any Insurance Policy maintained by or on behalf of Venus or any of its Subsidiaries, or, to the Knowledge of Venus, have threatened to deny or dispute coverage or cancel any Insurance Policy maintained by or on behalf of Venus or any of its Subsidiaries (other than the reservation of rights letters issued in the ordinary course of business).

SECTION 3.18. Related Party Transactions. Neither Venus nor any of its Subsidiaries is a party or is otherwise bound to a Contract, arrangement or other transaction with any Neptune Related Party.

SECTION 3.19. Opinion of Financial Advisors. The Venus Transaction Committee has received the opinion of each of Morgan Stanley & Co. LLC and LionTree Advisors LLC, in each case to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of the shares of the Venus Class A Common Stock and the Venus Class B Common Stock, taken in the aggregate, pursuant to this Agreement is fair from a financial point of view to such holders (other than Comet, Neptune and their respective Affiliates). As of the date of this Agreement, such opinions have not been withdrawn, revoked or modified.

SECTION 3.20. Brokers and Other Advisors. Except for Morgan Stanley & Co. LLC and LionTree Advisors LLC, the fees and expenses of which are set forth on Section 3.20 of the Venus Disclosure Letter and will be paid by Venus, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Venus or any of its Subsidiaries.

SECTION 3.21. No Other Representations or Warranties. Except for the representations and warranties made by Venus in this Article III or in any certificates delivered by Venus in connection with the transactions contemplated by this Agreement, neither Venus nor any other Person makes any other express or implied representation or warranty with respect to Venus or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Venus and its Subsidiaries, notwithstanding the delivery or disclosure to Comet or any of its Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and Comet acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, neither Venus nor any other Person makes or has made any express or implied representation or warranty to Comet or any of its respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Venus, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by Venus in this Article III or in any certificates delivered by Venus in connection with the transactions contemplated by this Agreement, any oral, written, video, electronic or other information presented to Comet or any of its Representatives in the course of their due diligence investigation of Venus, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Comet

Except as expressly disclosed in the Comet SEC Documents filed with or furnished to the SEC and publicly available after January 1, 2017 and prior to the date of this Agreement (other than (a) any information that is contained solely in the “Risk Factors” section of such Comet SEC Documents that are not statements of historical fact and (b) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Comet SEC Documents), or in the Comet Disclosure Letter, Comet hereby represents and warrants to Venus as follows:

SECTION 4.01. Organization; Standing. (a) Comet is a corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing with the Secretary of State and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to Comet’s due incorporation and valid existence) as would not have a Comet Material Adverse Effect. Comet is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Comet Material Adverse Effect. True and complete copies of the Comet Organizational Documents are included in the Comet SEC Documents.

(b) Each of Comet’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite power and authority necessary to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not have a Comet Material Adverse Effect.

SECTION 4.02. Capitalization. (a) The authorized capital stock of Comet consists of 375,000,000 shares of Comet Class A Common Stock, 5,000,000,000 shares of Comet Class B Common Stock and 25,000,000 shares of preferred stock, par value $0.001 per share (the “Comet Preferred Stock”). At the close of business on August 8, 2019 (the “Comet Capitalization Date”), (i) 22,803,151 shares of Comet Class A Common Stock were issued and outstanding, (ii) 351,863,655 shares of Comet Class B Common Stock were issued and outstanding, (iii) no shares of Comet Preferred Stock were issued or outstanding and (iv) (A) 38,731,578 shares of Comet Class B Common Stock were reserved and available for issuance under Comet’s 2009 Long-Term Incentive Plan, 2015 Equity Plan for Outside Directors, 2005 RSU Plan for Outside Directors and 2000 Stock Option Plan for Outside Directors, in each case including any amendments and restatements (collectively, the “Comet Stock Plans”), (B) 10,179,671 shares of Comet Class B Common Stock were issuable upon the exercise of outstanding Comet Stock Options, (C) 4,977,285 shares of Comet Class B Common Stock were subject to outstanding Comet RSU Awards and (D) 1,188,210 and 1,315,989 shares of Comet Class B Common Stock were subject to outstanding Comet Performance Share Unit Awards (assuming achievement of the applicable performance goals at the target and the maximum levels, respectively).

(b) Except as set forth in this Section 4.02, as of the Comet Capitalization Date, no shares of capital stock of Comet are issued and outstanding and Comet does not have outstanding, and there are not, any securities convertible into or exchangeable for any shares of capital stock of Comet, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any warrants, calls, commitments or known claims of any other character relating to the issuance of, any capital stock of Comet, or any stock or securities convertible into or exchangeable for any capital stock of Comet; and Comet is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock of Comet. Comet does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Comet on any matter. Except as set forth in this Section 4.02, as of the Comet Capitalization Date, there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units or other compensatory rights or awards (in each case, issued by Comet or any of its Subsidiaries), that are convertible into or exercisable for a share of Comet Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Comet Common Stock. All Comet Equity Awards are evidenced by award agreements in substantially the forms previously made available to Venus or disclosed in the Comet SEC Documents.

(c) Each share of capital stock of, or other equity or voting interests in, each Subsidiary of Comet that is material to Comet on a consolidated basis, which is held, directly or indirectly, by Comet (except for directors’ qualifying shares or the like), are owned directly or indirectly, beneficially and of record, by Comet free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each such Subsidiary of Comet, which is held, directly or indirectly, by Comet, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any such Subsidiary of Comet, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal, registration rights, call rights, put rights, buy-sell rights or similar rights with respect to any securities of any such Subsidiary.

(d) Section 4.02(d) of the Comet Disclosure Letter sets forth, as of the date of this Agreement, any Person (other than a Subsidiary of Comet) in which Comet or any of its Subsidiaries holds capital stock or other equity interests (x) representing at least 20% of the outstanding equity of such Person and (y) the book value of which, as of the Balance Sheet Date, exceeds $50,000,000 (each such Person, a “Comet Material Joint Venture”).

(e) From the Comet Capitalization Date to the date of this Agreement, Comet has not issued any shares of capital stock of Comet except pursuant to the settlement or exercise, as applicable, of Comet Equity Awards outstanding as of the Comet Capitalization Date in accordance with their terms.

SECTION 4.03. Authority; Noncontravention; Voting Requirements. (a) Comet has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the receipt of the Comet Stockholder Approval, to consummate the Merger. The execution, delivery and performance by Comet of this Agreement, and the consummation by it of the Merger, have been duly authorized by its Board of Directors and, except for obtaining the Comet Stockholder Approval and filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other corporate action on the part of Comet is necessary to authorize the execution, delivery and performance by Comet of this Agreement and the consummation by it of the Merger. This Agreement has been duly executed and delivered by Comet and, assuming due authorization, execution and delivery hereof by Venus, constitutes a legal, valid and binding obligation of Comet, enforceable against Comet in accordance with its terms, except for the Bankruptcy and Equity Exception.

(b) The Comet Transaction Committee, at a meeting duly called and held, unanimously (i) determined that it is in the best interest of Comet and Comet’s stockholders, and declared it advisable, that Comet enter into this Agreement and consummate the transactions contemplated hereby and (ii) adopted resolutions making the Comet Transaction Committee Recommendation, which resolutions have not, except after the date hereof as permitted by Section 7.05, been subsequently withdrawn or modified in a manner adverse to Venus.

(c) The Board of Directors of Comet, at a meeting duly called and held, upon the unanimous recommendation of the Comet Transaction Committee, unanimously (i) determined that it is in the best interests of Comet and Comet’s stockholders, and declared it advisable, that Comet enter into this Agreement and consummate the transactions contemplated hereby, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) adopted resolutions making the Comet Recommendation, which resolutions have not, except after the date hereof as permitted by Section 7.05, been subsequently withdrawn or modified in a manner adverse to Venus, and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of Comet entitled to vote for adoption.

(d) The only approval of holders of any class or series of capital stock of Comet necessary to adopt this Agreement, approve the Merger and effect the Share Issuance is the affirmative vote (in person, by proxy or by written consent) of the holders of a majority of the outstanding shares of Comet Class A Common Stock (the “Comet Stockholder Approval”).

(e) Neither the execution and delivery of this Agreement by Comet, nor the consummation by Comet of the Merger, nor performance or compliance by Comet with any of the terms or provisions hereof, will (i) subject to the receipt of the Comet Stockholder Approval, conflict with or violate any provision (A) of the Comet Organizational Documents or (B) of the similar organizational documents of any of Comet’s Subsidiaries or (ii) assuming the authorizations, consents and approvals referred to in Section 4.04 and the Comet Stockholder Approval are obtained prior to the Effective Time and the filings referred to in Section 4.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Order applicable to Comet or any of its Subsidiaries, (y) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit pursuant to, any of the terms or provisions of any Contract to which Comet or any of its Subsidiaries is a party or accelerate Comet’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract or (z) result in the creation of any Lien (other than a Permitted Lien) on any properties or assets of Comet or any of its Subsidiaries, except, in the case of clause (i)(B) and clause (ii), as would not have a Comet Material Adverse Effect.

SECTION 4.04. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Act, (b) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Consent Solicitation Statement, (c) compliance with the rules and regulations of the NYSE, (d) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which Comet or any of its Subsidiaries are qualified to do business, (e) compliance with any applicable state securities or blue sky laws, (f) filings required under, and compliance with other applicable requirements of, foreign competition laws and (g) compliance with the applicable requirements of the Communications Act, and any foreign or transnational Laws regarding the provision of broadcasting or audio-visual media services, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Comet, the performance by Comet of its obligations hereunder and the consummation by Comet of the Merger, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not have a Comet Material Adverse Effect.

SECTION 4.05. Comet SEC Documents; Undisclosed Liabilities. (a) Comet has filed or furnished, as applicable, on a timely basis with or to the SEC all material reports, schedules, forms, statements and other documents required to be filed or furnished by Comet with or to the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2017 (collectively, the “Comet SEC Documents”). As of their respective effective dates (in the case of Comet SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing or furnished dates or, if amended prior to the date hereof, the date of the filing or furnishing of such amendment, with respect to the portions that are amended (in the case of all other Comet SEC Documents), the Comet SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Comet SEC Documents, and none of the Comet SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Comet SEC Documents and, to the Knowledge of Comet, none of the Comet SEC Documents is the subject of any pending SEC comment or investigation.

(b) Comet is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(c) The consolidated financial statements of Comet (including all related notes and schedules) included or incorporated by reference in the Comet SEC Documents, as of their respective dates of filing with the SEC (or, if such Comet SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of Comet and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not reasonably expected to be material and to any other adjustments described therein, including the notes thereto).

(d) Neither Comet nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of Comet as of the Balance Sheet Date included in the Comet SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Merger and which do not arise out of a breach by Comet or any of its Subsidiaries of any representations or warranties made under this Agreement or (iv) as would not have a Comet Material Adverse Effect.

(e) Comet has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and that are sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Comet’s properties or assets. Since January 1, 2017, neither Comet, the Board of Directors of Comet nor its audit committee nor, to Comet’s Knowledge, Comet’s independent registered public accounting firm, has identified or been made aware of (x) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Comet’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect Comet’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated, or (y) fraud, whether or not material, that involves management or other employees of Comet who have a significant role in the internal controls over financial reporting of Comet. The disclosure controls and procedures utilized by Comet are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Comet in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Comet, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Comet to make the certifications required under the Exchange Act with respect to such reports.

(f) Each document required to be filed by Comet with the SEC or required to be distributed to Comet’s stockholders in connection with the Merger, including the Consent Solicitation Statement (and including any amendments or supplements thereto), at the time first sent or given to the stockholders of Comet, in the case of the Consent Solicitation Statement, and at the time filed with the SEC and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, in the case of any such other document, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Comet makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Venus or any of its Affiliates for inclusion or incorporation by reference in the Consent Solicitation Statement or any other documents to be filed with the SEC.

SECTION 4.06. Absence of Certain Changes. (a) Since the Balance Sheet Date through the date of this Agreement (i) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of Comet and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business and (ii) there has not been any action taken by Comet or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Venus’s consent, would constitute a breach of Section 6.01.

(b) Since the Balance Sheet Date, there has not been any Comet Material Adverse Effect.

SECTION 4.07. Legal Proceedings. Except as would not have a Comet Material Adverse Effect, there is no (a) pending or, to the Knowledge of Comet, threatened Proceeding against Comet or any of its Subsidiaries (other than any Comet Transaction Litigation), or (b) outstanding Order imposed upon Comet or any of its Subsidiaries or any of their respective assets or properties, in each case, by or before any Governmental Entity.

SECTION 4.08. Compliance with Laws; Permits. (a) Comet and each of its Subsidiaries are, and have been since January 1, 2017, in compliance with all Laws and Orders applicable to Comet or any of its Subsidiaries, except as would not have a Comet Material Adverse Effect. The licenses, franchises, permits, certificates, approvals and authorizations from

Governmental Entities held by Comet or any of its Subsidiaries (each, a “Comet Permit”) constitute all licenses, franchises, permits, certificates, approvals and authorizations that are necessary for Comet and its Subsidiaries to lawfully conduct their respective businesses and all such Comet Permits are valid and in full force and effect, except where the failure to hold the same or to be in full force and effect would not have a Comet Material Adverse Effect. Except as would not have a Comet Material Adverse Effect, Comet, each of its Subsidiaries and, to the Knowledge of Comet, each of its and their directors, officers and employees acting in such capacity and each of its and their other agents and representatives acting on its or their behalf is and has been, since January 1, 2017, in compliance with (A) the FCPA to the extent applicable to Comet, its Subsidiaries and such directors, officers, employees, agents and representatives, and (B) the provisions of applicable anti-bribery, anti-corruption, anti-money laundering and sanctions Laws of each jurisdiction in which Comet and its Subsidiaries operate or have operated. Since January 1, 2017, to the Knowledge of Comet, Comet, its Subsidiaries and its or any of their respective officers, directors, employees, agents and representatives, have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person, or to secure any other improper benefit or advantage, in each case in violation of the FCPA or any Laws described in clause (B) of the preceding sentence. Comet and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption, anti-money laundering and sanctions Laws in each jurisdiction in which Comet and its Subsidiaries operate. None of Comet or any of its Subsidiaries or, to the Knowledge of Comet, any of their respective directors, officers, employees, agents or representatives acting on their behalf, has been or is designated on the list of Specifically Designated Nationals and Blocked Persons maintained by OFAC. Neither Comet nor any of its Subsidiaries are subject to any actual pending civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or have made any voluntary disclosures to any Governmental Entity, in each case involving Comet or any of its Subsidiaries relating to the FCPA or any other anti-bribery, anti-corruption, anti-money laundering or sanctions Laws.

(b) Each of Comet and its Subsidiaries is in compliance with the terms of (A) each Comet Permit that is issued or granted by the FCC that is material to the business of Comet and its Subsidiaries as it is conducted as of the date of this Agreement, and (B) each other Comet Permit that is issued or granted by any other Governmental Entity and that is material to the business of Comet and its Subsidiaries as it is conducted as of the date of this Agreement, in the case of (A) or (B) authorizing Comet or any of its Subsidiaries to provide broadcasting and/or audio-visual media services, and/or own, operate or install broadcasting and/or audio-visual media networks and facilities, including satellites, or to use radio frequencies (collectively, the “Comet Communications Licenses”), and (C) the rules and regulations of the Governmental Entities issuing such Comet Communications Licenses, except for failures to comply that would not have a Comet Material Adverse Effect. There is not pending or, to the Knowledge of Comet, threatened before the FCC or any other Governmental Entity, any material Proceeding (i) against Comet or any of its Subsidiaries, (ii) relating to any of the Comet Communications Licenses, including any such Proceeding reasonably likely to result in the revocation, suspension, cancellation, rescission or modification of any material Comet Communications License or other impairment in any material respect of the operation of the business of Comet and its Subsidiaries as it is conducted as of the date of this Agreement, except (x) Proceedings to amend the Communications Act, or applicable rules and regulations promulgated thereunder, not directed at Comet or its Subsidiaries or (y) Proceedings of general applicability to the broadcasting and/or audio-visual media services industries or (iii) that would have a Comet Material Adverse Effect. Except for restrictions or conditions that appear on the face of the Comet Communications Licenses, and except for restrictions or conditions that pertain to the Comet Communications Licenses issued by the FCC under generally applicable rules of the FCC, to the Knowledge of Comet, no Comet Communications License held by Comet or any Subsidiary of Comet is subject to any restriction or condition which would limit the operation of the business of Comet and its Subsidiaries as it is conducted as of the date of this Agreement, except for restrictions or conditions that would not have a Comet Material Adverse Effect.

SECTION 4.09. Tax Matters. (a) Except as has not had and would not have a Comet Material Adverse Effect:

(i) Comet and each of its Subsidiaries has filed with the appropriate taxing authority when due (taking into account any applicable extension of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all respects;

(ii) Comet and each of its Subsidiaries has paid all Taxes required to be paid by it, except for Taxes that are not yet due;

(iii) Comet and each of its Subsidiaries has complied with all applicable Laws relating to the deduction, withholding, collection and remittance of Taxes (including information reporting requirements);

(iv) there is no Proceeding or audit now pending or that has been proposed in writing with respect to Comet or any of its Subsidiaries in respect of any Tax or any Tax Return;

(v) neither Comet nor any of its Subsidiaries has filed with any Governmental Entity any agreement extending or waiving the application of any statute of limitations applicable to any claim for, or the period for assessment and collection of, any Taxes;

(vi) neither Comet nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(vii) there are no Liens for Taxes on any of the assets of Comet or any of its Subsidiaries, other than Permitted Liens;

(viii) neither Comet nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than any such group the common parent of which is Comet or any of its Subsidiaries) or (B) is liable for the Taxes of any Person (other than (i) any of Comet or its Subsidiaries or (ii) for Tax years ending before January 1, 2006, any member of the Former Comet Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise (in each case other than pursuant to any contract entered into in the ordinary course of business, the primary purpose of which is not the allocation or payment of Taxes);

(ix) other than the distribution of the common stock of CBS Radio Inc. (including related internal distributions involving Subsidiaries of Comet) on November 17, 2017, within the last two years, neither Comet nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Section 355(a) of the Code; and

(x) no Governmental Entity has notified Comet or any of its Subsidiaries in writing that it is or may be subject to taxation by a jurisdiction in which it does not presently file Tax Returns.

(b) After reasonable diligence and in consultation with Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), neither Comet nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that could reasonably be expected to impede or prevent the Merger from qualifying for the Intended Tax Treatment.

SECTION 4.10. Employee Plans. (a) Section 4.10(a) of the Comet Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of each material Comet Benefit Plan. Notwithstanding anything to the contrary in this Agreement, disclosures made in the Comet SEC Documents prior to the date of this Agreement shall not constitute exceptions to the representations in this Section 4.10.

(b) Comet has made available to Venus with respect to each material Comet Benefit Plan a true and complete copy (to the extent applicable) of (i) all plan documents, if any, including related trust agreements, funding arrangements and insurance contracts, and all amendments thereto, or written summaries of the material terms thereof, (ii) the most recent summary plan description for each material Comet Benefit Plan for which such summary plan description is required by applicable Law and (iii) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto, audited financial statements and actuarial valuation reports, if any.

(c) None of Comet or any of its ERISA Affiliates maintains or contributes to, or is obligated to maintain or contribute to (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. With respect to any Multiemployer Plan, (A) neither Comet nor any of its ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or (B) to the Knowledge of Comet, as of the date hereof, no fact exists that would reasonably be expected to give rise to a partial withdrawal by Comet or any of its Subsidiaries from any Multiemployer Plan, in each case, except as would not have a Comet Material Adverse Effect.

(d) With respect to each Comet Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan has received a favorable determination letter as to its qualification and that its related trust is exempt from Tax under Section 501(a) of the Code, and, to the Knowledge of Comet, nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(e) There are no pending or, to the Knowledge of Comet, threatened actions, claims or lawsuits against or relating to any Comet Benefit Plan or trusts related thereto with respect to the operation of such plan (other than routine benefits claims), except where such claims would not have a Comet Material Adverse Effect.

(f) Each Comet Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, and all contributions required to have been made under any Comet Benefit Plan to any funds or trusts established thereunder or in connection therewith have been made or have been accrued and reported on Comet’s financial statements and there are no actions, liens, lawsuits, claims or complaints (other than routine claims for benefits) pending or, to the Knowledge of Comet, threatened against any Comet Benefit Plan, in each case, except as would not have a Comet Material Adverse Effect.

(g) None of the Comet Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law or at the expense of the participant or the participant’s beneficiary. Any plan disclosed on Section 4.10(g) of the Comet Disclosure Letter may be amended in any manner or terminated without liability to Comet or any of its Subsidiaries.

(h) Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) (i) result in any payment becoming due to any current or former director, employee or consultant of Comet or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, or materially increase the amount payable or result in any other material obligation pursuant to, any of the Comet Benefit Plans or (iii) limit or restrict the right of Comet or, after the consummation of the transactions contemplated hereby, the Surviving Corporation to merge, amend or terminate any Comet Benefit Plan.

(i) No material Comet Benefit Plan provides for the gross-up or reimbursement of Taxes, including under Section 409A or 4999 of the Code or other similar Laws.

(j) Except as would not have a Comet Material Adverse Effect, all Comet Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) that are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (iii) that are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) Except as would not have a Comet Material Adverse Effect, no condition exists that is reasonably likely to subject Comet or any of its Subsidiaries to any liability under Title IV of ERISA or to a civil penalty under Section 502(i) or 502(l) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, 4980B, 4980D or 4980H of the Code.

SECTION 4.11. Labor Matters. Except as would not have a Comet Material Adverse Effect, (a) neither Comet nor any of its Subsidiaries is the subject of any Proceeding asserting that Comet or any of its Subsidiaries has committed any unfair labor practice or is seeking to compel Comet to bargain with any labor union or labor organization, (b) there is no pending or, to the Knowledge of Comet, threatened in writing, nor has there been since January 1, 2017 any, labor strike, walkout, work stoppage, slow-down or lockout affecting any employees of Comet or any of its Subsidiaries and (c) each of Comet and its Subsidiaries is, and has been since January 1, 2017, in compliance in all respects with all applicable Collective Bargaining Agreements and all federal, state, local and foreign Laws regarding labor, employment and employment practices. Section 4.11 of the Comet Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of each material Collective Bargaining Agreement to which Comet or any of its Subsidiaries is a party.

SECTION 4.12. Environmental Matters. Except as would not have a Comet Material Adverse Effect, (a) Comet and each of its Subsidiaries is, and has been since January 1, 2017, in compliance with all applicable Environmental Laws, and Comet has not received any written notice, demand, claim or request for information since January 1, 2017 or that otherwise remains unresolved alleging that Comet or any of its Subsidiaries is in violation of or has any liability under any Environmental Law, (b) Comet and its Subsidiaries possess and are in compliance with all Comet Permits required under Environmental Laws for the operation of their respective businesses (“Comet Environmental Permits”), (c) there is no Proceeding under or pursuant to any Environmental Law or Comet Environmental Permit that is pending or, to the Knowledge of Comet, threatened in writing against Comet or any of its Subsidiaries, (d) neither Comet nor any of its Subsidiaries have become subject to any Order or other legally-binding arrangement imposed by any Governmental Entity under which there are uncompleted, outstanding or unresolved obligations on the part of Comet or its Subsidiaries arising under Environmental Laws, (e) there has been no disposal, discharge, spill, handling or release of any Hazardous Material on or at any real property currently or formerly owned, leased or operated, or any third-party real property used for disposal or recycling, by Comet or any of its Subsidiaries (including with respect to any related soils, groundwater, surface water, buildings or other structures), nor has there been any exposure to any Hazardous Materials (including any products and building materials containing Hazardous Materials), in each case, that would reasonably be expected to result in a Proceeding or Order pursuant to Environmental Law against Comet or any of its Subsidiaries, and (f) neither Comet nor any of its Subsidiaries has provided an indemnity for, or otherwise retained or assumed by contract or by operation of Law, any liabilities, nor are there any other circumstances or conditions involving Comet or any of its Subsidiaries, in each case, that would reasonably be expected to form the basis of any Proceeding or Order against, or restriction on the use or transfer of any property of, Comet or any of its Subsidiaries pursuant to any Environmental Law.

SECTION 4.13. Intellectual Property. (a) All material Intellectual Property of Comet and its Subsidiaries is subsisting, and except as would not have a Comet Material Adverse Effect in the jurisdiction(s) where such material Intellectual Property is issued or registered, is, to the Knowledge of Comet, valid and enforceable.

(b) Except as would not have a Comet Material Adverse Effect, Comet and its Subsidiaries own, or have a valid and enforceable license or otherwise sufficient rights to use, all Intellectual Property used in or necessary for Comet’s business, free and clear of all Liens, other than Permitted Liens. Except as would not have a Comet Material Adverse Effect, (i) there are no pending, and since January 1, 2017, to the Knowledge of Comet, threatened in writing, Proceedings against Comet or any of its Subsidiaries raising the invalidity or unenforceability of any material Intellectual Property owned or purported to be owned by Comet or any of its Subsidiaries and (ii) since January 1, 2017, no Intellectual Property owned or purported to be owned by Comet or any of its Subsidiaries has expired except in the ordinary course.

(c) To the Knowledge of Comet, Comet and its Subsidiaries have not, and none of the current activities, products or services of Comet or any of its Subsidiaries has, since January 1, 2017, infringed, misappropriated or otherwise violated the Intellectual Property rights of, or defamed, any third party (except as would not have a Comet Material Adverse Effect). Except as would not have a Comet Material Adverse Effect, there are no pending or, since January 1, 2017, threatened in writing, Proceedings by Comet or its Subsidiaries against any third party nor has Comet or its Subsidiaries sent any written notice to any third party regarding any actual or potential infringement, misappropriation or other unauthorized use of any Intellectual Property owned or exclusively licensed by Comet or any of its Subsidiaries.

(d) Except as would not have a Comet Material Adverse Effect, as of the date of this Agreement, (i) to the Knowledge of Comet, no third party is infringing, misappropriating or otherwise violating any Intellectual Property owned or licensed by Comet or any of its Subsidiaries and (ii) there are no pending or, to the Knowledge of Comet, threatened in writing, Proceedings against Comet or any of its Subsidiaries alleging that the operation of the business of Comet or any of its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person, alleging that Comet or any of its Subsidiaries has defamed any Person or terminating or purporting to terminate copyright assignments pursuant to 17 U.S.C. §203 or §304 or their foreign equivalents relating to any current activities, products or services of Comet or any of its Subsidiaries.

(e) Except as would not have a Comet Material Adverse Effect, Comet and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect (i) their respective interests in material Intellectual Property and (ii) the confidentiality of the Trade Secrets owned or used by Comet and its Subsidiaries.

(f) Except as would not have a Comet Material Adverse Effect, each employee and consultant of Comet or any of its Subsidiaries who contributes to the production or development of any material Intellectual Property owned or purported to be owned by Comet or any of its Subsidiaries, agrees that his or her contribution is a work-made-for-hire pursuant to a valid written agreement and/or has otherwise assigned such Intellectual Property rights to Comet or any of its Subsidiaries by operation of law.

(g) Except as would not have a Comet Material Adverse Effect: (i) the Information Technology used by Comet and its Subsidiaries, whether owned or controlled by Comet and its Subsidiaries, operates and performs in all respects as required to permit Comet and its Subsidiaries to conduct their business as currently conducted, (ii) to the Knowledge of Comet, since January 1, 2017, no Person has gained unauthorized access to the Information Technology of Comet or any of its Subsidiaries and (iii) since January 1, 2017, there have been no failures, crashes, security breaches or other adverse events affecting the Information Technology which have caused disruption to Comet or its Subsidiaries’ business. Except as would not have a Comet Material Adverse Effect, (i) Comet and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology and procedures in each applicable jurisdiction in which Comet and its Subsidiaries do business and (ii) Comet and its Subsidiaries have taken commercially reasonable actions to protect the integrity and security of the Information Technology and the information stored therein from unauthorized use, access or modification by third parties.

(h) Except as would not have a Comet Material Adverse Effect, (i) Comet and its Subsidiaries take reasonable measures to comply with applicable Laws and Orders regarding privacy, Personal Data protection and collection, retention, use and disclosure of personal information, (ii) Comet and its Subsidiaries are compliant with their respective published privacy policies and (iii) to the Knowledge of Comet, as of the date hereof, there have not been any incidents of, or third party claims related to, any loss, theft, unauthorized access to, unauthorized use of, or unauthorized acquisition, modification, disclosure, corruption, or other misuse of any Personal Data in Comet’s or any of its Subsidiaries’ possession. Since January 1, 2017, (i) neither Comet nor any of its Subsidiaries has been legally required to provide any notices to Governmental Entities, data owners or individuals in connection with a material loss or material disclosure of, or material unauthorized access to, Personal Data and (ii) neither Comet nor any of its Subsidiaries has provided any such notice, or paid or offered any related compensation, whether or not legally required. Except as would not have a Comet Material Adverse Effect, since January 1, 2017, neither Comet nor any of its Subsidiaries has received, as of the date of this Agreement, any written notice of any claims, investigations (including investigations by any Governmental Entity), or alleged violations of any Laws and Orders with respect to Personal Data possessed by Comet or any of its Subsidiaries.

SECTION 4.14. No Rights Agreement; Anti-Takeover Provisions. (a) Neither Comet nor any of its Subsidiaries is a party to, subject to or otherwise bound by a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) No Takeover Laws apply or will apply to Comet by reason of this Agreement, the Merger or the transactions contemplated hereby (including the Neptune Support Agreement).

SECTION 4.15. Property. Except as would not have a Comet Material Adverse Effect, (a) Comet or one of its Subsidiaries has good and marketable title to the real property owned by Comet or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens), (b) each lease, sublease, sub-sublease, license and other agreement under which Comet or any of its Subsidiaries leases, subleases, licenses, uses or occupies, or has the right to use or occupy, now or in the future, any real property is a valid and legally binding obligation of Comet or one of its Subsidiaries that is a party thereto, and, to the Knowledge of Comet, the other party thereto, and is in full force and effect in accordance with its terms except insofar as such enforceability may be limited by the Bankruptcy and Equity Exception, and (c) neither Comet nor any of its Subsidiaries has received a notice of any pending or threatened condemnation of any such owned or leased real property by any Governmental Entity.

SECTION 4.16. Contracts. (a) Section 4.16 of the Comet Disclosure Letter sets forth a list as of the date of this Agreement of each Comet Material Contract. For purposes of this Agreement, “Comet Material Contract” means any Contract to which either Comet or any of its Subsidiaries is a party or is otherwise bound, other than any Comet Benefit Plan, which:

(i) provides that any of them will not compete with any other Person in a manner that is material to Comet and its Subsidiaries, taken as a whole;

(ii) purports to limit in any respect that is material to Comet or its Subsidiaries, taken as a whole, either the type of business in which Comet or its Subsidiaries may engage or the manner or locations in which any of them may so engage;

(iii) requires Comet or any of its Subsidiaries to deal exclusively with any Person or group of related Persons, which Contract is material to Comet and its Subsidiaries, taken as a whole;

(iv) that is a Carriage Agreement with Comet and its Subsidiaries’ top nine MVPDs based on the number of total subscribers (including any such Contract with an MVPD that has expired or otherwise terminated but Comet (or applicable Subsidiary) and the applicable MVPD continue to perform under and treat such expired or terminated Contract as in effect);

(v) that provides for the distribution of programming services or content (or portion thereof) of Comet or any of its Subsidiaries with the material Streaming Services listed on Section 4.16(a)(v) of the Comet Disclosure Letter;

(vi) relates to the operation, management or control of any Comet Material Joint Venture;

(vii) is a Contract for the lease of real property providing for annual payments of $10,000,000 or more;

(viii) is required to be filed by Comet as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ix) contains a put, call or similar right pursuant to which Comet or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets (excluding Intellectual Property) at a purchase price which would reasonably be expected to exceed, or the fair market value of the equity interests or assets (excluding Intellectual Property) of which would be reasonably likely to exceed, $25,000,000;

(x) is a Contract pursuant to which Comet or any of its Subsidiaries has potential material indemnification obligations to any Person, or material outstanding liabilities or obligations (excluding confidentiality obligations and indemnification obligations in respect of representations and warranties), whether or not contingent, in connection with any acquisitions or dispositions (in each case, whether completed by merger, sale or purchase of stock, sale or purchase of assets or otherwise) completed since January 1, 2017;

(xi) relates to indebtedness for borrowed money owed to a Person other than Comet or any of its Subsidiaries in excess of $100,000,000 or any guarantee thereof; or

(xii) is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through (xi) and that has or would reasonably be expected to, either pursuant to its own terms or the terms of any related Contracts, involve net payments or receipts in excess of $250,000,000 in any year.

(b) A true and complete copy (or, as applicable, a true and complete summary of the material terms) of each Comet Material Contract, as amended as of the date of this Agreement, has been made available to Venus prior to the date of this Agreement (other than omissions of immaterial information or economically sensitive terms). Each of the Comet Material Contracts, and each Contract entered into after the date hereof that would have been a Comet Material Contract if entered into prior to the date hereof (each a “Comet Additional Contract”) is (or if entered into after the date hereof, will be) valid and binding on Comet or its Subsidiaries, as the case may be and, to the Knowledge of Comet, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not have a Comet Material Adverse Effect. Neither Comet nor any of its Subsidiaries nor, to the Knowledge of Comet, any other party is in breach of or in default under any Comet Material Contract or Comet Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by Comet or any of its Subsidiaries, in each case, except for such breaches and defaults as would not have a Comet Material Adverse Effect. As of the date of this Agreement, neither Comet nor any of its Subsidiaries has received written notice alleging a breach of or default under any Comet Material Contract.

SECTION 4.17. Insurance. Except as would not reasonably be expected to have a Comet Material Adverse Effect, (i) Comet and its Subsidiaries are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date and (ii) as of the date of this Agreement, none of Comet or any of its Subsidiaries has received any written notice of default or cancellation of any such policy. All material Insurance Policies maintained by or on behalf of Comet or any of its Subsidiaries provide adequate coverage for all normal risks incident to the business of Comet and its Subsidiaries and their respective properties and assets, except for any such failures to maintain

Insurance Policies as would not have a Comet Material Adverse Effect. Except as would not reasonably be expected to have a Comet Material Adverse Effect, there are no pending Proceedings under the Insurance Policies with respect to Comet or any of its Subsidiaries as to which the insurers have denied or disputed (in writing) coverage or cancelled any Insurance Policy maintained by or on behalf of Comet or any of its Subsidiaries, or, to the Knowledge of Comet, have threatened to deny or dispute coverage or cancel any Insurance Policy maintained by or on behalf of Comet or any of its Subsidiaries (other than the reservation of rights letters issued in the ordinary course of business).

SECTION 4.18. Related Party Transactions. Neither Comet nor any of its Subsidiaries is a party or is otherwise bound to a Contract, arrangement or other transaction with any Neptune Related Party.

SECTION 4.19. Opinion of Financial Advisors. The Comet Transaction Committee and the Board of Directors of Comet have received the opinion of each of Centerview Partners LLC and Lazard Frères & Co. LLC, in each case to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Venus Exchange Ratio is fair from a financial point of view to the holders of outstanding shares of Comet Common Stock (other than shares of Comet Common Stock held by a Neptune Party or any other Affiliate of Comet or Venus and other than shares of Comet Common Stock held by Comet or any of its Subsidiaries as treasury shares). As of the date of this Agreement, such opinions have not been withdrawn, revoked or modified.

SECTION 4.20. Brokers and Other Advisors. Except for Centerview Partners LLC and Lazard Frères & Co. LLC, the fees and expenses of which are set forth on Section 4.20 of the Comet Disclosure Letter and will be paid by Comet, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Comet or any of its Subsidiaries.

SECTION 4.21. No Other Representations or Warranties. Except for the representations and warranties made by Comet in this Article IV or in any certificates delivered by Comet in connection with the transactions contemplated by this Agreement, neither Comet nor any other Person makes any other express or implied representation or warranty with respect to Comet or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Comet and its Subsidiaries, notwithstanding the delivery or disclosure to Venus or any of its Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and Venus acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, neither Comet nor any other Person makes or has made any express or implied representation or warranty to Venus or any of its respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Comet, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by Comet in this Article IV or in any certificates delivered by Comet in connection with the transactions contemplated by this Agreement, any oral, written, video, electronic or other information presented to Venus or any of its Representatives in the course of their due diligence investigation of Comet, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement.

ARTICLE V

Covenants of Venus

SECTION 5.01. Conduct of Business Before the Closing Date. (a) Venus covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement, as may be required by Law or Order or as otherwise set forth on Section 5.01(a) of the Venus Disclosure Letter), unless Comet shall otherwise consent in writing (which shall not be unreasonably withheld, conditioned or delayed), (i) the businesses of Venus and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business, in a manner consistent with past practice; and (ii) Venus shall use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of Venus and its Subsidiaries, to keep available the services of the present executive officers and the key employees of Venus and its Subsidiaries and to preserve, in all material respects, their respective assets and properties in good repair and condition and the present relationships and goodwill of Venus and its Subsidiaries with Governmental Entities and persons with which Venus or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, Venus shall not and shall not permit any of its Subsidiaries to (except as specifically contemplated by the terms of this Agreement, as may be required by Law or Order or as set forth on Section 5.01(a) of the Venus Disclosure Letter), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Comet (which shall not be unreasonably withheld, conditioned or delayed):

(i) make any change in any of the Venus Organizational Documents or (other than such changes that, individually or in the aggregate, would not or would not reasonably be expected to prevent, delay or materially impair the ability of Venus to consummate the Merger (unless such change disproportionately benefits the Neptune Related Parties relative to any other holder of the relevant class of Venus Common Stock that is not a Neptune Related Party)) in the organizational or similar documents of any of Venus’s Subsidiaries;

(ii) issue, deliver, sell, pledge, grant, transfer, encumber or subject to any Lien any additional shares of capital stock, membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, except, in each case, for (A) grants of Venus Equity Awards as permitted by Section 5.01(a)(ix), (B) shares of Venus Common Stock issuable upon settlement or exercise, as applicable, of outstanding Venus Equity Awards in accordance with their terms, (C) shares of Venus Class B Common Stock issuable upon conversion of outstanding Venus Class A Common Stock or (D) any such issuances of, or grants of options, warrants or rights to acquire, or issuances of any securities convertible or exchangeable into, shares of capital stock, membership interests or partnership interests or other equity interests of wholly-owned Subsidiaries of Venus to Venus or wholly-owned Subsidiaries of Venus;

(iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of Venus or any of its Subsidiaries or any other securities convertible into or exercisable or exchangeable for, or warrants, options or other rights to acquire, any such shares or other ownership interests, other than in connection with (A) Tax withholding in connection with the vesting, settlement and/or exercise of Venus Equity Awards, (B) forfeitures of Venus Equity Awards pursuant to their terms as in effect on the date of this Agreement or (C) redemptions, purchases or other acquisitions of shares or interests of any wholly owned Subsidiary of Venus by Venus or any other wholly owned Subsidiary of Venus;

(iv) other than as set forth in Section 7.14, declare, set aside or pay any dividends or other distributions in respect of such shares or interests, other than (A) dividends or other distributions by wholly owned Subsidiaries of Venus or (B) regular quarterly cash dividends payable by Venus in respect of shares of Venus Common Stock, with declaration, record and payment dates substantially consistent with those of the dividends paid by Venus during its most recently completed prior fiscal year, in aggregate quarterly amounts not to exceed the amount set forth in Section 5.01(a)(iv) of the Venus Disclosure Letter;

(v) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon (other than a Permitted Lien) or otherwise dispose of any properties or assets (including capital stock of any Subsidiaries of Venus but excluding Intellectual Property, which is governed by Section 5.01(a)(vi)), except for properties or assets with a fair market value not in excess of the amounts set forth in Section 5.01(a)(v) of the Venus Disclosure Letter; provided that this clause (v) shall not restrict sales or other dispositions of obsolete assets or pursuant to Contracts in effect and made available to Comet prior to the date hereof;

(vi) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any material Intellectual Property; provided that this clause (vi) shall not restrict (A) ordinary course licenses, ordinary course assignments of copyright interests and related rights or ordinary course security interests in connection with the conduct of the businesses of Venus and its Subsidiaries, letting lapse, abandonment, and cancellations, and Permitted Liens, in each case, of Intellectual Property, (B) sales or dispositions of Intellectual Property, or the granting of any licenses of Intellectual Property, in each case, in the ordinary course of business consistent with past practice, (C) Contracts that provide for the distribution of programming services or content of Venus and its Subsidiaries via MVPDs and Streaming Services and (D) transactions among Venus and its Subsidiaries;

(vii) acquire, lease or sublease any assets or properties (including any equity interests or any real property) that have a fair market value, purchase price or aggregate rental amount in excess of the amounts set forth in Section 5.01(a)(vii) of the Venus Disclosure Letter, in each case whether by merger, consolidation, purchase of property or assets or otherwise;

(viii) merge with or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate, except for transactions of the type contemplated by Section 5.01(a)(v), Section 5.01(a)(vi) or Section 5.01(a)(vii) which are not restricted thereby and for mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Subsidiaries of Venus that, individually or in the aggregate, would not or would not reasonably be expected to prevent, delay or materially impair the consummation of the Merger;

(ix) except (x) in each case, as required by the terms of any Venus Benefit Plan as in effect as of the date hereof or as modified after the date hereof in accordance with this Agreement or (y) with respect to clauses (A), (B) and (E) below, in the ordinary course of business consistent with past practice, (A) materially increase the compensation or benefits payable or to become payable to any (1) employees of Venus or any of its Subsidiaries at the level of Executive Vice President or above or (2) directors, (B) establish, adopt, enter into or materially amend any material Venus Benefit Plan, any benefit plan, arrangement, program, policy, commitment or other arrangement that would be a material Venus Benefit Plan if it were in existence on the date hereof or any Collective Bargaining Agreement, (C) grant any awards under any bonus, incentive, performance or other compensation plan or arrangements (excluding any sales, bonus or commission arrangements consistent with the terms of plans governing such awards), (D) take any action to accelerate the vesting or payment of, or establish or provide any funding for any rabbi trust or similar arrangement for, any compensation or benefits under any Venus Benefit Plan (including any equity or equity-based awards) or (E) grant or provide any change-in-control, retention, severance or termination compensation or benefits;

(x) make any material change in any financial or accounting policy, principle, procedure, method, estimate or practice, except for any such change required by changes in GAAP (or any interpretation thereof) or applicable Law, in each case, occurring after the date of this Agreement;

(xi) (A) make, change or revoke any Tax election that is material to Venus and its Subsidiaries as a whole, (B) adopt or change any Tax accounting method or change any Tax accounting period, in each case, that is material to Venus and its Subsidiaries as a whole, (C) file any amended U.S. federal income or other material Tax Return, (D) settle any Proceeding or audit relating to Venus or any of its Subsidiaries for an amount of Taxes that is in excess of the amount set forth in Section 5.01(a)(xi) of the

Venus Disclosure Letter, (E) surrender any right to claim a refund of an amount of Taxes that is in excess of the amount set forth in Section 5.01(a)(xi) of the Venus Disclosure Letter or (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to an amount of Taxes that is in excess of the amount set forth in Section 5.01(a)(xi) of the Venus Disclosure Letter;

(xii) (A) settle, release, waive, compromise or forgive any claim, action, proceeding, investigation or inquiry, or make any commitment to a Governmental Entity, other than settlements that result solely in customary confidentiality obligations and monetary obligations of Venus and its Subsidiaries not in excess of the amounts set forth in Section 5.01(a)(xii) of the Venus Disclosure Letter (excluding any amounts that may be paid under existing insurance policies) and not involving any non-de minimis injunctive or other equitable relief or operating restrictions, admissions or other obligations of Venus or any of its Subsidiaries, (B) waive any right with respect to any material claim held by Venus or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice or (C) settle or resolve any claim against Venus or any of its Subsidiaries on terms that require Venus or any of its Subsidiaries to materially alter its existing business practices, in each case other than any claim with respect to (1) Taxes, which shall be governed by Section 5.01(a)(xi) and (2) Venus Transaction Litigation, which shall be governed by Section 7.06(a);

(xiii) incur, assume, endorse, guarantee or otherwise become liable for, or modify the terms of, any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except in the ordinary course of business consistent with past practice, on prevailing market terms or on terms substantially consistent with or more beneficial to Venus and its Subsidiaries, taken as a whole, than existing indebtedness for borrowed money;

(xiv) (A) amend in any material respect, terminate early or fail to use commercially reasonable efforts to renew, or waive, release or assign any material rights, claims or benefits under, any Venus Material Contract, or (B) enter into any agreement, contract or commitment that would be a Venus Material Contract if it were in effect on the date of this Agreement, in each case other than in the ordinary course of business consistent with past practice; provided, that, for the avoidance of doubt, this clause (xiv) shall not prohibit or restrict any Venus Benefit Plan;

(xv) fail to maintain in all material respects insurance in the name of Venus and its Subsidiaries in such amounts and covering such risks as are consistent with past practice, subject to availability of such insurance in the market at commercially reasonable rates consistent with past practice;

(xvi) enter into or amend any agreement, contract or commitment, or take any other action, that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Merger;

(xvii) enter into or amend any material Contract, arrangement or transaction with any Neptune Related Party; or

(xviii) commit, resolve or agree to do or authorize any of the foregoing.

(b) Nothing contained in this Agreement shall give to Comet, directly or indirectly, rights to control or direct the operations of Venus or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, Venus and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

ARTICLE VI

Covenants of Comet; Additional Covenants of Venus

SECTION 6.01. Conduct of Business Before the Closing Date. (a) Comet covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement, as may be required by Law or Order or as otherwise set forth on Section 6.01(a) of the Comet Disclosure Letter), unless Venus shall otherwise consent in writing (which shall not be unreasonably withheld, conditioned or delayed), (i) the businesses of Comet and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business, in a manner consistent with past practice; and (ii) Comet shall use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of Comet and its Subsidiaries, to keep available the services of the present executive officers and the key employees of Comet and its Subsidiaries and to preserve, in all material respects, their respective assets and properties in good repair and condition and the present relationships and goodwill of Comet and its Subsidiaries with Governmental Entities and persons with which Comet or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, Comet shall not and shall not permit any of its Subsidiaries to (except as specifically contemplated by the terms of this Agreement, as may be required by Law or Order or as set forth on Section 6.01(a) of the Comet Disclosure Letter), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Venus (which shall not be unreasonably withheld, conditioned or delayed):

(i) make any change in any of the Comet Organizational Documents or (other than such changes that, individually or in the aggregate, would not or would not reasonably be expected to prevent, delay or materially impair the ability of Comet to consummate the Merger (unless such change disproportionately benefits the Neptune Related Parties relative to any other holder of the relevant class of Comet Common Stock that is not a Neptune Related Party)) in the organizational or similar documents of any of Comet’s Subsidiaries;

(ii) issue, deliver, sell, pledge, grant, transfer, encumber or subject to any Lien any additional shares of capital stock, membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, except, in each case, for (A) grants of Comet Equity Awards as permitted by Section 6.01(a)(ix), (B) shares of Comet Common Stock issuable upon settlement or exercise, as applicable, of outstanding Comet Equity Awards in accordance with their terms, (C) shares of Comet Class B Common Stock issuable upon conversion of outstanding Comet Class A Common Stock or (D) any such issuances of, or grants of options, warrants or rights to acquire, or issuances of any securities convertible or exchangeable into, shares of capital stock, membership interests or partnership interests or other equity interests of wholly-owned Subsidiaries of Comet to Comet or wholly-owned Subsidiaries of Comet;

(iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of Comet or any of its Subsidiaries or any other securities convertible into or exercisable or exchangeable for, or warrants, options or other rights to acquire, any such shares or other ownership interests, other than in connection with (A) Tax withholding in connection with the vesting, settlement and/or exercise of Comet Equity Awards, (B) forfeitures of Comet Equity Awards pursuant to their terms as in effect on the date of this Agreement or (C) redemptions, purchases or other acquisitions of shares or interests of any wholly owned Subsidiary of Comet by Comet or any other wholly owned Subsidiary of Comet;

(iv) other than as set forth in Section 7.14, declare, set aside or pay any dividends or distributions in respect of such shares or interests, other than (A) dividends or other distributions by wholly owned Subsidiaries of Comet or (B) regular quarterly cash dividends payable by Comet in respect of shares of Comet Common Stock, with declaration, record and payment dates substantially consistent with those of the dividends paid by Comet during its most recently completed prior fiscal year, in aggregate quarterly amounts not to exceed the amount set forth in Section 6.01(a)(iv) of the Comet Disclosure Letter;

(v) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon (other than a Permitted Lien) or otherwise dispose of any properties or assets (including capital stock of any Subsidiaries of Comet but excluding Intellectual Property, which is governed by Section 6.01(a)(vi)), except for properties or assets with a fair market value not in excess of the amounts set forth in Section 6.01(a)(v) of the Comet Disclosure Letter; provided that this clause (v) shall not restrict sales or other dispositions of obsolete assets or pursuant to Contracts in effect and made available to Venus prior to the date hereof;

(vi) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any material Intellectual Property; provided that this clause (vi) shall not restrict (A) ordinary course licenses, ordinary course assignments of copyright interests and related rights or ordinary course security interests in connection with the conduct of the businesses of Comet and its Subsidiaries, letting lapse, abandonment, and cancellations, and Permitted Liens, in each case, of Intellectual Property, (B) sales or dispositions of Intellectual Property, or the granting of any licenses of Intellectual Property, in each case, in the ordinary course of business consistent with past practice, (C) Contracts that provide for the distribution of programming services or content of Comet and its Subsidiaries via MVPDs and Streaming Services and (D) transactions among Comet and its Subsidiaries;

(vii) acquire, lease or sublease any assets or properties (including any equity interests or any real property) that have a fair market value, purchase price or aggregate rental amount in excess of the amounts set forth in Section 6.01(a)(vii) of the Comet Disclosure Letter, in each case whether by merger, consolidation, purchase of property or assets or otherwise;

(viii) merge with or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate, except for transactions of the type contemplated by Section 6.01(a)(v), Section 6.01(a)(vi) or Section 6.01(a)(vii) which are not restricted thereby and for mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Subsidiaries of Comet that, individually or in the aggregate, would not or would not reasonably be expected to prevent, delay or materially impair the consummation of the Merger;

(ix) except (x) in each case, as required by the terms of any Comet Benefit Plan as in effect as of the date hereof or as modified after the date hereof in accordance with this Agreement or (y) with respect to clauses (A), (B) and (E) below, in the ordinary course of business consistent with past practice, (A) materially increase the compensation or benefits payable or to become payable to any (1) employees of Comet or any of its Subsidiaries at the level of Executive Vice President or above or (2) directors, (B) establish, adopt, enter into or materially amend any material Comet Benefit Plan, any benefit plan, arrangement, program, policy, commitment or other arrangement that would be a material Comet Benefit Plan if it were in existence on the date hereof or any Collective Bargaining Agreement, (C) grant any awards under any bonus, incentive, performance or other compensation plan or arrangements (excluding any sales, bonus or commission arrangements consistent with the terms of plans governing such awards), (D) take any action to accelerate the vesting or payment of, or establish or provide any funding for any rabbi trust or similar arrangement for, any compensation or benefits under any Comet Benefit Plan (including any equity or equity-based awards) or (E) grant or provide any change-in-control, retention, severance or termination compensation or benefits;

(x) make any material change in any financial or accounting policy, principle, procedure, method, estimate or practice, except for any such change required by changes in GAAP (or any interpretation thereof) or applicable Law, in each case, occurring after the date of this Agreement;

(xi) (A) make, change or revoke any Tax election that is material to Comet and its Subsidiaries as a whole, (B) adopt or change any Tax accounting method or change any Tax accounting period, in each case, that is material to Comet and its Subsidiaries as a whole, (C) file any amended U.S. federal income or other material Tax Return, (D) settle any Proceeding or audit relating to Comet or any of its Subsidiaries for an amount of Taxes that is in excess of the amount set forth in Section 6.01(a)(xi) of the Comet Disclosure Letter, (E) surrender any right to claim a refund of an amount of Taxes that is in excess of the amount set forth in Section 6.01(a)(xi) of the Comet Disclosure Letter or (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to an amount of Taxes that is in excess of the amount set forth in Section 6.01(a)(xi) of the Comet Disclosure Letter;

(xii) (A) settle, release, waive, compromise or forgive any claim, action, proceeding, investigation or inquiry, or make any commitment to a Governmental Entity, other than settlements that result solely in customary confidentiality obligations and monetary obligations of Comet and its Subsidiaries not in excess of the amounts set forth in Section 6.01(a)(xii) of the Comet Disclosure Letter (excluding any amounts that may be paid under existing insurance policies) and not involving any non-de minimis injunctive or other equitable relief or operating restrictions, admissions or other obligations of Comet or any of its Subsidiaries, (B) waive any right with respect to any material claim held by Comet or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice or (C) settle or resolve any claim against Comet or any of its Subsidiaries on terms that require Comet or any of its Subsidiaries to materially alter its existing business practices, in each case other than any claim with respect to (1) Taxes, which shall be governed by Section 6.01(a)(xi) and (2) Comet Transaction Litigation, which shall be governed by Section 7.06(b);

(xiii) incur, assume, endorse, guarantee or otherwise become liable for, or modify the terms of, any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except in the ordinary course of business consistent with past practice, on prevailing market terms or on terms substantially consistent with or more beneficial to Comet and its Subsidiaries, taken as a whole, than existing indebtedness for borrowed money;

(xiv) (A) amend in any material respect, terminate early or fail to use commercially reasonable efforts to renew, or waive, release or assign any material rights, claims or benefits under, any Comet Material Contract, or (B) enter into any agreement, contract or commitment that would be a Comet Material Contract if it were in effect on the date of this Agreement, in each case other than in the ordinary course of business consistent with past practice; provided, that, for the avoidance of doubt, this clause (xiv) shall not prohibit or restrict any Comet Benefit Plan;

(xv) fail to maintain in all material respects insurance in the name of Comet and its Subsidiaries in such amounts and covering such risks as are consistent with past practice, subject to availability of such insurance in the market at commercially reasonable rates consistent with past practice;

(xvi) enter into or amend any agreement, contract or commitment, or take any other action, that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Merger;

(xvii) enter into or amend any material Contract, arrangement or transaction with any Neptune Related Party; or

(xviii) commit, resolve or agree to do or authorize any of the foregoing.

(b) Nothing contained in this Agreement shall give to Venus, directly or indirectly, rights to control or direct the operations of Comet or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, Comet and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

(c) Each of Comet and Venus shall designate a single representative who shall be responsible for managing and approving requests for waivers of or exemptions from the covenants set forth in this Section 6.01 or Section 5.01 (the “Designated Representatives”), as applicable, on behalf of Comet or Venus, as applicable. All such requests for waiver or exemptions shall be submitted to the other party’s Designated Representative. Each of Comet and Venus shall use its reasonable best efforts to respond promptly to each such request through their Designated Representative. Any disputes arising in connection with such requests for waivers or exemptions which cannot be resolved between the Designated Representatives shall be referred to the respective General Counsels of Comet and Venus.

SECTION 6.02. Resignations. Each of Venus and Comet shall use commercially reasonable efforts to cause each person determined in accordance with Section 6.02 of the Venus Disclosure Letter and 6.02 of the Comet Disclosure Letter, respectively, who is in office as a director or officer of Venus or Comet or any of their respective Subsidiaries immediately prior to the Effective Time to deliver a letter of resignation to the Board of Directors of Venus or the Board of Directors of Comet, as applicable, at or prior to the Effective Time, in each case, effective as of the Effective Time, resigning from all such positions at Venus or Comet, as applicable, and each of their respective Subsidiaries.

SECTION 6.03. Employee Benefits. (a) From and after the Effective Time, the Surviving Corporation shall, and shall cause its Subsidiaries to, honor all Comet Benefit Plans and Venus Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time; provided that, for the avoidance of doubt, the foregoing shall not prohibit the Surviving Corporation or any of its Subsidiaries from amending or terminating any Comet Benefit Plan or Venus Benefit Plan to the extent permitted by its terms.

(b) For a period of one (1) year following the Closing Date, the Surviving Corporation agrees to provide each employee of Comet, Venus or their Subsidiaries as of the Effective Time (each, a “Continuing Employee”) who is not covered by a Collective Bargaining Agreement with (i) a base salary or base wage rate, target incentive opportunities and target equity and equity-based incentive opportunities (excluding any broad-based equity program), in each case, that are no less favorable than those provided to such Continuing Employee by Comet, Venus or their Subsidiaries, as the case may be, immediately prior to the Closing Date, (ii) severance benefits that are no less favorable than the greater of (x) the severance benefits provided to such Continuing Employee as of the Effective Time under the applicable Comet Benefit Plan or Venus Benefit Plan in which such Continuing Employee is a participant as of the Effective Time and (y) the severance benefits provided by Comet, Venus or their Subsidiaries, as the case may be, to similarly situated employees as of the Effective Time and (iii) other compensation and benefits (including any broad-based equity program) that are substantially comparable in the aggregate to those provided to such Continuing Employee by Comet, Venus or their Subsidiaries, as the case may be, immediately prior to the Closing Date (excluding any retention, change in control or other one-time awards).

(c) Each Continuing Employee who participates in an annual cash incentive plan in respect of fiscal year 2019 shall, to the extent not paid prior to the Closing, receive a cash bonus in respect of such fiscal year based on actual performance, with such cash bonuses to be paid at the time annual cash incentive bonuses are normally paid; provided that, if the Closing occurs prior to the end of a company’s fiscal year 2019, the bonuses for a company’s Continuing Employees shall be based on the level of performance as set forth on Section 6.03(c) of the Comet Disclosure Letter, with such cash bonuses to be paid at the time annual cash incentive bonuses are normally paid; provided, further, that any employee of Comet, Venus or their Subsidiaries whose employment is terminated without “Cause” (a “Qualifying Termination”) following (x) the date of this Agreement (so long as such Qualifying Termination occurs in connection with the transactions contemplated hereby) or (y) the Closing and, in each case, prior to the bonus payment date for such 2019 fiscal year shall be entitled to receive an annual bonus for the 2019 fiscal year as determined pursuant to this sentence, but prorated based on the number of days that have elapsed during the 2019 fiscal year through the date of such Qualifying Termination divided by 365, to be paid at the time annual cash incentive bonuses are normally paid. With respect to fiscal year 2020, each Continuing Employee who is eligible to a participate in a fiscal year 2020 annual cash incentive plan shall receive a cash bonus equal to such Continuing Employee’s target bonus amount multiplied by a fraction with (i) a numerator equal to the number of days elapsed between (A) the first day of fiscal year 2020 of Venus or Comet, as applicable, and (B) the first date of the first performance period of the Surviving Corporation that covers employees of both Venus and Comet and (ii) a denominator equal to the total number of days in the complete fiscal year, with such prorated cash bonuses to be paid within 60 days following the commencement of such first performance period; provided that any employee of Comet, Venus or their Subsidiaries whose employment is terminated due to a Qualifying Termination following (x) the date of this Agreement (so long as such Qualifying Termination occurs in connection with the transactions contemplated hereby) or (y) the Closing and, in each case, prior to the bonus payment date for such 2020 fiscal year shall be entitled to receive an annual bonus for such 2020 fiscal year as determined pursuant to this sentence, in which case, clause (B) of this sentence shall instead refer to the date of such Qualifying Termination, to be paid at the same time that the Surviving Corporation pays prorated bonuses to Continuing Employees who do not terminate employment in accordance with this sentence. For purposes of this Section 6.03(c), “Cause” shall have the meaning set forth in the Comet 2009 Long-Term Incentive Plan, as amended and restated from time to time. Notwithstanding the foregoing, if any Continuing Employee is a party to, or a participant in, a Comet Benefit Plan or Venus Benefit Plan, in each case, that provides for more favorable treatment with respect to annual cash incentive bonuses upon a Qualifying Termination or other termination of employment, the terms of such Comet Benefit Plan or Venus Benefit Plan, as applicable, shall control. To the extent that the terms of this Section 6.03(c) provide more favorable treatment with respect to annual cash incentive bonuses upon a Qualifying Termination or other termination of employment than the applicable Comet Benefit Plan or Venus Benefit Plan, then the terms of this Section 6.03(c) shall apply.

(d) The Surviving Corporation shall, and shall cause its Subsidiaries to, (i) waive any pre-existing conditions, exclusions or waiting periods under all employee benefit plans maintained by the Surviving Corporation or any of its Subsidiaries for the benefit of the Continuing Employees, except to the extent such condition or exclusion was applicable to an individual Continuing Employee prior to the Effective Time and (ii) with respect to the plan year during which the Effective Time occurs, provide each Continuing Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any employee benefit plan maintained by the Surviving Corporation or any of its Subsidiaries in which such Continuing Employee is eligible to participate following the Closing Date.

(e) From and after the Closing Date, the Surviving Corporation shall, and shall cause its Subsidiaries to, recognize, for eligibility, vesting and accrual purposes under the plans, programs and arrangements established or maintained by the Surviving Corporation or any of its Subsidiaries, each Continuing Employee’s service with Comet or Venus, as the case may be, and their respective Subsidiaries and any of their respective predecessors; provided that no such recognition of service shall be required to the extent that it would result in a duplication of benefits.

(f) Notwithstanding the foregoing, the Surviving Corporation shall, and shall cause its Subsidiaries to, provide each Continuing Employee who is, or becomes, covered by a Collective Bargaining Agreement with the compensation and benefits required by such Collective Bargaining Agreement.

(g) The parties hereto acknowledge and agree that the transactions contemplated by this Agreement shall not constitute a “change in ownership or control” or “change in effective control” or “change in ownership of a substantial portion of the assets” of either Venus or Comet for purposes of Section 280G of the Code.

(h) Nothing contained in this Section 6.03 or any other provision of this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, including any Venus Benefit Plan or any Comet Benefit Plan; (ii) shall alter or limit the ability of the Surviving Corporation or any of its Subsidiaries, to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Person (including for the avoidance of doubt any current or former employee, director, officer or other service provider or any participant in a Venus Benefit Plan or other employee benefit plan, program, agreement or arrangement) any right as a third-party beneficiary of this Agreement.

SECTION 6.04. Indemnification Continuation. (a) For purposes of this Section 6.04, (i) “Comet Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, (x) an officer or director of Comet or any of its Subsidiaries or (y) serving at the request of Comet as an officer or director of or in any similar capacity with another corporation, limited liability company, joint venture or other enterprise (which term shall include employee benefit plans) or general partner of any partnership or a trustee of any trust or a member of any committee of Comet with oversight over Comet’s employee benefit plans and their participants or beneficiaries and (ii) “Venus Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, (x) an officer or director of Venus or any of its Subsidiaries or (y) serving at the request of Venus as an officer or director of or in any similar capacity with another corporation, limited liability company, joint venture or other enterprise (which term shall include employee benefit plans) or general partner of any partnership or a trustee of any trust or a member of any committee of Venus with oversight over Venus’s employee benefit plans and their participants or beneficiaries.

(b) From and after the Effective Time, the Surviving Corporation shall and shall cause its Subsidiaries to, to the fullest extent permitted by applicable Law, indemnify each Comet Indemnified Person and each Venus Indemnified Person in connection with any Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Comet Indemnified Person or Venus Indemnified Person is or was an officer or director of Comet or any of its Subsidiaries (in the case of such Comet Indemnified Person) or an officer or director of Venus or any of its Subsidiaries (in the case of such Venus Indemnified Person), or is or was serving at the request of Comet (in the case of such Comet Indemnified Person) or Venus (in the case of such Venus Indemnified Person) as an officer or director of or in any similar capacity with another corporation, joint venture or other enterprise (which term shall include employee benefit plans) or general partner of any partnership or a trustee of any trust, whether pertaining to any matter arising before or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time. In the event any Proceeding is brought against any Venus Indemnified Person or Comet Indemnified Person (such Person, an “Indemnified Person”) and in which indemnification could be sought by such Indemnified Person under this Section 6.04, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time and the Indemnified Person shall cooperate with the Surviving Corporation in such defense; provided that the Surviving Corporation shall pay all reasonable fees and expenses of counsel selected by the Indemnified Person, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly as statements therefor are received to the fullest extent that Comet, Venus or a Subsidiary thereof, as applicable, would have been required to pay such fees and expenses under the exculpation, indemnification and advancement of expenses provisions of Comet’s, Venus’s or any of their respective Subsidiaries’ certificates of incorporation or by-laws or similar organizational documents as in effect immediately prior to the Effective Time; (ii) the Surviving Corporation shall cooperate in the defense of any such matter if the Surviving Corporation elects not to assume the defense thereof; (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and (iv) the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding to which an Indemnified Person is a party (and in respect of which indemnification could be sought by such Indemnified Person hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Proceeding or such Indemnified Person otherwise consents. In the event of any such Proceeding, each Comet Indemnified Person and each Venus Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such Proceeding from the Surviving Corporation within a reasonable period of time (but in any case not to exceed 30 days) following receipt by the Surviving Corporation from such Comet Indemnified Person or Venus Indemnified Person of a written request therefor; provided that a Comet Indemnified Person or a Venus Indemnified Person to whom expenses are advanced provides an undertaking (to the extent required by the DGCL) to repay the Surviving Corporation for any expenses incurred by the Surviving Corporation in connection with the indemnification of such Comet Indemnified Person or Venus Indemnified Person pursuant to this Section 6.04 if it is ultimately determined that such Comet Indemnified Person or Venus Indemnified Person did not meet the standard of conduct necessary for indemnification as set forth in the Comet Organizational Documents (in the case of such Comet Indemnified Person) or the Venus Organizational Documents (in the case of such Venus Indemnified Person). For six years from the Effective Time, the Surviving Corporation shall not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of the Surviving Corporation or any of its Subsidiaries’ certificates of incorporation or by-laws or similar organizational documents as in effect immediately prior to the Effective Time in any manner that would adversely affect the rights thereunder of any Comet Indemnified Person or Venus Indemnified Person. In the event that the Surviving Corporation (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.04, unless such assumption occurs by operation of Law.

(c) Venus shall purchase (i) a six-year prepaid “tail policy” from the Effective Time for its current directors’ and officers’ liability policies and current fiduciary policies covering such directors and officers and (ii) a six-year prepaid “tail policy” from the Effective Time for its current employment practice and, at its option, media/cyber liability policies covering such directors and officers, in each case covering the insureds under such current policies for acts or omissions occurring (or alleged to occur) with respect to the insureds under such current policies prior to or at the Effective Time. Notwithstanding the foregoing, Venus shall in good faith cooperate and consult with Comet prior to the Effective Time with respect to the procurement of such “tail policies”, including with respect to the selection of the broker, available policy price and coverage options, and shall in good faith consider Comet’s recommendations with respect thereto.

(d) The provisions of this Section 6.04 (i) shall survive the consummation of the Merger for a period of six years and (ii) are expressly intended to benefit, and will be enforceable by, each of the Comet Indemnified Persons and the Venus Indemnified Persons; provided, however, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. For the avoidance of doubt, nothing in this Agreement shall obligate or require Comet, Venus or any of their respective Subsidiaries to indemnify any Neptune Related Party in connection with any Comet Transaction Litigation or Venus Transaction Litigation other than in any such Neptune Related Party’s capacity as a director of Comet or Venus, as applicable, (x) pursuant to Sections 6.04(a) and 6.04(b) and (y) as set forth in the Organizational Documents of Comet and Venus and any other agreement or arrangement relating to indemnification with Comet or Venus or any of their Subsidiaries or Affiliates to which such Neptune Related Party is a party that is disclosed on either Section 3.18 of the Venus Disclosure Letter or Section 4.18 of the Comet Disclosure Letter.

ARTICLE VII

Additional Covenants of The Parties

SECTION 7.01. Preparation of the Form S-4 and the Consent Solicitation Statement.

(a) As promptly as reasonably practicable after the date of this Agreement, Venus and Comet shall cooperate in preparing a joint consent solicitation statement (and any amendment or supplement thereto) with respect to the solicitation of written consents from the stockholders of Venus and Comet in connection with the Venus Stockholder Approval and the Comet Stockholder Approval, respectively (the “Consent Solicitation Statement”) and the registration statement on Form S-4 (and any amendment or supplement thereto) pursuant to which the issuance of shares of Comet Common Stock in the Merger will be registered with the SEC (the “Registration Statement”) (in which the Consent Solicitation Statement will be included as a prospectus), Venus and Comet shall jointly file the Consent Solicitation Statement and Comet shall file the Registration Statement with the SEC. Each of Comet and Venus shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable, to ensure that the Registration Statement complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The parties shall promptly provide copies of any written comments received from the SEC with respect to the Consent Solicitation Statement and the Registration Statement and promptly advise one another of any oral comments received from the SEC. Prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Consent Solicitation Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Venus and Comet shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response), except to the extent such disclosures relate to a Venus Acquisition Proposal or a Comet Acquisition Proposal. Neither the Consent Solicitation Statement nor the Registration Statement, nor any amendment or supplement thereto, shall be filed without the approval of each of Venus and Comet, which approval shall not be unreasonably withheld, conditioned or delayed by either party; provided that with respect to documents filed by a party which are incorporated by reference in the Consent Solicitation Statement or the Registration Statement, this right of approval shall apply only with respect to information relating to the other party or such other party’s business, financial condition or results of operations, or the combined entity (including the Merger and the other transactions contemplated by this Agreement).

(b) Comet and Venus shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Each party will advise the others, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Comet Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Consent Solicitation Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, any information relating to Comet or Venus, or any of their respective Affiliates, officers or directors, should be discovered by Comet or Venus that should be set forth in an amendment or supplement to the Registration Statement or the Consent Solicitation Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law or Order, disseminated to the stockholders of Venus and Comet.

(c) Venus shall use its reasonable best efforts to cause the Consent Solicitation Statement to be mailed to the stockholders of Venus, to seek the Venus Stockholder Approval via written consent and to take such other actions as may be necessary under applicable Law or as may be required by an applicable Order in connection with obtaining the Venus Stockholder Approval via written consent, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(d) Comet shall use its reasonable best efforts to cause the Consent Solicitation Statement to be mailed to the stockholders of Comet, to seek the Comet Stockholder Approval via written consent and to take such other actions as may be necessary under applicable Law or as may be required by an applicable Order in connection with obtaining the Comet Stockholder Approval via written consent, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(e) Neither Venus nor Comet shall call or convene any meeting of its stockholders in connection with the Venus Stockholder Approval or the Comet Stockholder Approval, respectively. The Consent Solicitation Statement shall include the Venus Transaction Committee Recommendation, the Venus Recommendation, the Comet Transaction Committee Recommendation, the Comet Recommendation, and the recommendation of the Board of Directors of Venus and of the Board of Directors of Comet in favor of approval of any resolution required by Rule 14a-21(c) under the Exchange Act to approve, on an advisory basis, the compensation required to be disclosed in the Registration Statement pursuant to Item 402(t) of Regulation S-K, except to the extent there has been a Venus Adverse Recommendation Change permitted by Section 7.04 (in the case of the Venus Transaction Committee Recommendation or the Venus Recommendation) or there has been a Comet Adverse Recommendation Change permitted by Section 7.05 (in the case of the Comet Transaction Committee Recommendation or the Comet Recommendation). The only corporate actions to be set forth in the Consent Solicitation Statement are (i) the adoption of this Agreement by the holders of Venus Common Stock, (ii) the adoption of this Agreement by the holders of Comet Common Stock and (iii) any other matters contemplated by this Agreement that may be required to be approved by the holders of Venus Common Stock and/or the holders of Comet Common Stock under applicable Law or as may be required by an applicable Order.

SECTION 7.02. Access to Information. Upon reasonable notice, each of Comet and Venus shall (and shall cause its respective Subsidiaries to) afford to the other party hereto and its Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, each of Comet and Venus shall (and shall cause its respective Subsidiaries to) furnish promptly to the other party hereto and its Representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as such Person may reasonably request; provided, however, that either party hereto may restrict the foregoing access to the extent that, in such Person’s reasonable judgment, (i) providing such access would result in the waiver of any attorney-client privilege (provided that the withholding party shall use reasonable best efforts to allow for such access to the maximum extent that does not result in a waiver of attorney-client privilege) or (ii) any Law or Order of any Governmental Entity applicable to such Person requires such Person or its Subsidiaries to preclude the other party and its Representatives from gaining access to any properties or information; provided, further, that the withholding party will inform the requesting party of the general nature of the document or information being withheld and reasonably cooperate with the requesting party to provide such document or information in a manner that would not result in violation of Law or Order or the loss or waiver of such privilege. No investigation by a party or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth in this Agreement. Each party hereto will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of (x) that certain agreement, dated April 17, 2019 (the “Confidentiality Agreement”), between Venus and Comet and (y) that certain Clean Team Agreement, dated April 17, 2019 (the “Clean Team Agreement”), between Venus and Comet.

SECTION 7.03. Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date hereof, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts in (i) the obtaining of all necessary actions, non-actions, waivers, consents and approvals from Governmental Entities (the “Required Consents”) prior to the Effective Time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the contesting and defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this

Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (v) refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger.

(b) Comet and Venus shall jointly develop, consult and cooperate with one another regarding the strategy for obtaining any Required Consent, including by determining the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals, filings, agreements or other documents made or submitted by or on behalf of either party in connection with the obtaining of any Required Consents. Subject to applicable Law, each of Comet and Venus shall (i) promptly notify the other party of any communication, inquiry or investigation received by that party from, or given by it to, any Governmental Entity and permit the other party to review in advance any proposed communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (ii) not agree to participate in any meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Merger unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate therein and (iii) promptly furnish the other party with copies of all correspondence, filings and written communications between it and its Representatives, on the one hand, and any such Governmental Entity or its staff, on the other hand, with respect to this Agreement and the Merger, in order for such other party to meaningfully consult and participate in accordance with the preceding clauses (i) and (ii); provided that the materials furnished pursuant to this Section 7.03(b) may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

SECTION 7.04. No Solicitation by Venus. (a) Venus agrees that from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, except as expressly permitted by this Section 7.04, Venus shall not, and shall cause its Subsidiaries not to, and shall instruct (and use its reasonable best efforts to cause) its and its Subsidiaries’ respective Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Venus Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging or facilitating a Venus Acquisition Proposal or (C) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting a Venus Acquisition Proposal. Venus shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Venus Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Venus Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a potential Venus Acquisition

Proposal and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Without limiting the foregoing, it is agreed that the taking of any action restricted by this Section 7.04(a) by any Representative of Venus or its Subsidiaries shall constitute a breach of this Section 7.04(a) by Venus.

(b) Notwithstanding anything contained in Section 7.04(a) or any other provision of this Agreement to the contrary, if at any time prior to obtaining the Venus Stockholder Approval, Venus or any of its Representatives receives a Venus Acquisition Proposal, which Venus Acquisition Proposal did not result from any breach of this Section 7.04, and the Board of Directors of Venus or the Venus Transaction Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Venus Acquisition Proposal constitutes or is reasonably likely to lead to a Venus Superior Proposal, then Venus and its Representatives may (i) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Venus Acquisition Proposal and furnish pursuant to such Acceptable Confidentiality Agreement information (including non-public information) with respect to Venus and its Subsidiaries to the Person or group of Persons who has made such Venus Acquisition Proposal; provided that Venus shall promptly provide to Comet any material non-public information concerning Venus or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Comet or its Representatives and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Venus Acquisition Proposal.

(c) Venus shall promptly notify Comet in the event that Venus or any of its Subsidiaries or its or their respective Representatives receives a Venus Acquisition Proposal and, subject to applicable Law (including with respect to fiduciary duties), shall disclose to Comet the material terms and conditions of any such Venus Acquisition Proposal and the identity of the Person or group of Persons making such Venus Acquisition Proposal, and Venus shall, upon the request of Comet, keep Comet reasonably informed of any material developments with respect to any such Venus Acquisition Proposal (including any material changes thereto). Venus shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits Venus from providing to Comet any of the information required to be provided to Comet under this Section 7.04 within the time periods contemplated hereby.

(d) Neither the Board of Directors of Venus nor the Venus Transaction Committee shall (i)(A) withhold or withdraw (or modify in a manner adverse to Comet), or publicly propose to withhold or withdraw (or modify in a manner adverse to Comet), the Venus Recommendation or the Venus Transaction Committee Recommendation (as applicable), (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Venus Acquisition Proposal, (C) fail to include the Venus Recommendation or the Venus Transaction Committee Recommendation in the Consent Solicitation Statement, (D) make any public recommendation in connection with a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act other than a recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9 against such tender offer or exchange offer or (E) if a Venus Acquisition Proposal (other than a Venus Acquisition Proposal subject to Regulation 14D) shall have been publicly announced or disclosed, fail to reaffirm the Venus Recommendation or the Venus Transaction Committee Recommendation on or prior to the tenth Business Day after Comet requests such reaffirmation

(any action described in this clause (i) being referred to as a “Venus Adverse Recommendation Change”, it being understood that (A) neither the delivery of a notice by Venus described in this Section 7.04(d) nor any public announcement thereof shall constitute a Venus Adverse Recommendation Change and (B) the Board of Directors of Venus or the Venus Transaction Committee may make or cause Venus to make a customary “stop, look and listen” communication and may elect to take no position with respect to a Venus Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of such Venus Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act without such action being considered a Venus Adverse Recommendation Change) or (ii) execute or enter into (or cause or permit Venus or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting a Venus Acquisition Proposal, other than any Acceptable Confidentiality Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time the Venus Stockholder Approval is obtained, but not after, each of the Board of Directors of Venus and the Venus Transaction Committee (I) may make a Venus Adverse Recommendation Change or (II) solely in the case of the following clause (y), terminate this Agreement in accordance with Section 9.01(g) in order to enter into a definitive agreement providing for a Venus Superior Proposal (a “Venus Superior Proposal Termination”) if (x) in the case of a Venus Adverse Recommendation Change to be made in response to a Venus Intervening Event, the Board of Directors of Venus or the Venus Transaction Committee has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action in response to such Venus Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (y) in the case of a Venus Adverse Recommendation Change or Venus Superior Proposal Termination to be made in response to a Venus Acquisition Proposal, the Board of Directors of Venus or the Venus Transaction Committee has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Venus Acquisition Proposal constitutes a Venus Superior Proposal; provided, however, that the Board of Directors of Venus and the Venus Transaction Committee shall not, and shall cause Venus not to, make a Venus Adverse Recommendation Change or Venus Superior Proposal Termination unless (1) Venus has given Comet at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall (A) in the case of a Venus Adverse Recommendation Change to be made in response to a Venus Intervening Event, specify the circumstances related to such Venus Intervening Event in reasonable detail or (B) in the case of a Venus Adverse Recommendation Change or Venus Superior Proposal Termination to be made in response to a Venus Superior Proposal, specify the identity of the party making such Venus Superior Proposal and the material terms thereof and attach the agreement and all material related documentation providing for such Venus Superior Proposal), (2) Venus has negotiated, and has caused its Representatives to negotiate, in good faith with Comet during such notice period, to the extent Comet wishes to negotiate to enable Comet to propose in writing a binding offer to effect revisions to the terms of this Agreement such that (A) in the case of a Venus Adverse Recommendation Change to be made in response to a Venus Intervening Event, it would obviate any need to make such Venus Adverse Recommendation Change or (B) in the case of any Venus Adverse Recommendation Change or Venus Superior Proposal Termination to be made in response to a Venus Superior Proposal, it would cause such Venus Superior Proposal to no longer constitute a Venus Superior Proposal, (3) following the end of such notice period, the

Board of Directors of Venus or the Venus Transaction Committee shall have considered in good faith any such binding offer from Comet, and shall have determined that (A) in the case of a Venus Adverse Recommendation Change to be made in response to a Venus Intervening Event, the failure to make a Venus Adverse Recommendation Change in response to such Venus Intervening Event would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law or (B) in the case of a Venus Adverse Recommendation Change or Venus Superior Proposal Termination to be made in response to a Venus Superior Proposal, the Venus Superior Proposal would continue to constitute a Venus Superior Proposal, in each case if the revisions proposed in such binding offer were to be given effect and (4) in the event of any material development with respect to a Venus Intervening Event or any material change to the material terms of such Venus Superior Proposal, as applicable, Venus shall, in each case, have delivered to Comet an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three (3) Business Days (rather than the five (5) Business Days otherwise contemplated by clause (1) above). Nothing in this Section 7.04(d) shall be deemed to modify or otherwise affect the obligation of Venus to submit this Agreement and the Merger to Venus’s stockholders and to seek the Venus Stockholder Approval via written consent in accordance with Section 7.01(c).

(e) Nothing in this Section 7.04 or elsewhere in this Agreement shall prohibit Venus or the Board of Directors of Venus or the Venus Transaction Committee from (i) taking and disclosing to the stockholders of Venus a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Venus that is required by applicable Law.

SECTION 7.05. No Solicitation by Comet. (a) Comet agrees that from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, except as expressly permitted by this Section 7.05, Comet shall not, and shall cause its Subsidiaries not to, and shall instruct (and use its reasonable best efforts to cause) its and its Subsidiaries’ respective Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Comet Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging or facilitating a Comet Acquisition Proposal or (C) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting a Comet Acquisition Proposal. Comet shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Comet Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Comet Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a potential Comet Acquisition Proposal and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Without limiting the foregoing, it is agreed that the taking of any action restricted by this Section 7.05(a) by any Representative of Comet or its Subsidiaries shall constitute a breach of this Section 7.05(a) by Comet.

(b) Notwithstanding anything contained in Section 7.05(a) or any other provision of this Agreement to the contrary, if at any time prior to obtaining the Comet Stockholder Approval, Comet or any of its Representatives receives a Comet Acquisition Proposal, which Comet Acquisition Proposal did not result from any breach of this Section 7.05, and the Board of Directors of Comet or the Comet Transaction Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Comet Acquisition Proposal constitutes or is reasonably likely to lead to a Comet Superior Proposal, then Comet and its Representatives may (i) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Comet Acquisition Proposal and furnish pursuant to such Acceptable Confidentiality Agreement information (including non-public information) with respect to Comet and its Subsidiaries to the Person or group of Persons who has made such Comet Acquisition Proposal; provided that Comet shall promptly provide to Venus any material non-public information concerning Comet or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Venus or its Representatives and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Comet Acquisition Proposal.

(c) Comet shall promptly notify Venus in the event that Comet or any of its Subsidiaries or its or their respective Representatives receives a Comet Acquisition Proposal and, subject to applicable Law (including with respect to fiduciary duties), shall disclose to Venus the material terms and conditions of any such Comet Acquisition Proposal and the identity of the Person or group of Persons making such Comet Acquisition Proposal, and Comet shall, upon the request of Venus, keep Venus reasonably informed of any material developments with respect to any such Comet Acquisition Proposal (including any material changes thereto). Comet shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits Comet from providing to Venus any of the information required to be provided to Venus under this Section 7.05 within the time periods contemplated hereby.

(d) Neither the Board of Directors of Comet nor the Comet Transaction Committee shall (i)(A) withhold or withdraw (or modify in a manner adverse to Venus), or publicly propose to withhold or withdraw (or modify in a manner adverse to Venus), the Comet Recommendation or the Comet Transaction Committee Recommendation (as applicable), (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Comet Acquisition Proposal, (C) fail to include the Comet Recommendation or the Comet Transaction Committee Recommendation in the Consent Solicitation Statement, (D) make any public recommendation in connection with a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act other than a recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9 against such tender offer or exchange offer or (E) if a Comet Acquisition Proposal (other than a Comet Acquisition Proposal subject to Regulation 14D) shall have been publicly announced or disclosed, fail to reaffirm the Comet Recommendation or the Comet Transaction Committee Recommendation on or prior to the tenth Business Day after Venus requests such reaffirmation (any action described in this clause (i) being referred to as a “Comet Adverse Recommendation Change”, it being understood that (A) neither the delivery of a notice by Comet described in this Section 7.05(d) nor any public announcement thereof shall constitute a Comet Adverse Recommendation Change and (B) the Board of Directors of Comet or the Comet Transaction Committee may make or cause Comet to make a customary “stop, look and listen”

communication and may elect to take no position with respect to a Comet Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of such Comet Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act without such action being considered a Comet Adverse Recommendation Change) or (ii) execute or enter into (or cause or permit Comet or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting a Comet Acquisition Proposal, other than any Acceptable Confidentiality Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time Comet Stockholder Approval is obtained, but not after, each of the Board of Directors of Comet and the Comet Transaction Committee (I) may make a Comet Adverse Recommendation Change or (II) solely in the case of the following clause (y), terminate this Agreement in accordance with Section 9.01(f) in order to enter into a definitive agreement providing for a Comet Superior Proposal (a “Comet Superior Proposal Termination”) if (x) in the case of a Comet Adverse Recommendation Change to be made in response to a Comet Intervening Event, the Board of Directors of Comet or the Comet Transaction Committee has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action in response to such Comet Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (y) in the case of a Comet Adverse Recommendation Change or Comet Superior Proposal Termination to be made in response to a Comet Acquisition Proposal, the Board of Directors of Comet or the Comet Transaction Committee has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Comet Acquisition Proposal constitutes a Comet Superior Proposal; provided, however, that the Board of Directors of Comet and the Comet Transaction Committee shall not, and shall cause Comet not to, make a Comet Adverse Recommendation Change or Comet Superior Proposal Termination unless (1) Comet has given Venus at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall (A) in the case of a Comet Adverse Recommendation Change to be made in response to a Comet Intervening Event, specify the circumstances related to such Comet Intervening Event in reasonable detail or (B) in the case of a Comet Adverse Recommendation Change or Comet Superior Proposal Termination to be made in response to a Comet Superior Proposal, specify the identity of the party making such Comet Superior Proposal and the material terms thereof and attach the agreement and all material related documentation providing for such Comet Superior Proposal), (2) Comet has negotiated, and has caused its Representatives to negotiate, in good faith with Venus during such notice period, to the extent Venus wishes to negotiate to enable Venus to propose in writing a binding offer to effect revisions to the terms of this Agreement such that (A) in the case of a Comet Adverse Recommendation Change to be made in response to a Comet Intervening Event, it would obviate any need to make such Comet Adverse Recommendation Change or (B) in the case of any Comet Adverse Recommendation Change or Comet Superior Proposal Termination to be made in response to a Comet Superior Proposal, it would cause such Comet Superior Proposal to no longer constitute a Comet Superior Proposal, (3) following the end of such notice period, the Board of Directors of Comet or the Comet Transaction Committee shall have considered in good faith any such binding offer from Venus, and shall have determined that (A) in the case of a Comet Adverse Recommendation Change to be made in response to a Comet Intervening Event, the failure to make a Comet Adverse Recommendation Change in response to such Comet Intervening Event would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law or (B) in the case of a Comet Adverse Recommendation Change or Comet Superior Proposal Termination to be made in response to a Comet Superior Proposal, the Comet Superior Proposal would continue to constitute a Comet Superior Proposal, in each case if the revisions proposed in such binding offer were to be given effect and (4) in the event of any material development with respect to a Comet Intervening Event or any material change to the material terms of such Comet Superior Proposal, as applicable, Comet shall, in each case, have delivered to Venus an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three (3) Business Days (rather than the five (5) Business Days otherwise contemplated by clause (1) above). Nothing in this Section 7.05(d) shall be deemed to modify or otherwise affect the obligation of Comet to submit this Agreement and the Merger to Comet’s stockholders and to seek the Comet Stockholder Approval via written consent in accordance with Section 7.01(d).

(e) Nothing in this Section 7.05 or elsewhere in this Agreement shall prohibit Comet or the Board of Directors of Comet or the Comet Transaction Committee from (i) taking and disclosing to the stockholders of Comet a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Comet that is required by applicable Law.

SECTION 7.06. Stockholder Litigation. (a) Prior to the Effective Time, Venus shall provide Comet with prompt notice of any stockholder litigation or claim against Venus and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement (“Venus Transaction Litigation”) (including by providing copies of all pleadings with respect thereto). Venus shall control the defense, settlement or prosecution of any Venus Transaction Litigation, and Venus shall consult with Comet with respect to the defense, settlement and prosecution of any Venus Transaction Litigation and shall consider in good faith Comet’s advice with respect to such Venus Transaction Litigation. Venus may not compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, any Venus Transaction Litigation without the prior written consent of Comet (which consent shall not be unreasonably withheld, conditioned or delayed); provided that nothing herein shall limit the ability of the Board of Directors of Venus or any directors thereof to compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, any Venus Transaction Litigation so long as such settlement complies with the terms set forth on Section 7.06(a) of the Venus Disclosure Letter.

(b) Prior to the Effective Time, Comet shall provide Venus with prompt notice of any stockholder litigation or claim against Comet and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement (“Comet Transaction Litigation”) (including by providing copies of all pleadings with respect thereto). Comet shall control the defense, settlement or prosecution of any Comet Transaction Litigation, and Comet shall consult with Venus with respect to the defense, settlement and prosecution of any Comet Transaction Litigation and shall consider in good faith Venus’s advice with respect to such Comet Transaction Litigation. Comet may not compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, any Comet Transaction Litigation without the prior written consent of Venus (which consent shall not be unreasonably withheld, conditioned or delayed); provided that nothing herein shall limit the ability of the Board of Directors of Comet or any directors thereof to compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, any Comet Transaction Litigation so long as such settlement complies with the terms set forth on Section 7.06(b) of the Comet Disclosure Letter.

SECTION 7.07. Public Announcements. Except with respect to any communications relating to a Venus Adverse Recommendation Change or a Comet Adverse Recommendation Change, in each case made in accordance with this Agreement, each of Venus and Comet agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or interdealer quotation service, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided that the foregoing shall not apply to any public release or announcement so long as the statements contained therein concerning the transactions contemplated hereby are substantially similar to previous releases or announcements made by the applicable party with respect to which such party has complied with the provisions of this sentence.

SECTION 7.08. Section 16 Matters. Prior to the Effective Time, Comet and Venus shall take all such steps as may be required to cause any dispositions of Venus Common Stock (including derivative securities with respect to Venus Common Stock) or acquisitions of Comet Common Stock (including derivative securities with respect to Comet Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Venus or will become subject to such reporting requirements with respect to Comet, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

SECTION 7.09. Tax Matters. (a) The parties intend that the Merger will qualify for the Intended Tax Treatment. Each of Comet and Venus will (and will cause its Subsidiaries, officers and employees to) use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, and will not take or knowingly fail to take any action (and will cause its Subsidiaries, officers and employees not to take or knowingly fail to take any action) that could reasonably be expected to impede or prevent the Merger from qualifying for the Intended Tax Treatment.

(b) Each of Comet and Venus shall (and shall cause its Subsidiaries to) use its reasonable best efforts and will cooperate with the other to (i) execute and deliver customary tax representation letters that include the representations referred to in Section 8.02(d) and Section 8.03(d) as of the Closing Date (and, if requested, as of the filing date of the Registration Statement) to each of Cravath and Paul Weiss (and such other counsel as provided in Section 7.09(d)) in form and substance reasonably satisfactory to each and (ii) obtain the Comet Tax Opinion and the Venus Tax Opinion, respectively, and, if applicable, the Alternative Tax Opinion.

(c) Each of Comet and Venus shall promptly notify the other party to this Agreement if it becomes aware of any non-public fact or circumstance that would reasonably be likely to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(d) On the last day of each calendar quarter until the Closing (commencing on September 30, 2019), each of Comet and Venus shall deliver to the other party a certificate stating either (i) that (A) the representation made in Section 3.09(b) or Section 4.09(b), as applicable, is true and correct as if made on the date of such certificate, and (B) such party has consulted with its Tax Advisor and its Tax Advisor has indicated that it expects to be able to deliver its Tax Opinion, or (ii) that such party is unable to deliver a certificate described in clause (i) (and the reason therefor). If either Tax Advisor indicates that it does not expect to be able to deliver its Tax Opinion, the applicable party shall instruct such Tax Advisor to indicate whether it would expect to be able to deliver its Tax Opinion at a “should” rather than a “will” level. If (i) the Tax Advisor to one party indicates that it does not expect to be able to deliver its Tax Opinion, but would expect to be able to deliver its Tax Opinion at a “should” rather than a “will” level, and (ii) the Tax Advisor to the other party indicates that it expects to be able to deliver its Tax Opinion, then the first party shall use commercially reasonable efforts to obtain the Alternative Tax Opinion. The “Alternative Tax Opinion” is a written opinion from a law firm listed on Section 7.09(d) of the Venus Disclosure Letter, dated as of the Closing Date and in form and substance reasonably satisfactory to Venus or Comet (as applicable), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Merger will qualify for the Intended Tax Treatment. Comet and Venus each agree to waive any conflicts of interest as necessary to permit the engagement of any such law firm for purposes of complying with this Section 7.09(d). For the avoidance of doubt, the parties shall have no obligation to amend, modify or waive any terms of this Agreement in order to obtain any Tax Opinion or Alternative Tax Opinion.

SECTION 7.10. Certain Indebtedness. Each of Comet and Venus shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver, on the Closing Date, all officers’ certificates and legal opinions required to be delivered to the applicable trustee or agent under each of the indentures and credit agreements set forth on Section 7.10 of the Comet Disclosure Letter and Section 7.10 of the Venus Disclosure Letter, respectively, in connection with the Merger.

SECTION 7.11. State Takeover Statutes. In connection with and without limiting the foregoing, each party to this Agreement shall take all reasonable action necessary to ensure that no Takeover Law is or becomes applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement, including pursuant to the Neptune Support Agreement. If any Takeover Law becomes applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement, including pursuant to the Neptune Support Agreement, each party to this Agreement shall take all reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement or the Neptune Support Agreement.

SECTION 7.12. Delisting. Comet and Venus shall cooperate in taking, or causing to be taken, all actions necessary to delist the Venus Common Stock from the Nasdaq Global Select Market and to terminate Venus’s registration under the Exchange Act, effective as of the Effective Time.

SECTION 7.13. Exchange Listing. Comet shall use its reasonable best efforts to cause the shares of Comet Common Stock to be issued in connection with the Merger and shares of Comet Common Stock to be reserved upon settlement or exercise of equity awards in respect of Comet Common Stock to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time. Prior to the Effective Time, Comet and Venus shall cooperate and use reasonable best efforts to agree on the NYSE ticker symbol of the Surviving Corporation, which such ticker symbol shall be reasonably acceptable to Neptune.

SECTION 7.14. Coordination of Quarterly Dividends. Venus and Comet shall each coordinate their record and payment dates for their regular quarterly dividends to ensure that if the holders of Venus Common Stock or Comet Common Stock, as the case may be, receive a regular quarterly dividend with respect to the calendar quarter in which the Closing Date occurs, then the holders of Comet Common Stock or Venus Common Stock, respectively, also receive a regular quarterly dividend with respect to such calendar quarter, in each case prior to the Closing Date.

ARTICLE VIII

Conditions Precedent

SECTION 8.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Venus and Comet to effect the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Venus and Comet at or prior to the Effective Time of the following conditions:

(a) Venus Stockholder Approval. Venus shall have obtained the Venus Stockholder Approval.

(b) Comet Stockholder Approval. Comet shall have obtained the Comet Stockholder Approval.

(c) Legal Prohibition. No Law shall have been adopted or promulgated, or shall be in effect, and no temporary, preliminary or permanent Order issued by a court or other Governmental Entity of competent jurisdiction in the United States or set forth in Section 8.01(c) of the Venus Disclosure Letter shall be in effect, in each case having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (any of the foregoing, a “Legal Restraint”).

(d) Governmental Approvals. The approvals or consents of the Governmental Entities set forth on Section 8.01(d) of the Venus Disclosure Letter shall have been received and shall be in full force and effect.

(e) Exchange Listing. The shares of Comet Class A Common Stock and Comet Class B Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

SECTION 8.02. Additional Conditions to Obligations of Comet. The obligations of Comet to effect the Merger are subject to the satisfaction, or waiver by Comet, at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Venus contained in Section 3.01(a), the last sentence of Section 3.02(b), Section 3.02(c) Section 3.02(e), Section 3.03, Section 3.14, Section 3.18 and Section 3.20 shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Venus contained in Section 3.02(a) and Section 3.02(b) (except for the last sentence of Section 3.02(b)) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except for any de minimis inaccuracies), (iii) the representations and warranties of Venus contained in Section 3.06(b) shall be true and correct in all respects both when made and at and as of the Closing Date and (iv) all other representations and warranties of Venus set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Venus Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Venus Material Adverse Effect. Comet shall have received a certificate of an executive officer of Venus to such effect, dated the Closing Date.

(b) Performance of Obligations of Venus. Venus shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time. Comet shall have received a certificate of an executive officer of Venus to such effect, dated the Closing Date.

(c) Venus Resignations. Venus shall have delivered to Comet the resignation (or other evidence of removal) of each person set forth on Section 6.02 of the Venus Disclosure Letter from each office held by such person at Venus and each of its Subsidiaries, in each case, effective as of the Effective Time in form and substance reasonably acceptable to Comet.

(d) Tax Opinion. Comet shall have received either (i) a written opinion from Paul Weiss, dated as of the Closing Date and in form and substance reasonably satisfactory to Comet, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Merger will qualify for the Intended Tax Treatment (the “Comet Tax Opinion”) or (ii) the Alternative Tax Opinion. In rendering its opinion, counsel shall be entitled to receive and rely upon representations contained in certificates of officers of Comet and Venus, reasonably satisfactory in form and substance to such counsel.

SECTION 8.03. Additional Conditions to Obligations of Venus. The obligations of Venus to effect the Merger are subject to the satisfaction, or waiver by Venus, at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Comet contained in Section 4.01(a), the last sentence of Section 4.02(b), Section 4.02(c), Section 4.02(e), Section 4.03, Section 4.14, Section 4.18 and Section 4.20 shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Comet contained in Section 4.02(a) and Section 4.02(b) (except for the last sentence of Section 4.02(b)) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except for any de minimis inaccuracies), (iii) the representations and warranties of Comet contained in Section 4.06(b) shall be true and correct in all respects both when made and at and as of the Closing Date and (iv) all other representations and warranties of Comet set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Comet Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Comet Material Adverse Effect. Venus shall have received a certificate of an executive officer of Comet to such effect, dated the Closing Date.

(b) Performance of Obligations of Comet. Comet shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time. Venus shall have received a certificate of an executive officer of Comet to such effect, dated the Closing Date.

(c) Comet Resignations. Comet shall have delivered to Venus the resignation (or other evidence of removal) of each person set forth on Section 6.02 of the Comet Disclosure Letter from each office held by such person at Comet and each of its Subsidiaries, in each case, effective as of the Effective Time in form and substance reasonably acceptable to Venus.

(d) Tax Opinion. Venus shall have received either (i) a written opinion from Cravath, dated as of the Closing Date and in form and substance reasonably satisfactory to Venus, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Merger will qualify for the Intended Tax Treatment (the “Venus Tax Opinion”) or (ii) the Alternative Tax Opinion. In rendering its opinion, counsel shall be entitled to receive and rely upon representations contained in certificates of officers of Comet and Venus, reasonably satisfactory in form and substance to such counsel.

ARTICLE IX

Termination

SECTION 9.01. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (except as provided below, whether before or after the Venus Stockholder Approval or the Comet Stockholder Approval has been obtained) as follows:

(a) By mutual written consent of Comet and Venus;

(b) By either Venus or Comet if the Effective Time shall not have occurred on or before May 13, 2020 (as such date may be extended in accordance with this Section 9.01(b), the “Termination Date”); provided, further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose material breach of any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date;

(c) By either Venus or Comet if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to any party whose material breach of any obligation under this Agreement has been the primary cause of the imposition of such Legal Restraint or the failure of such Legal Restraint to be resisted, resolved or lifted;

(d) By Venus, prior to receipt of the Comet Stockholder Approval, if there shall have been a Comet Adverse Recommendation Change;

(e) By Comet, prior to receipt of the Venus Stockholder Approval, if there shall have been a Venus Adverse Recommendation Change;

(f) By Comet, prior to the receipt of the Comet Stockholder Approval, if (i) the Board of Directors of Comet or the Comet Transaction Committee authorizes Comet, subject to complying with the terms of Section 7.05(d), to enter into a definitive agreement providing for a Comet Superior Proposal, (ii) concurrently with the termination of this Agreement, Comet, subject to complying with the terms of Section 7.05(d), enters into a definitive agreement providing for a Comet Superior Proposal and (iii) prior to or concurrently with such termination, Comet pays to Venus the Comet Termination Fee pursuant to Section 9.02(d);

(g) By Venus, prior to the receipt of the Venus Stockholder Approval, if (i) the Board of Directors of Venus or the Venus Transaction Committee authorizes Venus, subject to complying with the terms of Section 7.04(d), to enter into a definitive agreement providing for a Venus Superior Proposal, (ii) concurrently with the termination of this Agreement, Venus, subject to complying with the terms of Section 7.04(d), enters into a definitive agreement providing for a Venus Superior Proposal and (iii) prior to or concurrently with such termination, Venus pays to Comet the Venus Termination Fee pursuant to Section 9.02(b);

(h) By Venus if Comet shall have breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Comet shall have become untrue, in either case such that any condition set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) 30 days following written notice of such breach from Venus to Comet and (B) the Termination Date; provided that Venus shall not have the right to terminate this Agreement pursuant to this Section 9.01(h) if Venus is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of Venus shall have become untrue, in either case so as to result in the failure of any condition set forth in Section 8.03(a) or Section 8.03(b); or

(i) By Comet if Venus shall have breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Venus shall have become untrue, in either case such that any condition set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) 30 days following written notice of such breach from Comet to Venus and (B) the Termination Date; provided that Comet shall not have the right to terminate this Agreement pursuant to this Section 9.01(i) if Comet is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of Comet shall have become untrue, in either case so as to result in the failure of any condition set forth in Section 8.02(a) or Section 8.02(b).

(j) The party seeking to terminate this Agreement pursuant to this Section 9.01 shall give written notice of such termination to the other party in accordance with Section 10.07, specifying the provision of this Agreement pursuant to which such termination is effected and the basis for such termination, described in reasonable detail.

SECTION 9.02. Effect of Termination. (a) In the event of termination of this Agreement by either Venus or Comet as provided in Section 9.01, this Agreement shall terminate and there shall be no liability or obligation on the part of either party to the other or any of such other party’s Subsidiaries or any of their respective Representatives (except that the Confidentiality Agreement, the Clean Team Agreement, this Section 9.02 and Article X shall survive any such termination); provided that, in the event that any Venus Termination Fee or Comet Termination Fee becomes due and payable to a party in accordance with this Agreement, the payment of such fee and any applicable expenses shall be the sole and exclusive remedy of such party, its Subsidiaries or any of their respective Representatives, on the one hand, against the other party or any of its Subsidiaries or any of their respective Representatives, on the other hand, for (i) any loss, liability or damages suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions or other losses arising out of or relating to this Agreement or any breach, termination or failure of or under this Agreement; provided further that, notwithstanding anything in this Agreement to the contrary, termination of this Agreement shall not relieve any party from any liability or damages incurred or suffered by the other party to the extent such liability or damages were the result of or arise out of fraud or any Intentional Breach of any covenant or agreement in this Agreement occurring prior to such termination (in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity).

(b) If (i) Comet shall terminate this Agreement pursuant to Section 9.01(e) (Venus Adverse Recommendation Change) or (ii) Venus shall terminate this Agreement pursuant to Section 9.01(g) (Venus Superior Proposal Termination), then Venus shall pay to Comet, (A) in the case of clause (i) of this sentence, not later than two (2) Business Days following such termination, or (B) in the case of clause (ii) of this sentence, prior to or concurrently with such termination an amount in cash equal to $373,000,000 (the “Venus Termination Fee”).

(c) If (i) Venus or Comet shall terminate this Agreement pursuant to Section 9.01(b) (Termination Date) or Comet shall terminate this Agreement pursuant to Section 9.01(i) (Venus Breach) in respect of a breach of a covenant required to be performed by Venus hereunder, (ii) after the date of this Agreement, a Venus Acquisition Proposal shall have been publicly disclosed or announced or shall have become publicly known (A) prior to the Termination Date (in the case of a termination pursuant to Section 9.01(b) (Termination Date)) or (B) prior to such termination (in the case of a termination pursuant to Section 9.01(i) (Venus Breach)) and (iii) (A) within 12 months following such termination (x) Venus or any of its Subsidiaries enters into a definitive agreement with respect to a Venus Acquisition Proposal and such Venus Acquisition Proposal is subsequently consummated (whether during or after such 12-month period) or (y) any Venus Acquisition Proposal is consummated or (B) within 12 months following such termination, any Person commences a tender offer or exchange offer in respect of a Venus Acquisition Proposal that is thereafter consummated (whether during or after such 12-month period), then Venus shall pay to Comet, upon the earlier of the execution of the definitive agreement or consummation of the transaction, the Venus Termination Fee.

(d) If (i) Venus shall terminate this Agreement pursuant to Section 9.01(d) (Comet Adverse Recommendation Change) or (ii) Comet shall terminate this Agreement pursuant to Section 9.01(f) (Comet Superior Proposal Termination), then Comet shall pay to Venus, (A) in the case of clause (i) of this sentence, not later than two (2) Business Days following such termination or (B) in the case of clause (ii) of this sentence, prior to or concurrently with such termination, an amount in cash equal to $560,000,000 (the “Comet Termination Fee”).

(e) If (i) Venus or Comet shall terminate this Agreement pursuant to Section 9.01(b) (Termination Date) or Venus shall terminate this Agreement pursuant to Section 9.01(h) (Comet Breach) in respect of a breach of a covenant required to be performed by Comet hereunder, (ii) after the date of this Agreement, a Comet Acquisition Proposal shall have been publicly disclosed or announced or shall have become publicly known (A) prior to the Termination Date (in the case of a termination pursuant to Section 9.01(b) (Termination Date))

or (B) prior to such termination (in the case of a termination pursuant to Section 9.01(h) (Comet Breach)) and (iii) (A) within 12 months following such termination (x) Comet or any of its Subsidiaries enters into a definitive agreement with respect to a Comet Acquisition Proposal and such Comet Acquisition Proposal is subsequently consummated (whether during or after such 12-month period) or (y) any Comet Acquisition Proposal is consummated or (B) within 12 months following such termination, any Person commences a tender offer or exchange offer in respect of a Comet Acquisition Proposal that is thereafter consummated (whether during or after such 12-month period), then Comet shall pay to Venus, upon the earlier of the execution of the definitive agreement or consummation of the transaction, the Comet Termination Fee.

(f) All payments under this Section 9.02 by (i) Venus shall be made by wire transfer of cash immediately available funds to an account designated in writing by Comet, and (ii) Comet shall be made by wire transfer of cash immediately available funds to an account designated in writing by Venus.

(g) Venus acknowledges that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Comet would not enter into this Agreement. If Venus fails to timely pay any amounts due pursuant to this Section 9.02, Venus will also pay to Comet Comet’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment of such overdue amount, together with interest on the unpaid amount under this Section 9.02, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime rate quoted by The Wall Street Journal in effect on the date such payment was required to be made. For the avoidance of doubt, in no event shall Venus be required to pay or cause to be paid the Venus Termination Fee more than once. Each of the parties hereto acknowledges that the Venus Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Comet in the circumstances in which the Venus Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

(h) Comet acknowledges that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Venus would not enter into this Agreement. If Comet fails to pay promptly the amounts due pursuant to this Section 9.02, Comet will also pay to Venus Venus’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment of such overdue amount, together with interest on the unpaid amount under this Section 9.02, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime rate quoted by The Wall Street Journal in effect on the date such payment was required to be made. For the avoidance of doubt, in no event shall Comet be required to pay or cause to be paid the Comet Termination Fee more than once. Each of the parties hereto acknowledges that the Comet Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Venus in the circumstances in which the Comet Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto, at any time before or after receipt of the Comet Stockholder Approval or the Venus Stockholder Approval, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders, without approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 9.04. Waiver. Any agreement on the part of a party hereto to any waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE X

Miscellaneous

SECTION 10.01. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including, for the avoidance of doubt, any such covenants or agreements contained in the Governance Agreement) that by their terms contemplate performance in whole or in part after the Effective Time.

SECTION 10.02. Disclosure Letters. The inclusion of any information in the Disclosure Letters accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such Disclosure Letter, that such information or any similar information is required to be listed in such Disclosure Letter or that such information or any similar information is material to any party or the conduct of the business of any party. Disclosure in any section of a Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement only to the extent that it is reasonably apparent from the content and context of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto.

SECTION 10.03. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

SECTION 10.04. Governing Law; Jurisdiction; Specific Performance. (a) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of

Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, any state or federal court within the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the courts set forth in this paragraph and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of Comet and Venus agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 10.07; provided, that nothing herein shall affect the right of any party to serve legal process in any other matter permitted by Law.

(b) EACH PARTY HEREBY ON BEHALF OF ITSELF AND ITS SUBSIDIARIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.04(b).

(c) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed, or were threatened not to be performed, in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 9.02). Any requirements for the securing or posting of any bond in connection with or as a condition to obtaining any such remedy are waived. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any person at law or in equity.

SECTION 10.05. Expenses. All fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except (a) Comet and Venus shall each bear and pay one-half of the expenses incurred in connection with (i) the filing, printing and mailing of the Registration Statement and Consent Solicitation Statement and (ii) filing fees related to the Merger and this Agreement under applicable antitrust or competition Laws and (b) as provided in Section 9.02.

SECTION 10.06. Severability; Construction. (a) In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, all of the other provisions of this Agreement shall remain in full force and effect, with no effect on the validity or enforceability of such other provisions. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

SECTION 10.07. Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by either party to the other party to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) by an internationally recognized overnight courier service upon the party for whom it is intended or (c) sent by e-mail, provided that a hard copy is also sent in accordance with the delivery methods set forth in clause (a) or (b) of this Section 10.07:

If to Venus:

Viacom Inc.

1515 Broadway

New York, NY 10036

E-mail: Christa.DAlimonte@viacom.com

Attention: Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary

Copy to (such copy not to constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

E-mail:     fsaeed@cravath.com

dzoubek@cravath.com

khallam@cravath.com

Attention:     Faiza J. Saeed

Damien R. Zoubek

O. Keith Hallam, III

If to Comet:

CBS Corporation

51 W. 52nd Street

New York, NY 10019

E-mail: laura.franco@cbs.com

Attention: Laura Franco, Executive Vice President and General Counsel

Copy to (such copy not to constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

E-mail:     rschumer@paulweiss.com

ajdeckelbaum@paulweiss.com

mvogel@paulweiss.com

Attention:     Robert B. Schumer

Ariel J. Deckelbaum

Michael Vogel

Any party may change its address for the purpose of this Section 10.07 by giving the other party written notice of its new address in the manner set forth above. Any notice, request, instruction or other communication or document given as provided above shall be deemed given to the receiving party (x) upon actual receipt, if delivered personally, (y) on the second (2nd) Business Day after deposit with an overnight courier, if sent by an overnight courier, or (z) upon confirmation of successful transmission if sent by email. Copies to outside counsel are for convenience only.

SECTION 10.08. Entire Agreement. This Agreement, the Neptune Support Agreement, the Governance Agreement, the Confidentiality Agreement and the Clean Team Agreement, which, for the avoidance of doubt, shall survive the Closing or any termination of this Agreement, and the exhibits and schedules hereto contain the entire understanding among the parties hereto with respect to the matters contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such matters.

SECTION 10.09. Third Party Beneficiaries. Except for, following the Effective Time, the rights to continued indemnification, advancement and insurance pursuant to Section 6.04 (of which in each case the Persons entitled to indemnification, advancement or insurance, as the case may be, are the intended beneficiaries), nothing in this Agreement is intended to confer, or does confer, any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns.

SECTION 10.10. Section and Paragraph Headings; Interpretation. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. A reference in this Agreement to “$” or “dollars” is to U.S. dollars. For purposes of determining the U.S. dollar equivalent of any amounts in a foreign currency, the parties shall use the applicable foreign exchange rate as published by The Wall Street Journal on the date hereof. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words imparting the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a Law shall include any rules and regulations promulgated thereunder, and shall mean such Law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof. Each reference to a “wholly owned Subsidiary” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).

SECTION 10.11. Counterparts. This Agreement may be executed in counterparts, (including by facsimile, “.pdf” files or other electronic transmission) each of which shall be deemed an original, but all of which when taken together shall constitute the same instrument.

SECTION 10.12. Definitions. As used in this Agreement:

“$” shall have the meaning set forth in Section 10.10.

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement entered into by Comet or Venus, as the case may be, containing provisions not less favorable to Comet or Venus, as applicable, in any material respect than those set forth in the Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement need not include a standstill provision).

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided, however, that with respect to (a) Venus, “Affiliate” means any Person that is controlled, directly or indirectly by Venus, and (b) Comet, “Affiliate” means any Person that is controlled, directly or indirectly, by Comet. As used herein, the term “control” means: (i) the power to vote at least 10% of the voting power of a Person or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Balance Sheet Date” shall have the meaning set forth in Section 3.05(d).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.03(a).

“Board of Directors” shall mean the Board of Directors of any specified Person and any committees thereof.

“Book-Entry Share” shall mean a Venus Class A Book-Entry Share or a Venus Class B Book-Entry Share, as the case may be.

“Business Day” shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in the City of New York are permitted or required to be closed.

“Carriage Agreement” means any Contract relating to retransmission, exhibition, distribution, subdistribution, carriage, display or broadcast of (i) any signal (or portion thereof, including any programming feed, whether primary or multicast) of a television broadcast station (including stations operated as “satellites” pursuant to Section 73.3555, Note 5, of the FCC Rules), low power television stations and TV translator stations and/or (ii) any programming service, channel or network distributed or authorized for distribution, whether on a linear, on-demand, interactive or other basis.

“Certificate” shall mean a Venus Class A Certificate or a Venus Class B Certificate, as the case may be.

“Certificate of Merger” shall have the meaning set forth in Section 1.03.

“Class A Merger Consideration” shall have the meaning set forth in Section 1.07(b)(i).

“Class B Merger Consideration” shall have the meaning set forth in Section 1.07(b)(ii).

“Clean Team Agreement” shall have the meaning set forth in Section 7.02.

“Closing” shall have the meaning set forth in Section 1.02.

“Closing Date” shall have the meaning set forth in Section 1.02.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall mean any written or oral agreement, memorandum of understanding or other contractual obligation between Comet, Venus or any of their Subsidiaries and any labor organization or other authorized employee representative representing current or former employees of Comet, Venus or any of their Subsidiaries.

“Comet” shall have the meaning set forth in the Preamble hereto.

“Comet Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Venus and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Comet and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of Comet or any committee thereof), or assets comprising 20% or more of the consolidated revenues or EBITDA of Comet and its Subsidiaries, including in any such case through the acquisition of one or more Subsidiaries of Comet owning such assets, (ii) acquisition of Comet Common Stock representing 20% or more of the aggregate equity or voting power of Comet, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning Comet Common Stock representing 20% or more of the aggregate equity or voting power of Comet or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Comet pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 20% or more of the aggregate equity or voting power of Comet or of the surviving entity in a merger involving Comet or the resulting direct or indirect parent of Comet or such surviving entity. For the avoidance of doubt, the transactions contemplated hereby shall not be deemed a Comet Acquisition Proposal. For purposes of Section 9.02(e), each reference in this definition to 20% shall be deemed to be 50%.

“Comet Additional Contract” shall have the meaning set forth in Section 4.16(b).

“Comet Adverse Recommendation Change” shall have the meaning set forth in Section 7.05(d).

“Comet Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and all other compensation and employee benefits plans, policies, programs, agreements or arrangements, excluding any Multiemployer Plans, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related award agreements and any related funding mechanism now in effect or required in the future), in each case, sponsored, maintained, contributed to or required to be contributed to by Comet or any of its Subsidiaries or under which Comet or any of its Subsidiaries has any current or potential liability, in all cases, excluding plans, programs or arrangements sponsored by any Governmental Entity.

“Comet Capitalization Date” shall have the meaning set forth in Section 4.02(a).

“Comet Class A Common Stock” shall have the meaning set forth in Section 1.07(a).

“Comet Class B Common Stock” shall have the meaning set forth in Section 1.07(a).

“Comet Common Stock” shall mean Comet Class A Common Stock and Comet Class B Common Stock.

“Comet Communications Licenses” shall have the meaning set forth in Section 4.08(b).

“Comet DC Plans” shall mean each of the Former Venus Deferred Compensation Plan for Non-Employee Directors, the Comet Deferred Compensation Plan for Outside Directors, the Comet Excess 401(k) Plan for Designated Senior Executives, the Comet Bonus Deferral Plan for Designated Senior Executives, the Comet Bonus Deferral Plan, the Comet Excess 401(k) Plan, the Comet Supplemental Employee Investment Fund and the Westinghouse Electric Corporation Deferred Incentive Compensation Program (as amended).

“Comet Disclosure Letter” shall mean the disclosure schedule delivered by Comet on the date hereof.

“Comet Environmental Permits” shall have the meaning set forth in Section 4.12.

“Comet Equity Awards” shall mean Comet Notional Units, Comet Stock Options, Comet RSU Awards and Comet Performance Share Unit Awards, including any dividend equivalents with respect to any of the foregoing.

“Comet Indemnified Person” shall have the meaning set forth in Section 6.04(a).

“Comet Intervening Event” shall mean any event, change, circumstance, effect, development or state of facts that is material to Comet and its Subsidiaries, taken as a whole, that (i) first becomes known after the date of this Agreement and prior to the Comet Stockholder Approval and (ii) was not known by or reasonably foreseeable to the Board of Directors of Comet or the Comet Transaction Committee as of the date of this Agreement; provided, however, that in no event shall any of the following events, changes, circumstances, effects, developments or states of fact be taken into account in determining whether a Comet Intervening Event has occurred: (A) the receipt, existence or terms of a Comet Acquisition Proposal or any matter relating thereto or direct or indirect consequence thereof, (B) the fact that, in and of itself, Comet or any of its Subsidiaries exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such event may be taken into account in determining whether there has been or will be, a Comet Intervening Event to the extent not otherwise excluded hereunder), or (C) any change, in and of itself, in the market price or trading volume of Comet’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Comet Intervening Event to the extent not otherwise excluded hereunder).

“Comet Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the business, results of operations, assets or financial condition of Comet and its Subsidiaries, taken as a whole; provided, however, that Comet Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of (i) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) changes or conditions generally affecting the industries, businesses, or segments thereof, in which Comet and its Subsidiaries operate, (iii) any change in applicable Law, regulation or GAAP (or authoritative interpretation of any of the foregoing), (iv) the announcement of this Agreement or the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships of Comet and its Subsidiaries with customers, suppliers, distributors, partners, officers or employees, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (vi) earthquakes, hurricanes, floods, or other natural disasters, (vii) any failure, in and of itself, by Comet to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Comet Material Adverse Effect to the extent not otherwise excluded hereunder), or (viii) any change, in and of itself, in the market price or trading volume of Comet’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Comet Material Adverse Effect to the extent not otherwise excluded hereunder), except, in the case of the foregoing clauses (i), (ii), (iii), (v) and (vi), to the extent that such event, change, circumstance, effect, development or state of facts affects Comet and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industries, businesses, or segments thereof, in which Comet and its Subsidiaries operate, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Comet Material Adverse Effect; provided further, that the exception in the foregoing clause (iv) will not be deemed to apply to references to Comet Material Adverse Effect in the representations and warranties set forth in Section 4.03(e), and, to the extent related to Section 4.03(e), the condition set forth in Section 8.03(a); or (b) would or would reasonably be expected to prevent or materially impair the ability of Comet to consummate the transactions contemplated hereby.

“Comet Material Contract” shall have the meaning set forth in Section 4.16(a).

“Comet Material Joint Venture” shall have the meaning set forth in Section 4.02(d).

“Comet Notional Unit” shall have the meaning set forth in Section 1.09(a).

“Comet Organizational Documents” shall mean Comet’s Amended and Restated Certificate of Corporation and Amended and Restated Bylaws, together with all amendments thereto.

“Comet Performance Share Unit Award” shall have the meaning set forth in Section 1.09(c).

“Comet Permit” shall have the meaning set forth in Section 4.08.

“Comet Preferred Stock” shall have the meaning set forth in Section 4.02(a).

“Comet Recommendation” shall have the meaning set forth in the Recitals hereto.

“Comet RSU Award” shall have the meaning set forth in Section 1.09(a).

“Comet SEC Documents” shall have the meaning set forth in Section 4.05(a).

“Comet Stock Option” shall have the meaning set forth in Section 1.09(a).

“Comet Stock Plans” shall have the meaning set forth in Section 4.02(a).

“Comet Stockholder Approval” shall have the meaning set forth in Section 4.03(d).

“Comet Superior Proposal” shall mean any bona fide written Comet Acquisition Proposal that the Board of Directors of Comet and the Comet Transaction Committee have determined in their good faith judgment, after consultation with their outside legal counsel and financial advisor, (i) would be more favorable to Comet’s stockholders from a financial point of view than the transactions contemplated hereby (taking into account any amendment or modification proposed by Venus pursuant to Section 7.05(d)) and (ii) is reasonably capable of being completed in accordance with its terms, taking into account all terms and conditions of such proposal and the legal, regulatory, financial (including financing terms) and other aspects of such proposal and of this Agreement; provided that for purposes of the definition of “Comet Superior Proposal”, the references to “20%” in the definition of Comet Acquisition Proposal shall be deemed to be references to “50%”.

“Comet Superior Proposal Termination” shall have the meaning set forth in Section 7.05(d).

“Comet Termination Fee” shall have the meaning set forth in Section 9.02(d).

“Comet Transaction Committee” shall have the meaning set forth in the Recitals hereto.

“Comet Transaction Committee Recommendation” shall have the meaning set forth in the Recitals hereto.

“Comet Transaction Litigation” shall have the meaning set forth in Section 7.06(b).

“Communications Act” shall have the meaning set forth in Section 3.04.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.02.

“Consent Solicitation Statement” shall have the meaning set forth in Section 7.01(a).

“Continuing Employee” shall have the meaning set forth in Section 6.03(b).

“Contract” shall have the meaning set forth in Section 3.03(e).

“Cravath” shall have the meaning set forth in Section 3.09(b).

“Designated Representatives” shall have the meaning set forth in Section 6.01(c).

“DGCL” shall have the meaning set forth in the Recitals hereto.

“Disclosure Letters” shall mean the Comet Disclosure Letter and the Venus Disclosure Letter, collectively.

“dollars” shall have the meaning set forth in Section 10.10.

“Effective Time” shall have the meaning set forth in Section 1.03.

“Environmental Laws” shall mean all Laws relating to (i) the protection, investigation or restoration of the environment, health and safety or natural resources, (ii) the protection of human health and safety (as it relates to exposure to Hazardous Materials), (iii) the handling, use, storage, treatment, transportation, presence, disposal, release or threatened release of, or exposure to, any hazardous, harmful or deleterious substance, or (iv) noise, odor or other pollution, indoor air quality, employee exposure or the protection or restoration of wetlands.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any other entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as such other entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall have the meaning set forth in Section 3.04.

“Exchange Agent” shall have the meaning set forth in Section 2.01.

“Exchange Fund” shall have the meaning set forth in Section 2.01.

“FCC” shall have the meaning set forth in Section 3.08(b).

“FCPA” shall have the meaning set forth in Section 3.08(a).

“Former Comet Group” shall mean the consolidated group (for U.S. federal income tax purposes) for taxable periods ending before January 1, 2006, that includes Comet and Venus and of which Comet was the common parent.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governance Agreement” shall have the meaning set forth in the Recitals.

“Government Official” shall mean any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, any government-owned or -controlled entity or any public international organization.

“Governmental Entity” shall mean any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body or arbitral body or arbitrator.

“Hazardous Materials” shall mean any petroleum or petroleum products, radioactive materials, asbestos and asbestos-containing materials, polychlorinated biphenyls and hazardous or toxic substances and any other substance, material or waste that is regulated, characterized or otherwise classified as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning and regulatory effect pursuant to any Environmental Law;

“Indemnified Person” shall have the meaning set forth in Section 6.04(b).

“Information Technology” means computers, hardware, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation, reference and resource materials.

“Insurance Policies” shall have the meaning set forth in Section 3.17.

“Intellectual Property” means, collectively, all U.S. and foreign intellectual property rights, including rights in (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/as, Internet domain names, social media account identifiers, logos, designs, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) all patents, patent applications, and invention disclosures, including divisions, continuations, continuations-in-part, extensions, reissues, reexaminations, and any other governmental grant for the protection of inventions or industrial designs; (iii) trade secrets and related confidential and proprietary know-how (including all confidential and proprietary ideas, concepts, research and development, plans, proposals and processes), schematics, business methods, formulae, technical data, specifications, operating and maintenance manuals, drawings, prototypes, models, designs, customer lists, supplier lists, inventions, discoveries and improvements thereto, whether patentable or not, and all other confidential information and proprietary information (“Trade Secrets”); (iv) published and unpublished copyrightable works of authorship in any media (including software, source code, object code, algorithms, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof and all derivative, compilation and ancillary rights of every kind, related to copyrights; and (v) moral rights and rights of publicity.

“Intended Tax Treatment” shall have the meaning set forth in the Recitals hereto.

“Intentional Breach” shall mean, with respect to any representation, warranty, agreement or covenant, an action or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, (i) with respect to Venus, the actual knowledge of the individuals listed on Section 10.12(a) of the Venus Disclosure Letter, or (ii) with respect to Comet, the actual knowledge of the individuals listed on Section 10.12(a) of the Comet Disclosure Letter.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, Order or agency requirement of any Governmental Entity.

“Legal Restraint” shall have the meaning set forth in Section 8.01(c).

“Letter of Transmittal” shall have the meaning set forth in Section 2.02(a).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, title defect, lien (statutory or other), conditional sale agreement, claim, charge, adverse right, prior assignment, hypothecation, limitation or restriction.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.07(b)(ii).

“Multiemployer Plan” shall have the meaning set forth in Section 3.10(c).

“MVPD” shall have the meaning set forth in the Communications Act.

“Neptune” shall have the meaning set forth in the Recitals hereto.

“Neptune Parties” shall have the meaning set forth in the Recitals hereto.

“Neptune Related Parties” shall mean the Persons listed on Section 10.12(b) of the Comet Disclosure Letter.

“Neptune Support Agreement” shall have the meaning set forth in the Recitals hereto.

“NYSE” shall mean the New York Stock Exchange.

“OFAC” shall have the meaning set forth in Section 3.08(a).

“Order” shall have the meaning set forth in Section 3.07.

“Paul Weiss” shall have the meaning set forth in Section 4.09(b).

“Permitted Liens” shall mean (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the balance sheet of the applicable Person, (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business, (iii) non-monetary Liens that would be disclosed on title policies, title commitments and/or surveys, provided that the same do not materially interfere with the business of Comet or its Subsidiaries or Venus or its Subsidiaries, as applicable, or the operation of the property as presently conducted to which they apply, (iv) Liens arising out of pledges or deposits under worker’s compensation Laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (v) deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (vi) deposits to secure the performance of bids, tenders, trade contracts (other than contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (vii) easements, rights of way, zoning ordinances, variances, any set of facts that would be disclosed by an accurate up-to-date survey and other similar encumbrances affecting a Person’s properties, none of which materially interfere with the business of Comet or its Subsidiaries or Venus or its Subsidiaries, as

applicable, or the operation of the property as presently conducted to which they apply, (viii) non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business, and (ix) Liens not created by any of Comet or Venus (or their Subsidiaries) that affect the underlying fee interest of any leased real property of Comet or Venus (or their Subsidiaries).

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, other entity or group (as defined in the Exchange Act).

“Personal Data” means any data or information in any media that can be used on its own or with other information to identify, contact or locate an individual, including any such other data or information that constitutes personal data or personal information under any applicable Law or Venus’s or Comet’s or any of their Subsidiaries’, as applicable, published privacy policies (including an individual’s combined first and last name, home address, telephone number, fax number, email address, Social Security number or other Governmental Entity-issued identifier (including state identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser or device-specific number or identifier and any web or mobile browsing or usage information that can be used on its own or with other information to identify, contact or locate an individual).

“Proceeding” shall have the meaning set forth in Section 3.07.

“Registration Statement” shall have the meaning set forth in Section 7.01(a).

“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives.

“Required Consents” shall have the meaning set forth in Section 7.03.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 1.03.

“Securities Act” shall have the meaning set forth in Section 3.04.

“Streaming Service” means any digital streaming service offering “video on demand” (“VOD”), linear and/or live event programming direct-to-consumer via Internet-connected devices, set-top boxes, platforms and/or applications, including subscription, ad-based and/or transactional VOD streaming services, streaming services for authenticated subscribers of MVPDs, vMVPD streaming services and “over the top” streaming services.

“Subsidiary” shall mean, when used with respect to any Person, (a) any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business entity, of which a majority of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Takeover Law” shall have the meaning set forth in Section 3.14(b).

“Tax” or “Taxes” shall mean all taxes, imposts, levies or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Advisor” shall mean Cravath (in the case of Venus) or Paul Weiss (in the case of Comet).

“Tax Opinion” shall mean the Venus Tax Opinion (in the case of Cravath) or the Comet Tax Opinion (in the case of Paul Weiss).

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information filed or required to be filed with a Governmental Entity in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.

“Termination Date” shall have the meaning set forth in Section 9.01(b).

“the other party” shall mean, with respect to Venus, Comet and shall mean, with respect to Comet, Venus.

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property”.

“Trading Day” shall mean with respect to Comet Common Stock, a day on which shares of Comet Common Stock are traded on the NYSE.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

“Venus” shall have the meaning set forth in the Preamble hereto.

“Venus Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Comet and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Venus and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of Venus or any committee thereof), or assets comprising 20% or more of the consolidated revenues or EBITDA of Venus and its Subsidiaries, including in any such case through the acquisition of one or more Subsidiaries of Venus owning such assets, (ii) acquisition of Venus Common Stock representing 20% or more of the aggregate equity or voting power of Venus, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning Venus Common Stock representing 20% or more of the aggregate equity or voting power of Venus or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Venus pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 20% or more of the aggregate equity or voting power of Venus or of the surviving entity in a merger involving Venus or the resulting direct or indirect parent of Venus or such surviving entity. For the avoidance of doubt, the transactions contemplated hereby shall not be deemed a Venus Acquisition Proposal. For purposes of Section 9.02(c), each reference in this definition to 20% shall be deemed to be 50%.

“Venus Additional Contract” shall have the meaning set forth in Section 3.16(b).

“Venus Adverse Recommendation Change” shall have the meaning set forth in Section 7.04(d).

“Venus Assumed Shares” shall have the meaning set forth in Section 1.08(e).

“Venus Benefit Plans” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and all other compensation and employee benefits plans, policies, programs, agreements or arrangements, excluding any Multiemployer Plans, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related award agreements and any related funding mechanism now in effect or required in the future), in each case, sponsored, maintained, contributed to or required to be contributed to by Venus or any of its Subsidiaries or under which Venus or any of its Subsidiaries has any current or potential liability, in all cases, excluding plans, programs or arrangements sponsored by any Governmental Entity.

“Venus Cancelled Shares” shall have the meaning set forth in Section 1.07(b)(v).

“Venus Capitalization Date” shall have the meaning set forth in Section 3.02(a).

“Venus Class A Book-Entry Share” shall have the meaning set forth in Section 1.07(b)(iii).

“Venus Class A Certificate” shall have the meaning set forth in Section 1.07(b)(iii).

“Venus Class A Common Stock” shall have the meaning set forth in Section 1.07(b)(i).

“Venus Class B Book-Entry Share” shall have the meaning set forth in Section 1.07(b)(iv).

“Venus Class B Certificate” shall have the meaning set forth in Section 1.07(b)(iii).

“Venus Class B Common Stock” shall have the meaning set forth in Section 1.07(b)(ii).

“Venus Common Stock” shall mean the Venus Class A Common Stock and the Venus Class B Common Stock.

“Venus Communications Licenses” shall have the meaning set forth in Section 3.08(b).

“Venus Director DC Plan” shall mean the Venus Deferred Compensation Plan for Outside Directors.

“Venus Disclosure Letter” shall mean the disclosure schedule delivered by Venus on the date hereof.

“Venus Employee DC Plan” shall mean each of the Venus Bonus Deferral Plan for Designated Senior Executives, the Venus Bonus Deferral Plan, the Venus Excess 401(k) Plan for Designated Senior Executives and the Venus Excess 401(k) Plan.

“Venus Environmental Permits” shall have the meaning set forth in Section 3.12.

“Venus Equity Awards” shall mean Venus Stock Options, Venus Performance Share Unit Awards, Venus RSU Awards and Venus Notional Units, including any dividend equivalents with respect to any of the foregoing.

“Venus Exchange Ratio” shall have the meaning set forth in Section 1.07(b)(ii).

“Venus Indemnified Person” shall have the meaning set forth in Section 6.04(a).

“Venus Intervening Event” shall mean any event, change, circumstance, effect, development or state of facts that is material to Venus and its Subsidiaries, taken as a whole, that (i) first becomes known after the date of this Agreement and prior to the Venus Stockholder Approval and (ii) was not known by or reasonably foreseeable to the Board of Directors of Venus or the Venus Transaction Committee as of the date of this Agreement; provided, however, that in no event shall any of the following events, changes, circumstances, effects, developments or states of fact be taken into account in determining whether a Venus Intervening Event has occurred: (A) the receipt, existence or terms of a Venus Acquisition Proposal or any matter relating thereto or direct or indirect consequence thereof; (B) the fact that, in and of itself, Venus or any of its Subsidiaries exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such event may be taken into account in determining whether there has been or will be, a Venus Intervening

Event to the extent not otherwise excluded hereunder), or (C) any change, in and of itself, in the market price or trading volume of Venus’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Venus Intervening Event to the extent not otherwise excluded hereunder).

“Venus Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the business, results of operations, assets or financial condition, of Venus and its Subsidiaries, taken as a whole; provided, however, that Venus Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of (i) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) changes or conditions generally affecting the industries, businesses, or segments thereof, in which Venus and its Subsidiaries operate, (iii) any change in applicable Law, regulation or GAAP (or authoritative interpretation of any of the foregoing), (iv) the announcement of this Agreement or the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships of Venus and its Subsidiaries with customers, suppliers, distributors, partners, officers or employees, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (vi) earthquakes, hurricanes, floods, or other natural disasters, (vii) any failure, in and of itself, by Venus to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Venus Material Adverse Effect to the extent not otherwise excluded hereunder), or (viii) any change, in and of itself, in the market price or trading volume of Venus’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Venus Material Adverse Effect to the extent not otherwise excluded hereunder), except, in the case of the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), to the extent that such event, change, circumstance, effect, development or state of facts affects Venus and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industries, businesses, or segments thereof, in which Venus and its Subsidiaries operate, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Venus Material Adverse Effect; provided further, that the exception in the foregoing clause (iv) will not be deemed to apply to references to Venus Material Adverse Effect in the representations and warranties set forth in Section 3.03(e) and, to the extent related to Section 3.03(e), the condition set forth in Section 8.02(a); or (b) would or would reasonably be expected to prevent or materially impair the ability of Venus to consummate the transactions contemplated hereby.

“Venus Material Contract” shall have the meaning set forth in Section 3.16.

“Venus Material Joint Venture” shall have the meaning set forth in Section 3.02(d).

“Venus Notional Unit” shall have the meaning set forth in Section 1.08(d).

“Venus Organizational Documents” shall mean Venus’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, together with all amendments thereto.

“Venus Performance Share Unit Award” shall have the meaning set forth in Section 1.08(c).

“Venus Permit” shall have the meaning set forth in Section 3.08(a).

“Venus Preferred Stock” shall have the meaning set forth in Section 3.02(a).

“Venus Recommendation” shall have the meaning set forth in the Recitals hereto.

“Venus Residual Shares” shall have the meaning set forth in Section 1.08(e).

“Venus RSU Award” shall have the meaning set forth in Section 1.08(b)(i).

“Venus SEC Documents” shall have the meaning set forth in Section 3.05(a).

“Venus Stock Option” shall have the meaning set forth in Section 1.08(a).

“Venus Stock Plans” shall have the meaning set forth in Section 3.02(a).

“Venus Stockholder Approval” shall have the meaning set forth in Section 3.03(d).

“Venus Superior Proposal” shall mean any bona fide written Venus Acquisition Proposal that the Board of Directors of Venus and the Venus Transaction Committee have determined in their good faith judgment, after consultation with their outside legal counsel and financial advisor, (i) would be more favorable to Venus’s stockholders from a financial point of view than the transactions contemplated hereby (taking into account any amendment or modification proposed by Comet pursuant to Section 7.04(d)) and (ii) is reasonably capable of being completed in accordance with its terms, taking into account all terms and conditions of such proposal and the legal, regulatory, financial (including financing terms) and other aspects of such proposal and of this Agreement; provided that for purposes of the definition of “Venus Superior Proposal”, the references to “20%” in the definition of Venus Acquisition Proposal shall be deemed to be references to “50%”.

“Venus Superior Proposal Termination” shall have the meaning set forth in Section 7.04(d).

“Venus Termination Fee” shall have the meaning set forth in Section 9.02(b).

“Venus Transaction Committee” shall have the meaning set forth in the Recitals hereto.

“Venus Transaction Committee Recommendation” shall have the meaning set forth in the Recitals hereto.

“Venus Transaction Litigation” shall have the meaning set forth in Section 7.06(a).

“vMVPD” shall mean a distributor of video programming via the Internet or other computer network, mobile platform, application, console or other digital platform, but excluding any distributor that is also an MVPD.

“wholly owned Subsidiary” shall have the meaning set forth in Section 10.10.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CBS CORPORATION,

by	/s/ Joseph R. Ianniello
Name: Joseph R. Ianniello
Title: President and Acting Chief Executive Officer

VIACOM INC.,

by	/s/ Robert M. Bakish
Name: Robert M. Bakish
Title: President & Chief Executive Officer

[Signature Page to the Merger Agreement]

Index of Defined Terms

Term	Section
$10.10
A&R Bylaws	1.05
Agreement	Preamble
Alternative Tax Opinion	7.09(d)
Balance Sheet Date	3.05(d)
Bankruptcy and Equity Exception	3.03(a)
Certificate of Merger	1.03
Class A Merger Consideration	1.07(b)(i)
Class B Merger Consideration	1.07(b)(ii)
Clean Team Agreement	7.02
Closing	1.02
Closing Date	1.02
Comet	Preamble
Comet Additional Contract	4.16(b)
Comet Adverse Recommendation Change	7.05(d)
Comet Capitalization Date	4.02(a)
Comet Class A Common Stock	1.07(a)
Comet Class B Common Stock	1.07(a)
Comet Communications Licenses	4.08(b)
Comet Environmental Permits	4.12
Comet Indemnified Person	6.04(a)
Comet Material Contract	4.16(a)
Comet Material Joint Venture	4.02(d)
Comet Notional Unit	1.09(a)
Comet Performance Share Unit Award	1.09(c)
Comet Permit	4.08(a)
Comet Preferred Stock	4.02(a)
Comet Recommendation	Recitals
Comet RSU Award	1.09(a)
Comet SEC Documents	4.05(a)
Comet Stock Option	1.09(a)
Comet Stock Plans	4.02(a)
Comet Stockholder Approval	4.03(d)
Comet Superior Proposal Termination	7.05(d)
Comet Tax Opinion	8.02(c)
Comet Termination Fee	9.02(d)
Comet Transaction Committee	Recitals
Comet Transaction Committee Recommendation	Recitals
Comet Transaction Litigation	7.06(b)
Communications Act	3.04
Confidentiality Agreement	7.02
Consent Solicitation Statement	7.01(a)
Continuing Employee	6.03(b)
Contract	3.03(e)

Term	Section
Cravath	3.09(b)
Designated Representatives	6.01(c)
DGCL	Recitals
dollars	10.10
Effective Time	1.03
Exchange Act	3.04
Exchange Agent	2.01
Exchange Fund	2.01
FCC	3.08(b)
FCPA	3.08(a)
Governance Agreement	Recitals
Indemnified Person	6.04(b)
Insurance Policies	3.17
Intended Tax Treatment	Recitals
Legal Restraint	8.01(c)
Letter of Transmittal	2.02(a)
Merger	Recitals
Merger Consideration	1.07(b)(ii)
Multiemployer Plan	3.10(c)
Neptune	Recitals
Neptune Parties	Recitals
Neptune Support Agreement	Recitals
OFAC	3.08(a)
Order	3.07
Paul Weiss	4.09(b)
Proceeding	3.07
Qualifying Termination	6.02(c)
Registration Statement	7.01(a)
Required Consents	7.03(a)
Secretary of State	1.03
Securities Act	3.04
Share Issuance	Recitals
Surviving Corporation	1.01
Takeover Law	3.14(b)
Termination Date	9.01(b)
Venus	Preamble
Venus Additional Contract	3.16(b)
Venus Adverse Recommendation Change	7.04(d)
Venus Assumed Shares	1.08(e)
Venus Cancelled Shares	1.07(b)(v)
Venus Capitalization Date	3.02(a)
Venus Class A Book-Entry Share	1.07(b)(iii)
Venus Class A Certificate	1.07(b)(iii)
Venus Class A Common Stock	1.07(b)(i)
Venus Class B Book-Entry Share	1.07(b)(iv)

Term	Section
Venus Class B Certificate	1.07(b)(iv)
Venus Class B Common Stock	1.07(b)(ii)
Venus Class B Merger Consideration	1.07(b)(ii)
Venus Communications Licenses	3.08(b)
Venus Environmental Permits	3.12
Venus Exchange Ratio	1.07(b)(ii)
Venus Indemnified Person	6.04(a)
Venus Material Contract	3.16(a)
Venus Material Joint Venture	3.02(d)
Venus Notional Unit	1.08(d)
Venus Performance Share Unit Award	1.08(c)
Venus Permit	3.08(a)
Venus Preferred Stock	3.02(a)
Venus Recommendation	Recitals
Venus Residual Shares	1.08(e)
Venus RSU Award	1.08(b)(i)
Venus SEC Documents	3.05(a)
Venus Stock Option	1.08(a)
Venus Stock Plans	3.02(a)
Venus Stockholder Approval	3.03(d)
Venus Tax Opinion	8.03(d)
Venus Termination Fee	9.02(b)
Venus Transaction Committee	Recitals
Venus Transaction Committee Recommendation	Recitals
Venus Transaction Litigation	7.06(a)
wholly owned Subsidiary	10.10

EXHIBIT A

SUPPORT AGREEMENT

Exhibit A is omitted because the Support Agreement is being filed separately as Exhibit 10.1 to this Current Report on Form 8-K.

EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIACOMCBS INC.

(Originally incorporated on November 10, 1986 under the name Arsenal Holdings, Inc.)

ARTICLE I

NAME

The name of this Corporation is ViacomCBS Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT FOR SERVICE

The registered office of the Corporation in the State of Delaware is located at Suite 400, 2711 Centerville Road, City of Wilmington, County of New Castle. The name and address of the Corporation’s registered agent for service of process in Delaware is:

Corporation Service Company

Suite 400

2711 Centerville Road

Wilmington, Delaware 19808

ARTICLE III

CORPORATE PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

(1) Shares, Classes and Series Authorized. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 5,080,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

(a) 55,000,000 shares of Class A Common Stock, $0.001 par value (“Class A Common Stock”).

(b) 5,000,000,000 shares of Class B Common Stock, $0.001 par value (“Class B Common Stock”).

(c) 25,000,000 shares of Preferred Stock, $0.001 par value (“Preferred Stock”).

(2) Powers and Rights of the Class A Common Stock and the Class B Common Stock. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, all issued and outstanding shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and powers.

(a) Voting Rights and Powers. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Class A Common Stock shall vote together with the holders of any other outstanding shares of capital stock of the Corporation entitled to vote, without regard to class, and every holder of outstanding shares of Class A Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Class A Common Stock standing in his name. The holders of shares of Class A Common Stock shall have the relevant class voting rights and powers set forth in Section (3) of this Article IV and in Article IX. Except as otherwise required by law, the holders of outstanding shares of Class B Common Stock shall not be entitled to any votes upon any questions presented to stockholders of the Corporation, including, but not limited to, whether to increase or decrease the number of authorized shares of Class B Common Stock.

(b) Dividends. Subject to the rights and preferences of any Preferred Stock set forth in any resolution or resolutions providing for the issuance of such stock as set forth in Section (3) of this Article IV, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably such dividends, other than Share Distributions (as hereinafter defined), as may from time to time be declared by the Board of Directors out of funds legally available therefor. The Board of Directors may, at its discretion, declare a dividend of any securities of the Corporation or of any other corporation, limited liability company, partnership, joint venture, trust or other legal entity (a “Share Distribution”) to the holders of shares of Class A Common Stock and Class B Common Stock (i) on the basis of a ratable distribution of identical securities to holders of shares of Class A Common Stock and Class B Common Stock or (ii) on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and another class or series of securities to holders of Class B Common Stock, provided that the securities so distributed (and, if the distribution consists of convertible or exchangeable securities, the securities into which such convertible or exchangeable securities are convertible or for which they are exchangeable) do not differ in any respect other than (x) differences in their rights (other than voting rights and powers) consistent in all material respects with differences between Class A Common Stock and Class B Common Stock and (y) differences in their relative voting rights and powers, with holders of shares of Class A Common Stock receiving the class or series of such securities having the higher relative voting rights or powers (without regard to whether such voting rights or powers differ to a greater or lesser extent than the corresponding differences in the voting rights or powers of Class A Common Stock and Class B Common Stock provided in Section (2)(a) of this Article IV).

(c) Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they are entitled under this Article IV or the resolutions, as the case may be, authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be divided ratably among the holders of Class A Common Stock and Class B Common Stock.

(d) Split, Subdivision or Combination. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined.

(e) Conversion. So long as there are at least 5,000 shares of Class A Common Stock outstanding, each record holder of shares of Class A Common Stock may convert any or all of such shares into an equal number of shares of Class B Common Stock by delivering written notice to the Corporation’s transfer agent stating that such record holder desires to convert such shares into the same number of shares of Class B Common Stock and requesting that the Corporation issue all of such Class B Common Stock to the persons named therein, setting forth the number of shares of Class B Common Stock to be issued to each such person (and, in the case of a request for registration in a name other than that of such record holder, providing proper evidence of succession, assignation or authority to transfer), accompanied by payment of documentary, stamp or similar issue or transfer taxes, if any.

(3) Powers and Rights of the Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any, provided that the Corporation shall not issue any Preferred Stock, or Preferred Stock that is convertible into or exchangeable for securities, that, in the aggregate with all other outstanding shares of Preferred Stock, have the ability to elect a number of Directors constituting a majority of the Board of Directors unless the issuance of such Preferred Stock shall have been approved by the holders of a majority of the outstanding shares of Class A Common Stock, voting separately as a class; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon shares of such series and the times at which such dividends shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or non-cumulative, and, if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation or for any debt securities of the Corporation and the terms and conditions, including, without limitation, price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Class A Common Stock or Class B Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law. Notwithstanding anything herein to the contrary, in no event shall the terms of any Preferred Stock issued conflict with Article XI of the Bylaws during the Designated Period (as defined below), including with respect to any rights of such Preferred Stock to elect Directors.

(4) Issuance of Class A Common Stock, Class B Common Stock and Preferred Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of Class A Common Stock, Class B Common Stock and Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Amended and Restated Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by any of the stockholders of the Corporation, except as otherwise required by law.

ARTICLE V

DIRECTORS

(1) Power of the Board of Directors. The property and business of the Corporation shall be controlled and managed by or under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized:

(a) To adopt, amend, alter, change or repeal the Bylaws of the Corporation; provided that no Bylaws hereafter adopted shall invalidate any prior act of the Directors that would have been valid if such Bylaws had not been adopted; provided further that, (i) from and after the Closing Date until the second (2nd) anniversary of the Closing Date (the “Designated Period”), the Board of Directors shall not have the power to amend, alter, change or repeal the provisions of Article XI (other than Section 4(d) thereof) or Section 4 of Article IX of the Bylaws (and any provision of the Bylaws making reference to any such provision), the Board of Directors shall not have the power to adopt any new or modified provision of Article XI (other than Section 4(d) thereof) or Section 4 of Article IX of the Bylaws or other resolution inconsistent with such Articles or Sections, and the Board of Directors shall not recommend for (or resolve to recommend for) adoption by the stockholders of the Corporation any such amendment, alteration, change or repeal of, or any provision inconsistent with, Article XI (other than Section 4(d) thereof) or Section 4 of Article IX of the Bylaws or other resolution inconsistent with such Articles or Sections and (ii) from and after the Closing Date until the fifteen month anniversary of the Closing Date, the Board of Directors shall not have the power to amend, alter, change, or repeal the provisions of Section 4(d) of Article XI or Section 14 of Article V of the Bylaws (and any provision of the Bylaws making reference to any such provision), the Board of Directors shall not have the power to adopt any new or modified provision of Section 4(d) of Article XI or Section 14 of Article V of the Bylaws or other resolution inconsistent with such Articles or Sections, and the Board of Directors shall not recommend for (or resolve to recommend for) adoption by the stockholders of the Corporation any such amendment, alteration, change or repeal of, or any provision inconsistent with, Section 4(d) of Article XI or Section 14 of Article V of the Bylaws or other resolution inconsistent with such Articles or Sections, in each case, without the Requisite Approval;

(b) Subject to Article XI of the Bylaws, to determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the property, business and affairs of the Corporation, including, without limitation, the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as the manner of taking Board action; and

(c) To exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Delaware, this Amended and Restated Certificate of Incorporation, and the Bylaws of the Corporation.

(2) Number of Directors. The number of directors constituting the entire Board of Directors shall be fixed from time to time by resolution of the Board of Directors but shall not be less than three nor more than twenty; provided that during the Designated Period, unless the Board of Directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, the number of directors constituting the entire Board of Directors shall be fixed at thirteen (13) directors. Directors shall be elected to hold office until the next annual meeting of stockholders of the Corporation or until their successors are duly elected and shall qualify, unless sooner displaced. As used in this Amended and Restated Certificate of Incorporation, the term “entire Board of Directors” means the total number of Directors fixed in the manner provided in this Article V, Section (2) and in the Bylaws.

(3) Definitions.

“Closing Date” shall have the meaning set forth in the Merger Agreement.

“Governance Agreement” means that certain Governance Agreement, dated as of August 13, 2019, among CBS Corporation, Viacom Inc., National Amusements, Inc., NAI Entertainment Holdings LLC and the other parties thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Initial CBS Director” means each of the initial members of the Board of Directors designated pursuant to Section 1.06(a)(i) of the Merger Agreement and, in the event any such director ceases to serve as a member of the Board of Directors, the replacement, if any, thereof who is recommended and approved in accordance with Section 2(c) of Article XI of the Bylaws and, in connection with such appointment, a majority of the Initial CBS Directors then in office vote in favor of such person becoming an Initial CBS Director (or if there are no such Initial CBS Directors then in office other than as a result of removal in breach of this Amended and Restated Certificate of Incorporation, the Bylaws or the Governance Agreement, then by 75% of the Unaffiliated Independent Directors).

“Initial Viacom Director” means each of the initial members of the Board of Directors designated pursuant to Section 1.06(a)(ii) of the Merger Agreement and, in the event any such director ceases to serve as a member of the Board of Directors, the replacement, if any, thereof who is recommended and approved in accordance with Section 2(c) of Article XI of the Bylaws and, in connection with such appointment, a majority of the Initial Viacom Directors then in office vote in favor of such person becoming an Initial Viacom Director (or if there are no such Initial Viacom Directors then in office other than as a result of removal in breach of this Amended and Restated Certificate of Incorporation, the Bylaws or the Governance Agreement, then by 75% of the Unaffiliated Independent Directors).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 13, 2019, between CBS Corporation and Viacom Inc., as amended, restated, supplemented or otherwise modified from time to time.

“NAI Entities” means, collectively, National Amusements, Inc. (and any successor-in-interest thereto) and NAI Entertainment Holdings LLC (and any successor-in-interest thereto).

“NAI Group” means, collectively, (a) Sumner M. Redstone, (b) Shari E. Redstone, (c) the NAI Entities, (d) the Sumner M. Redstone National Amusements Trust u/d/t dated June 28, 2002, as amended (the “Trust”), (e) Tyler Korff, (f) David R. Andelman, (g) Jill Krutick, (h) Thaddeus Jankowski, (i) Phyllis Redstone, (j) Norman Jacobs, (k) Leonard Lewin and (f) any other trustee of the Trust.

“Requisite Approval” means approval by the Board of Directors, which approval includes approval by at least (A) a majority of the Unaffiliated Independent Directors then in office, (B) two of the Initial CBS Directors then in office and (C) two of the Initial Viacom Directors then in office.

“Unaffiliated Independent Director” means any member of the Board of Directors (A) who is not affiliated or associated (as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) with any member of the NAI Group and (B) who is “independent” under applicable stock exchange and U.S. Securities and Exchange Commission rules; provided, however, that for the avoidance of doubt, (x) Robert N. Klieger shall not constitute an Unaffiliated Independent Director for purposes of this Amended and Restated Certificate of Incorporation and (y) any director who filled a vacancy pursuant to the proviso of Section 2(c) of Article XI of the Bylaws shall not constitute an Unaffiliated Independent Director for purposes of this Amended and Restated Certificate of Incorporation.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS AND OFFICERS

(1) Right to Indemnification. The Corporation shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (such person, an “indemnitee”), to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except as provided in Section (7) of this Article VI with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

(2) Successful Defense. To the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section (1) of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(3) Advance Payment of Expenses. Expenses (including attorneys’ fees) incurred by a present or former Director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that, to the extent required by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a present Director or officer of the Corporation shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking (an “undertaking”) by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined in a final, non-appealable judicial decision that such Director or officer is not entitled to be indemnified by the Corporation for such expenses as authorized in this Article VI; provided, further, that a former Director or officer of the Corporation shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking to the extent an undertaking would be required of a present Director or officer of the Corporation pursuant to this Section (3).

(4) Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any Director or officer of the Corporation providing indemnification for such person against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action, suit or proceeding by or in the right of the Corporation, that arises by reason of the fact that such person is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

(5) Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

(6) Certain Definitions. For the purposes of this Article VI, (a) any Director, officer or employee of the Corporation who shall serve or has served as a director or officer of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (b) any current or former director or officer of any subsidiary corporation, limited liability company, partnership, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director or officer at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve or has served as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director or officer at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article VI, references to a corporation include all constituent corporations absorbed in a consolidation or merger (including any constituent of a constituent) as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity. For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a Director or officer of the Corporation which imposes duties on, or involves services by, such Director or officer with respect to an employee benefit plan, its participants, or beneficiaries, and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

(7) Proceedings to Enforce Rights to Indemnification. (a) If a claim under Section (1) of this Article VI is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or a claim under Section (3) of this Article VI is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. Any such written claim under Section (1) of this Article VI shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under Sections (1), (2) and (3) of this Article VI shall include reasonable documentation of the expenses incurred by the indemnitee.

(b) If successful in whole or in part in any suit brought pursuant to Section (7)(a) of this Article VI, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.

(c) In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

(8) Preservation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or officer of the Corporation, or has ceased to serve at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article VI by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a Director or officer of the Corporation, or any person serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, existing at the time of such repeal or modification.

ARTICLE VII

DIRECTOR LIABILITY TO THE CORPORATION

(1) Limitation on Liability. A Director’s liability to the Corporation for breach of duty to the Corporation or its stockholders shall be limited to the fullest extent permitted by Delaware law. In particular, no Director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, or (d) for any transaction from which the Director derived an improper personal benefit.

(2) Repeal or Modification. Any repeal or modification of the foregoing Section (1) by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

(3) Amendment. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the liability of directors, then a Director of the Corporation shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND

CERTIFICATE OF INCORPORATION

(1) Reservation of Right to Amend. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Amended and Restated Certificate of Incorporation and all rights and powers conferred in this Amended and Restated Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.

(2) Construction. Each reference in this Amended and Restated Certificate of Incorporation to “the Amended and Restated Certificate of Incorporation,” “hereunder,” “hereof,” or words of like import and each reference to the Amended and Restated Certificate of Incorporation set forth in any amendment to the Amended and Restated Certificate of Incorporation shall mean and be a reference to the Amended and Restated Certificate of Incorporation, as supplemented and amended through such amendment to the Amended and Restated Certificate of Incorporation.

ARTICLE IX

VOTING RIGHTS

In addition to any other approval required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of a majority of the then outstanding shares of Class A Common Stock, voted separately as a class, shall be necessary to approve any consolidation of the Corporation with another corporation, any merger of the Corporation into another corporation or any merger of any other corporation into the Corporation pursuant to which shares of Common Stock are converted into or exchanged for any securities or any other consideration.

The Corporation shall not and shall not have the legal power to do any of the following without the prior written consent of the holders of a majority of the Class A Common Stock (“Common A Holders”), which consent may be granted or withheld by Common A Holders in their sole discretion:

(1) to enter into any agreement regarding, or consummate, any Paramount Transaction (as defined below),

(2) vote or provide the consent of any shares of capital stock, other equity interests, or other securities of any Paramount Entity (as defined below) owned or held, directly or indirectly, by the Corporation or any direct or indirect subsidiary thereof, with respect to, or in connection with, a Paramount Transaction, or

(3) whether by merger, consolidation, reorganization or otherwise, amend this Amended and Restated Certificate of Incorporation in a manner that will or may eliminate or change in any way any of the approval rights of the Class A Common Stock with respect to any of the matters described in this Article IX, subsection (1) through (3).

“Paramount Transaction” means any of the following actions or events: to authorize, enter into, commit to or otherwise legally bind the Corporation and its subsidiaries taken as a whole (the “Company”) to any transaction not in the ordinary course of business consistent with past practice (by joint venture, consortium, affiliation, agreement, guarantee, understanding or otherwise), for:

(i) Any sale, issuance, transfer, redemption, lien, encumbrance, or other disposition (including, without limitation, by way of recapitalization, reclassification, dividend, distribution, merger, consolidation or otherwise) of (A) any shares or capital stock or ownership interest of Paramount Pictures Corporation (“Paramount”) or of any direct or indirect subsidiary of the Corporation involved with or supporting, in either case, in a material respect, the Corporation’s filmed entertainment business or any other business of Paramount (Paramount and each such subsidiary, a “Paramount Entity”), or (B) any options, warrants, convertible securities or other rights to purchase or acquire or encumber any shares of such capital stock or ownership interest of any Paramount Entity, in any case to a party that is not the Company;

(ii) Any sale, transfer, license, lien, encumbrance or other disposition of any material asset of (A) any Paramount Entity or (B) the Paramount Entities taken as a whole, in each case, to a party that is not the Company.

ARTICLE X

STOCK OWNERSHIP

AND THE FEDERAL COMMUNICATIONS LAWS

(1) Restrictions on Stock Ownership or Transfer. As contemplated by this Article X, the Corporation may restrict the ownership, or proposed ownership, of shares of capital stock of the Corporation by any person if such ownership or proposed ownership (a) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (b) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation under the Federal Communications Laws or (c) subjects or could subject the Corporation to any regulation under the Federal Communications Laws to which the Corporation would not be subject but for such ownership or proposed ownership (clauses (a), (b) and (c) collectively, “FCC Regulatory Limitations”). For purposes of this Article X, the term “Federal Communications Laws” shall mean any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act of 1934, as amended (the “Communications Act”), and regulations thereunder, pertaining to the ownership and/or operation or regulating the business activities of (x) any television or radio station, daily newspaper, cable television system or other medium of mass communications or (y) any provider of programming content to any such medium.

(2) Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of capital stock of the Corporation by any person may result in an FCC Regulatory Limitation, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall request.

(3) Denial of Rights, Refusal to Transfer. If (a) any person from whom information is requested pursuant to Section (2) of this Article X should not provide all the information requested by the Corporation, or (b) the Corporation shall conclude that a stockholder’s ownership or proposed ownership of, or that a stockholder’s exercise of any rights of ownership with respect to, shares of capital stock of the Corporation results or could result in an FCC Regulatory Limitation, then, in the case of either clause (a) or clause (b), the Corporation may (i) refuse to permit the transfer of shares of capital stock of the Corporation to such proposed stockholder, (ii) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (iii) require the conversion of any or all shares of Class A Common Stock held by such stockholder into an equal number of shares of Class B Common Stock, (iv) redeem such shares of capital stock of the Corporation held by such stockholder in accordance with the terms and conditions set forth in this Section (3), and/or (v) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation. Any such refusal of transfer or suspension of rights pursuant to clauses (i) and (ii), respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in an FCC Regulatory Limitation. The terms and conditions of redemption pursuant to clause (iv) of this Section (3) shall be as follows:

(i) the redemption price of any shares to be redeemed pursuant to this Section (3) shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

(ii) the redemption price of such shares may be paid in cash, Redemption Securities (as hereinafter defined) or any combination thereof;

(iii) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(iv) at least 15 days’ written notice of the Redemption Date (as hereinafter defined) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(v) from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(vi) such other terms and conditions as the Board of Directors shall determine.

For purposes of this Section (3):

(A) “Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the volume weighted average sales price for such a share on the New York Stock Exchange or, if such stock is not listed on such exchange, on the principal U.S. registered securities exchange on which such stock is listed, during the 30 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to this Section (3); provided, however, that if shares of stock of such class or series are not traded on any securities exchange, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided, further, that “Fair Market Value” as to any stockholder who purchased his stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by him.

(B) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Section (3).

(C) “Redemption Securities” shall mean any debt or equity securities of the Corporation, any subsidiary of the Corporation or any other corporation or other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to this Section (3), at least equal to the Fair Market Value of the shares to be redeemed pursuant to this Section (3) (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

(4) Legends. The Corporation shall instruct the Corporation’s transfer agent that the shares of capital stock of the Corporation are subject to the restrictions set forth in this Article X and such restrictions shall be noted conspicuously on the certificate or certificates representing such capital stock or, in the case of uncertificated securities, contained in the notice or notices sent as required by applicable law.

(5) Certain Definitions. For purposes of this Article, the word “person” shall include not only natural persons but partnerships (limited or general), associations, corporations, limited liability companies, joint ventures and other legal entities, and the word “regulation” shall include not only regulations but rules, published policies and published controlling interpretations by an administrative agency or body empowered to administer a statutory provision of the Federal Communications Laws.

ARTICLE XI

COMPROMISE AND REORGANIZATION

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of

Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EXHIBIT C

AMENDED AND RESTATED

BYLAWS

OF

VIACOMCBS INC.

ARTICLE I

OFFICES

Section 1. The registered offices of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Meetings of stockholders may be held at such time and place, within and without the State of Delaware, as shall be stated in the notice of the meeting or in a valid waiver of notice thereof. The annual meeting of stockholders may be held at such place, within or without the State of Delaware, as shall be designated by the board of directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2. The annual meeting of stockholders for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting shall be held at such date and hour as shall be determined by the board of directors.

Section 3. Whenever stockholders are required or permitted to take any action at a meeting, notice of the meeting shall be given which notice shall state the place, date and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for determining stockholders entitled to notice of the meeting), and in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law) or the Amended and Restated Certificate of Incorporation, the notice of any meeting shall be given, not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. The board of directors may postpone or reschedule any previously scheduled meeting.

Section 4. Subject to Article XI, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Amended and Restated Certificate of Incorporation, may be called by the affirmative vote of a majority of the board of directors, the Chairman of the Board or the Chief Executive Officer and shall be called by the Chairman of the Board, the Chief Executive Officer or Secretary at the request in writing of the holders of record of at least 50.1% of the aggregate voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, acting together as a single class. Such request shall state the purpose or purposes of the proposed meeting.

Section 5. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 6. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, at the principal place of business of the Corporation. The list shall also be produced and kept open at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 7. The holders of a majority of the aggregate voting power of the shares of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by applicable law or by the Amended and Restated Certificate of Incorporation. Whether or not a quorum is present, the chairman of the meeting or the holders of a majority of the aggregate voting power of the shares of capital stock entitled to vote who are present in person or represented by proxy at the meeting shall have the power to adjourn the meeting from time to time.

Section 8. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty days after the date for which the meeting was originally noticed, notice of the time and place of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting in accordance with Article VI, Section 2(a) of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 9. When a quorum is present at any meeting, the vote of the holders of a majority of the aggregate voting power of the shares of the capital stock entitled to vote who are present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by provision of applicable law or of the Amended and Restated Certificate of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

2

Section 10. At every meeting of the stockholders, each stockholder shall be entitled to vote, in person or by a valid proxy given by the stockholder or his or her duly authorized attorney-in-fact, each share of the capital stock having voting power held by such stockholder in accordance with the provisions of the Amended and Restated Certificate of Incorporation and, if applicable, the certificate of designations relating thereto, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Section 11. Any action required to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing (or deemed to be in writing under applicable law), setting forth the action so taken, shall be signed by stockholders (or deemed to be signed by stockholders under applicable law) representing not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered and dated as required by law. Prompt notice of the taking of such action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. The Secretary shall file such consents with the minutes of the meetings of the stockholders.

Section 12. At all meetings of stockholders, the chairman of the meeting shall have absolute authority over matters of procedure, and there shall be no appeal from the ruling of the chairman.

Section 13. Attendance of a stockholder, in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where the stockholder, in person or by proxy, attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 14. Notice of Director Nominations and Stockholder Business.

(a) Nominations of persons for election to the board of directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of the stockholders only (i) pursuant to the Corporation’s notice of the meeting (or any supplement thereto), (ii) by or at the direction of the board of directors, (iii) by any stockholder or stockholders that, pursuant to Section 11 hereof, represent a sufficient number of votes to take such action by written consent without a meeting or (iv) by any stockholder of the Corporation who is a stockholder of record at the time of the giving of the notice provided for in this Section 14, who is entitled to vote at the meeting and who complies fully with the notice requirements and other procedures set forth in this Section 14.

(b) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 14(a)(iv) above, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and any such proposed business, other than the nomination of persons for election to the board of directors,

3

must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be sent and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days earlier or more than sixty (60) days later than such anniversary date, notice by the stockholder to be timely must be so sent and received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder notice as described herein. To be in proper written form, a stockholder’s notice to the Secretary shall set forth in writing (i) as to each person whom the stockholder proposes to nominate for election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the complete text of any resolutions proposed for consideration or any amendment to any Corporation document intended to be presented at the meeting), the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (C) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and (D) a representation whether the stockholder or the beneficial owner, if any, intends to solicit proxies in support of such nomination or proposal, including whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to adopt and/or carry out the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require in order to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(c) Notwithstanding anything in this Section 14 to the contrary, in the event that the number of directors to be elected to the board of directors of the Corporation at an annual meeting is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased board of directors made by the Corporation at least one hundred (100) days prior to the first anniversary of the date of the immediately

4

preceding annual meeting, a stockholder’s notice required by this Section 14 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be sent and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(d) Only such business shall be conducted at a special meeting of stockholders as shall have been stated in the Corporation’s notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the board of directors, (ii) by any stockholder or stockholders that, pursuant to Section 11 hereof, represent a sufficient number of votes to take such action by written consent without a meeting or (iii) by any stockholder of the Corporation who is a stockholder of record at the time of the giving of the notice provided for in this Section 14, who is entitled to vote at the meeting and who complies fully with the notice requirements and other procedures set forth in this Section 14. In the event that the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (b) of this Section 14 shall be sent and received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder notice as described herein.

(e) Only such persons who are nominated in accordance with the requirements and procedures set forth in this Section 14 shall be eligible and qualified to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 14. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the requirements and procedures set forth in this Section 14 (including whether the stockholder or beneficial owner, if any, on whose behalf the nominee or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (b)(iii)(D) of this Section 14) and, in the event any proposed nomination or business was not so made or proposed in compliance with this Section 14, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 14, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination

5

shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 14, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(f) For purposes of this Section 14, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or any comparable or successor national news service or in a document publicly filed by the Corporation with the Securities Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(g) Notwithstanding the foregoing provisions of this Section 14, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 14. Nothing in this Section 14 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of Regulation 14A under the Exchange Act (or any successor provision thereto).

ARTICLE III

DIRECTORS

Section 1. The number of directors which shall constitute the entire board of directors shall be fixed as set forth in Article V of the Amended and Restated Certificate of Incorporation.

Section 2. Subject to Article XI and the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation then outstanding (other than Common Stock), vacancies in the board of directors for any reason, including by reason of an increase in the authorized number of directors, shall, if occurring prior to the expiration of the term of office in which the vacancy occurs, be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and, subject to Article IX, the directors so chosen shall hold office until the next annual meeting of stockholders of the Corporation or until their successors are duly elected and shall qualify, unless sooner displaced. Subject to Article XI, if there are no directors in office, then an election of directors may be held in the manner provided by statute.

Section 3. Subject to Article XI, the property and business of the Corporation shall be controlled and managed in accordance with the terms of the Amended and Restated Certificate of Incorporation by its board of directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Amended and Restated Certificate of Incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

6

MEETINGS OF THE BOARD OF DIRECTORS

Section 4. The board of directors of the Corporation, or any committees thereof, may hold meetings, both regular and special, either within or without the State of Delaware.

Section 5. A regular annual meeting of the board of directors, including newly elected directors, shall be held in connection with each annual meeting of stockholders at the place of such stockholders’ meeting, and no notice of such meeting to the directors shall be necessary in order legally to constitute the meeting, provided that a quorum shall be present. If such meeting is held at any other time or place, notice thereof must be given or waived as hereinafter provided for special meetings of the board of directors.

Section 6. Additional regular meetings of the board of directors shall be held on such dates and at such times and at such places as shall from time to time be determined by the board of directors.

Section 7. The Chairman of the Board or the Chief Executive Officer may call a special meeting of the board of directors at any time by giving notice as provided in these bylaws to each member of the board at least twenty-four (24) hours before the time appointed. Every such notice shall state the time and place but need not state the purpose of the meeting. Notwithstanding anything to the contrary herein, the board of directors may not consider any issuance of shares of Class A common stock or other voting securities of the Corporation or any of its subsidiaries at any annual, regular or special meeting unless notice of such proposed issuance shall have been provided personally, orally by telephone or by electronic transmission to each member of the board at least ten (10) business days prior to such meeting.

Section 8. At all meetings of the board a majority of the entire board of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute, the Amended and Restated Certificate of Incorporation or these bylaws. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(A) “Paramount Transaction” means any of the following actions or events: to authorize, enter into, commit to or otherwise legally bind the Corporation and its subsidiaries taken as a whole (the “Company”) to any transaction not in the ordinary course of business consistent with past practice (by joint venture, consortium, affiliation, agreement, guarantee, understanding or otherwise), for:

(i) any sale, issuance, transfer, redemption, lien, encumbrance, or other disposition (including, without limitation, by way of recapitalization, reclassification, dividend, distribution, merger, consolidation or otherwise) of (A) any shares of capital stock or ownership interest of Paramount Pictures Corporation (“Paramount”) or of any direct or indirect subsidiary of the Corporation involved with or supporting, in either case, in a material respect, the Corporation’s filmed entertainment business or any other business of Paramount (Paramount and each such subsidiary, a “Paramount Entity”), or (B) any options, warrants, convertible securities or other rights to purchase or acquire or encumber any shares of such capital stock or ownership interest of any Paramount Entity, in any case to a party that is not the Company, or

7

(ii) any sale, transfer, license, lien, encumbrance or other disposition of any material asset of (A) any Paramount Entity or (B) the Paramount Entities taken as a whole, in each case, to a party that is not the Company.

(B) Notwithstanding the foregoing, none of the board, any committee thereof, any member of the board or any executive officer shall, or shall have the power to, authorize, agree to, knowingly cause or permit or take, directly or indirectly, any “Paramount Transaction” without the prior consent of at least 67% of the members of the board.

Section 9. Any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, setting forth the action so taken, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee.

Section 10. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or these bylaws, members of the board of directors, or any committee thereof, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

COMMITTEES OF DIRECTORS

Section 11. Designation of Committees. Subject to Article XI, the board of directors may, by resolution passed by a majority of the board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

Section 12. Vacancies. Subject to Article XI, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

Section 13. Powers. Subject to Article XI, any such committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors to the extent provided by Section 141(c) of the Delaware General Corporation Law as it exists now or may hereafter be amended.

Section 14. Minutes. Each committee of the board of directors shall keep regular minutes of its meetings and report the same to the board of directors when required.

8

COMPENSATION OF DIRECTORS

Section 15. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or these bylaws, the board of directors shall have the authority to fix the compensation of directors. All directors may be paid their expenses, if any, of attendance at each meeting of the board of directors, and directors who are not full-time employees of the Corporation may be paid a fixed sum for attendance at each meeting of the board of directors, and/or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation and expenses for attending committee meetings.

REMOVAL OF DIRECTORS

Section 16. Subject to Article XI and the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, any or all directors may be removed from office at any time prior to the expiration of his, her or their term of office, with or without cause, only by the affirmative vote of the holders of record of outstanding shares representing at least a majority of all the aggregate voting power of outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class at a special meeting of stockholders called expressly for that purpose; provided that, subject to Article XI, any director may be removed from office by the affirmative vote of a majority of the board of directors, at any time prior to the expiration of his or her term of office, as provided by law, in the event a director is in breach of any agreement between such director and the Corporation relating to such director’s service as a director or employee of the Corporation.

ARTICLE IV

NOTICES

Section 1. Whenever, under the provisions of applicable law, the Amended and Restated Certificate of Incorporation or these bylaws, notice is required to be given to (a) any director, it shall be construed to mean oral notice given telephonically or written or printed notice given either personally or by mail, wire or electronic transmission, or (b) any stockholder, it shall be construed to mean written or printed notice given either personally or by mail, wire or electronic transmission in the manner and to the extent provided by Section 232 of the Delaware General Corporation Law, in each case, addressed to such director or stockholder, at his or her address as it appears on the records of the Corporation, with postage or other charges thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail or at the appropriate office for transmission by wire or, in the case of electronic transmission, at the time specified by Section 232 of the Delaware General Corporation Law.

Section 2. Whenever any notice is required to be given under the provisions of applicable law or of the Amended and Restated Certificate of Incorporation or of these bylaws, a waiver thereof in writing or by electronic transmission, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

9

Section 3. Attendance at a meeting shall constitute a waiver of notice except where a director or stockholder attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 4. Neither the business to be transacted at, nor the purpose of, any meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

ARTICLE V

OFFICERS

Section 1. Subject to Article XI, the officers of the Corporation shall be elected by the board of directors at its first meeting in connection with each annual meeting of the stockholders and shall be a Chief Executive Officer, a Chief Financial Officer, a Chairman and CEO of CBS (until the Specified CBS Date) and/or a Treasurer and a Secretary. Subject to Article XI, the board of directors may also elect a Chairman of the Board, one or more Presidents and Vice Presidents and one or more Assistant Treasurers and Assistant Secretaries, and such other officers as the board of directors deems appropriate. Any number of offices may be held by the same person. Vice Presidents may be given distinctive designations such as Executive Vice President or Senior Vice President. Subject to Article XI, at the time of election, the board of directors may determine that the Chairman of the Board shall be a Non-Executive Chairman of the Board.

Section 2. Subject to Article XI, the board of directors may elect such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board of directors.

Section 3. Subject to Article XI, the officers of the Corporation shall hold office until their successors are elected or appointed and qualify or until their earlier resignation or removal. Subject to Article XI, any officer elected or appointed by the board of directors may be removed at any time with or without cause by the affirmative vote of majority of the board of directors. Subject to Article XI, any vacancy occurring in any office of the Corporation shall be filled by the board of directors.

CHAIRMAN OF THE BOARD

Section 4. The Chairman of the Board, if any shall be elected, shall preside at all meetings of the board of directors and the stockholders and shall have such other powers and perform such other duties as may from time to time be assigned to him or her by the board of directors.

10

THE CHIEF EXECUTIVE OFFICER

Section 5. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall have the general powers and duties of supervision, management and control of the business and affairs of the Corporation, subject to the control of the board of directors. The Chief Executive Officer shall perform the duties and exercise the powers incident to the office of Chief Executive Officer and shall have such other powers and perform such other duties as may from time to time be assigned to him or her by the board of directors or these bylaws.

THE PRESIDENT

Section 6. The President, if any shall be elected, shall, under the direction of the Chief Executive Officer, be responsible for the operations of the Corporation and shall have all the powers, rights, functions and responsibilities normally exercised by a president. The President shall have such other powers and perform such other duties as may from time to time be assigned to the President by the Chief Executive Officer, the board of directors or these bylaws.

THE VICE PRESIDENTS

Section 7. The Vice Presidents, if any shall be elected, shall have such powers and perform such duties as may from time to time be assigned to them by the board of directors or the Chief Executive Officer.

THE SECRETARY AND ASSISTANT SECRETARY

Section 8. The Secretary, if any shall be elected, shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the standing committees of the board of directors when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and the special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or the Chief Executive Officer, under whose supervision he or she shall be. He or she shall have custody of the corporate seal of the Corporation and he or she, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The board of directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.

Section 9. The Assistant Secretary, if any shall be elected, or if there be more than one, the Assistant Secretaries in the order determined by the board of directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall have such other powers and perform such other duties as may from time to time be assigned to them by the board of directors, the Chief Executive Officer or the Secretary.

11

THE TREASURER AND ASSISTANT TREASURERS

Section 10. The Treasurer, under the supervision of the Chief Executive Officer, shall have charge of the corporate funds and securities and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositaries as may be designated by or at the direction of the board of directors.

Section 11. The Treasurer shall disburse or cause to be disbursed the funds of the Corporation as may be ordered by or at the direction of the Chief Executive Officer or the board of directors, taking proper vouchers for such disbursements, and subject to the supervision of the Chief Executive Officer, shall render to the board of directors, when they or either of them so require, an account of his or her transactions as Treasurer and of the financial condition of the Corporation.

Section 12. If required by the board of directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

Section 13. The Assistant Treasurer, if any shall be elected, or if there shall be more than one, the Assistant Treasurers in the order determined by the board of directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall have such other powers and perform such other duties as may from time to time be assigned to them by the board of directors, the Chief Financial Officer or the Treasurer.

CHAIRMAN AND CEO OF CBS

Section 14. Subject to the provisions of Article XI, the Chairman and CEO of CBS, if any shall be elected, shall be an officer of the Corporation and shall be the chief executive officer of the Corporation’s CBS business, reporting to the Chief Executive Officer of the Corporation, and shall have the general powers and duties of supervision, management and control of the business and affairs of the Corporation’s CBS business and such other powers and duties, in each case, as further described in the employment agreement between such officer and the Corporation (or one of its subsidiaries). Subject to the provisions of Article XI, the Chairman and CEO of CBS shall perform the duties and exercise the powers incident to the office of chief executive officer of such business.

Section 15. In addition to the corporate officers elected by the board of directors pursuant to this Article V, the Chief Executive Officer may, from time to time, appoint one or more other persons as appointed officers who shall not be deemed to be corporate officers, but may, respectively, be designated with such titles as the Chief Executive Officer may deem

12

appropriate. The Chief Executive Officer may prescribe the powers to be exercised and the duties to be performed by each such appointed officer, may designate the term for which each such appointment is made, and may, from time to time, terminate any or all of such appointments. Such appointments and termination of appointments shall be reported to the board of directors.

ARTICLE VI

TRANSFERS OF STOCK

Section 1. Unless otherwise provided by resolution of the board of directors, each class or series of the shares of capital stock in the Corporation shall be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form. Shares shall be transferable only on the books of the Corporation by the holder thereof in person or by attorney upon presentment of proper evidence of succession, assignation or authority to transfer in accordance with the customary procedures for transferring shares in uncertificated form.

FIXING RECORD DATE

Section 2. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall, except as otherwise required by applicable law, not be more than sixty nor less than ten days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting, (including by telegram, cablegram or other electronic transmission as permitted by law), the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall be not more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors and no prior action by the board of directors is required by applicable law, the record date for determining stockholders entitled to consent to

13

corporate action without a meeting shall be the first date on which a consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Article II, Section 11 hereof. If no record date has been fixed by the board of directors and prior action by the board of directors is required by applicable law with respect to the proposed action by consent of the stockholders without a meeting, the record date for determining stockholders entitled to consent to corporate action without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

REGISTERED STOCKHOLDERS

Section 3. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII

INDEMNIFICATION OF EMPLOYEES

Section 1. Right to Indemnification. The Corporation shall indemnify any present or former employee of the Corporation who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an employee of the Corporation, or is or was serving at the request of the Corporation as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (such person, an “indemnitee”), to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees), actually and reasonably incurred by him or her in connection with such action, suit or proceeding. Notwithstanding the foregoing, except as provided in Section 7 of this Article VII with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the board of directors authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

14

Section 2. Successful Defense. To the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 of this Article VII, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 3. Advance Payment of Expenses. Expenses (including attorneys’ fees) incurred by an indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Corporation deems appropriate, by resolution of the board of directors.

Section 4. Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VII shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any employee of the Corporation providing indemnification for such person against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action, suit or proceeding by or in the right of the Corporation, that arises by reason of the fact that such person is or was an employee of the Corporation, or is or was serving at the request of the Corporation as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

Section 5. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was an employee of the Corporation, or is or was serving at the request of the Corporation as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VII.

Section 6. Certain Definitions. For the purposes of this Article VII, (a) any employee of the Corporation who shall serve or has served as an employee of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (b) any current or former employee of any subsidiary corporation, limited liability company, partnership, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such employee at the request of the Corporation,

15

unless the board of directors of the Corporation shall determine otherwise. In all other instances where any person shall serve or has served as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such employee at the request of the Corporation, the board of directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article VII, references to a corporation include all constituent corporations absorbed in a consolidation or merger (including any constituent of a constituent) as well as the resulting or surviving corporation so that any person who is or was an employee of such a constituent corporation, or is or was serving at the request of such constituent corporation as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity. For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as an employee of the Corporation which imposes duties on, or involves services by, such employee with respect to an employee benefit plan, its participants, or beneficiaries, and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

Section 7. Proceedings to Enforce Rights to Indemnification. (a) If a claim under Section 1 of this Article VII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or a claim under Section 3 of this Article VII is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. Any such written claim under Section 1 of this Article VII shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under Sections 1, 2 and 3 of this Article VII shall include reasonable documentation of the expenses incurred by the indemnitee.

(b) If successful in whole or in part in any suit brought pursuant to Section 7(a) of this Article VII, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking to the extent an undertaking would be required of a present director or officer of the Corporation pursuant to Article VI of the Amended and Restated Certificate of Incorporation of the Corporation (an “undertaking”), the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.

(c) In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not

16

met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

Section 8. Preservation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee of the Corporation, or has ceased to serve at the request of the Corporation as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article VII by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of an employee of the Corporation, or any person serving at the request of the Corporation as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, existing at the time of such repeal or modification.

ARTICLE VIII

FORUM FOR ADJUDICATION OF DISPUTES

The Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state or federal court located within the State of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the Delaware General Corporation Law, the Corporation’s Amended and Restated Certificate of Incorporation, or these bylaws (as each may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce, or determine the validity of any provision or provisions of the Corporation’s Amended and Restated Certificate of Incorporation or these bylaws (as each may be amended from time to time), or any amendment thereto or modification thereof, (v) any action or proceeding asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, or (vi) any action or proceeding to determine the result of any vote or action by written consent of stockholders. The board of directors may consent in writing to the selection of an alternative forum; provided, however, that any such consent shall require the affirmative vote of all the directors then in office.

17

ARTICLE IX

GENERAL PROVISIONS

DIVIDENDS

Section 1. Dividends upon the capital stock of the Corporation, subject to the provisions of the Amended and Restated Certificate of Incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of any statute, the Amended and Restated Certificate of Incorporation and these bylaws.

Section 2. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

CHECKS

Section 3. All checks or demands for money of the Corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

FISCAL YEAR

Section 4. The fiscal year of the Corporation shall end on December 31 unless otherwise specified by the board of directors.

SEAL

Section 5. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE X

AMENDMENTS

In furtherance of and not in limitation of the powers conferred by statute, the board of directors of the Corporation from time to time may adopt, amend, alter, change or repeal the bylaws of the Corporation; provided, subject to Article XI, that any bylaws adopted, amended, altered, changed or repealed by the board of directors or the stockholders of the

18

Corporation may be amended, altered, changed or repealed by the stockholders of the Corporation. Notwithstanding any other provisions of the Amended and Restated Certificate of Incorporation of the Corporation or these bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, the Amended and Restated Certificate of Incorporation or these bylaws), the affirmative vote of not less than a majority of the aggregate voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in an election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to amend, alter, change, repeal or adopt any bylaws of the Corporation.

ARTICLE XI

DESIGNATED PERIOD

Section 1. Definitions.

“Closing Date” shall have the meaning set forth in the Merger Agreement.

“Closing Date CEO” means the individual designated to serve as the Chief Executive Officer of the Corporation at the Effective Time in accordance with the Merger Agreement.

“Closing Date CFO” means the individual designated to serve as the Chief Financial Officer of the Corporation at the Effective Time in accordance with the Merger Agreement.

“Closing Date Chairman and CEO of CBS” means the individual designated to serve as the Chairman and CEO of CBS at the Effective Time in accordance with the Merger Agreement.

“Closing Date General Counsel” means the individual designated to serve as the General Counsel of the Corporation at the Effective Time in accordance with the Merger Agreement.

“Closing Date General Counsel of CBS” means the individual designated to serve as the General Counsel of the Corporation’s CBS business at the Effective Time in accordance with the Merger Agreement.

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Existing Specified Executives” means each of Robert M. Bakish, Christina Spade, Christa D’Alimonte, Joseph R. Ianniello and Laura Franco.

“Initial CBS Director” means each of the initial members of the board of directors of the Corporation designated pursuant to Section 1.06(a)(i) of the Merger Agreement and, in the event any such director ceases to serve as a member of the board of directors of the Corporation, the replacement, if any, thereof who is recommended and approved in accordance with Section 2(c) of this Article XI and, in connection with such appointment, a majority of the Initial CBS Directors then in office vote in favor of such person becoming an Initial CBS Director (or if there are no such Initial CBS Directors then in office other than as a result of removal in breach of these Bylaws, then by at least 75% of the Unaffiliated Independent Directors).

19

“Initial Viacom Director” means each of the initial members of the board of directors of the Corporation designated pursuant to Section 1.06(a)(ii) of the Merger Agreement and, in the event any such director ceases to serve as a member of the board of directors of the Corporation, the replacement, if any, thereof who is recommended and approved in accordance with Section 2(c) of this Article XI and, in connection with such appointment, a majority of the Initial Viacom Directors then in office vote in favor of such person becoming an Initial Viacom Director (or if there are no such Initial Viacom Directors then in office other than as a result of removal in breach of these Bylaws, then by at least 75% of the Unaffiliated Independent Directors).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 13, 2019, between CBS Corporation and Viacom Inc., as amended, restated, supplemented or otherwise modified from time to time.

“NAI” means National Amusements, Inc. (and any successor-in-interest thereto).

“NAI Affiliated Directors” means each member of the board of directors of the Corporation affiliated with or associated (as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) with any of the NAI Entities; provided, that for the avoidance of doubt, (x) Robert N. Klieger shall constitute an NAI Affiliated Director for purposes of these Bylaws and (y) any director who filled a vacancy pursuant to the proviso of Section 2(c) of this Article XI shall constitute an NAI Affiliated Director for purposes of these Bylaws.

“NAI Entities” means, collectively, NAI and NAIEH.

“NAI Group” means, collectively, (a) Sumner M. Redstone, (b) Shari E. Redstone, (c) the NAI Entities, (d) the Sumner M. Redstone National Amusements Trust u/d/t dated June 28, 2002, as amended (the “Trust”), (e) Tyler Korff, (f) David R. Andelman, (g) Jill Krutick, (h) Thaddeus Jankowski, (i) Phyllis Redstone, (j) Norman Jacobs, (k) Leonard Lewin and (f) any other trustee of the Trust.

“NAIEH” means NAI Entertainment Holdings LLC (and any successor-in-interest thereto).

“Requisite Approval” means approval by the board of directors of the Corporation, which approval includes approval by at least (i) a majority of the Unaffiliated Independent Directors then in office, (ii) two of the Initial CBS Directors then in office and (iii) two of the Initial Viacom Directors then in office.

“Specified CBS Date” means the earliest to occur of (a) the Closing Date Chairman and CEO of CBS’s voluntary departure from this Corporation and (b) the date that is fifteen months after the Closing Date.

“Specified Executive” means an employee who (i) serves in the capacity of (or who would, if appointed, serve in the capacity of) chief operating officer of the Corporation or any other position with substantially similar responsibilities or (ii) served as chief executive officer, chief financial officer, chief operating officer or general counsel at CBS Corporation or Viacom Inc. at any time prior to the Effective Time (excluding, for the avoidance of doubt, the Existing Specified Executives).

20

“Unaffiliated Independent Director” means any member of the board of directors of the Corporation (i) who is not affiliated or associated (as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) with any member of the NAI Group and (ii) who is “independent” under applicable stock exchange and U.S. Securities and Exchange Commission rules; provided, however, that (x) for the avoidance of doubt, Robert N. Klieger shall not constitute an Unaffiliated Independent Director for purposes of these Bylaws and (y) any director who filled a vacancy pursuant to the proviso of Section 2(c) of this Article XI shall not constitute an Unaffiliated Independent Director for purposes of these Bylaws.

Section 2. Board of Directors.

(a) As of the Effective Time, the board of directors shall be composed of: (i) the six (6) Initial CBS Directors; (ii) the four (4) Initial Viacom Directors; (iii) two (2) NAI Affiliated Directors; and (iv) the Chief Executive Officer.

(b) From and after the Closing Date until the second (2nd) anniversary of the Closing Date (the “Designated Period”), unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, the number of directors constituting the entire board of directors shall be fixed at thirteen (13) members.

(c) During the Designated Period, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, any vacancy on the board of directors shall be filled by a nominee approved by the board of directors with the Requisite Approval upon the recommendation of the Nominating and Governance Committee (acting by a majority vote) following customary public company practices; provided that if such vacancy is created by virtue of an NAI Affiliated Director ceasing to serve on the board of directors then such vacancy may be filled by the stockholders of the Corporation in accordance with these bylaws and the Amended and Restated Certificate of Incorporation of the Corporation.

(d) During the Designated Period, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, any candidate approved for nomination or nominated by the board of directors for election to the board of directors at any meeting of stockholders at which the stockholders of the Corporation shall elect directors of the Corporation must have been approved with the Requisite Approval upon the recommendation of the Nominating and Governance Committee (acting by a majority vote) following customary public company practices; provided, that if such candidate is an Initial CBS Director, Initial Viacom Director or NAI Affiliated Director serving on the board of directors at the time such approval is sought, such approval need only have been by the affirmative vote of at least a majority of the then-serving directors.

Section 3. Board Committees.

(a) During the Designated Period, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, the board of directors shall designate, establish and maintain the following standing committees (each, a “Specified Post-Merger Committee”): (A) the Audit Committee, (B) the Nominating and Governance Committee and (C) the Compensation Committee.

21

(b) As of the Effective Time, each Specified Post-Merger Committee shall be composed solely of an equal number of Initial CBS Directors and Initial Viacom Directors. During the Designated Period, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, the members of each Specified Post-Merger Committee (including the initial members as of the Effective Time) shall be designated, appointed and approved by the board of directors acting with the Requisite Approval. During the Designated Period, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, each Specified Post-Merger Committee shall be composed solely of an equal number of the Initial CBS Directors and Initial Viacom Directors; provided that each such member must meet all director independence and other standards of the New York Stock Exchange and the U.S. Securities and Exchange Commission applicable to his or her service.

(c) As of the Effective Time, (i) the chairperson of the Audit Committee shall be an Initial CBS Director, (ii) the chairperson of the Nominating and Governance Committee shall be an Initial Viacom Director, and (iii) the chairperson of the Compensation Committee shall be an Initial CBS Director. During the Designated Period, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, (x) the chairperson of the Audit Committee shall be an Initial CBS Director, (y) the chairperson of the Nominating and Governance Committee shall be an Initial Viacom Director, and (z) the chairperson of the Compensation Committee shall be an Initial CBS Director; provided that each such designated chairperson must meet all director independence and other standards of the New York Stock Exchange and the U.S. Securities and Exchange Commission applicable to his or her service.

Section 4. Management.

(a) During the Designated Period, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, the Closing Date CEO, Closing Date CFO, Closing Date General Counsel and Closing Date General Counsel of CBS shall serve as (i) the Chief Executive Officer of the Corporation, (ii) Executive Vice President, Chief Financial Officer of the Corporation, (iii) Executive Vice President, General Counsel of the Corporation and (iv) Executive Vice President of the Corporation and General Counsel of the Corporation’s CBS business, respectively, except in the case of such officers’ voluntary departure from the Corporation.

(b) During the period commencing on the Closing Date and ending on the Specified CBS Date, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, the Closing Date Chairman and CEO of CBS shall serve as the Chairman and CEO of CBS with the oversight, duties and responsibilities set forth in such individual’s employment agreement as in effect at the Effective Date.

22

(c) During the Designated Period, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, the following actions by the Corporation or any of its subsidiaries shall require the Requisite Approval:

(i) the election, hiring or appointment (or similar act) of any Specified Executive;

(ii) the termination or removal (or similar act) of any Existing Specified Executive (other than the Chairman and CEO of CBS);

(iii) any modification to any of the duties, authority or reporting relationships of the Existing Specified Executives (other than the Chairman and CEO of CBS) having a material effect (it being understood and agreed that the election, hiring or appointment (or similar act) of any person with duties, title or authority substantially similar to any Existing Specified Executive (other than the Chairman and CEO of CBS) while such Existing Specified Executive is concurrently serving in such office shall constitute such a modification having a material effect); and

(iv) any modification to the compensation arrangements of the Existing Specified Executives (other than the Chairman and CEO of CBS) having a material effect.

(d) During the period commencing on the Closing Date and ending on the Specified CBS Date, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, the following actions by the Corporation or any of its subsidiaries shall require the Requisite Approval:

(i) the election, hiring, appointment, termination or removal of the Chairman and CEO of CBS;

(ii) any modification to any of the duties, authority or reporting relationships of the Chairman and CEO of CBS having a material effect (it being understood and agreed that the election, hiring or appointment (or similar act) of any person with duties, title or authority substantially similar to the Chairman and CEO of CBS while the Chairman and CEO of CBS is concurrently serving in such office shall constitute such a modification having a material effect); and

(iii) any modification to the compensation arrangements of the Chairman and CEO of CBS having a material effect.

Section 5. Amendment. During (i) the Designated Period, the board of directors shall not modify, amend, or repeal any provision of this Article XI (other than Section 4(d) hereof) or Section 4 of Article IX (or any provision of these bylaws making reference to any such provision) and the board of directors shall not adopt any other resolution inconsistent with this Article XI (other than Section 4(d) hereof) or Section 4 of Article IX (or any provision of these bylaws making reference to any such provision), and the board of directors shall not recommend for adoption or resolution by the stockholders of any such modification, amendment, repeal or inconsistent provision of this Article XI (other than Section 4(d) hereof) or Section 4 of Article IX and (ii) the period commencing on the Closing Date and ending on the Specified CBS Date, the board of directors shall not modify, amend, or repeal any provision of Section 4(d) of this

23

Article XI or Section 14 of Article V (or any provision of these bylaws making reference to any such provision) and the board of directors shall not adopt any other resolution inconsistent with Section 4(d) of this Article XI or Section 14 of Article V (or any provision of these bylaws making reference to any such provision), and the board of directors shall not recommend for adoption or resolution by the stockholders of any such modification, amendment, repeal or inconsistent provision of Section 4(d) of Article XI or Section 14 of Article V (each of clauses (i) and (ii), an “Amendment”), without the Requisite Approval.

Section 6. In the event of any inconsistency between any other provision of these bylaws (other than this Article XI), on the one hand, and any provision of this Article XI, on the other hand, the provisions of this Article XI shall control.

24